Prospectus Supplement No. 7 (to Prospectus dated April 19, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-269456

Bridger Aerospace Group Holdings, Inc.

120,277,192 Shares of Common Stock

Up to 26,650,000 Shares of Common Stock Issuable Upon

Exercise of the Warrants

Up to 9,400,000 Warrants

This prospectus supplement updates and supplements the prospectus dated April 19, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-269456). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the U.S. Securities and Exchange Commission on May 14, 2024 (the “Quarterly Report”), which is attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (a) up to 120,277,192 shares of our common stock, $0.0001 par value (“Common Stock”), consisting of (i) up to 102,322,388 shares of Common Stock issued or issuable to the direct and indirect equityholders of Legacy Bridger (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus) at an implied equity consideration value of $10.00 per share of Common Stock, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock (as defined in the Prospectus); (ii) up to 5,951,615 shares of Common Stock issuable to the holders of certain restricted stock units that were issued by Legacy Bridger and assumed by us in connection with the closing (the “Closing”) of the Business Combination, which were granted at no cost to the recipients thereof; (iii) up to 2,488,189 shares of Common Stock that were originally issued in a private placement to JCIC Sponsor (as defined in the Prospectus) prior to the JCIC IPO (as defined in the Prospectus) (75,000 of which were subsequently transferred by the JCIC Sponsor to independent directors of JCIC), which were acquired at a purchase price equivalent to approximately $0.003 per share; (iv) up to 115,000 shares of Common Stock originally issued at the Closing to JCIC Sponsor in full consideration of the outstanding $1,150,000 loan balance under the Promissory Note (as defined in the Prospectus) for an equivalent purchase price of $10.00 per share; and (v) up to 9,400,000 shares of Common Stock issuable upon the exercise, at an exercise price of $11.50 per share, of the private placement warrants originally issued in connection with the JCIC IPO (the “Private Placement Warrants”) and (b) up to 9,400,000 Private Placement Warrants originally acquired by JCIC Sponsor in connection with the JCIC IPO for $1.00 per Private Placement Warrant.

The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 26,650,000 shares of Common Stock that may be issued upon exercise of the Warrants (as defined in the Prospectus), including 9,400,000 Private Placement Warrants and 17,250,000 Public Warrants (as defined in the Prospectus).

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on The Nasdaq Global Market under the symbols “BAER” and “BAERW,” respectively. On May 14, 2024, the closing price of our Common Stock was $4.08 and the closing price for our Public Warrants was $0.1499.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful of complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 15, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________
FORM 10-Q
___________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2024
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from___________to___________
Commission file number: 001-41603
___________________________
BRIDGER AEROSPACE GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	88-3599336
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

90 Aviation Lane Belgrade, MT	59714
(Address of Principal Executive Offices)	(Zip code)
(406) 813-0079
(Registrant’s telephone number, including area code)
___________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BAER	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BAERW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes ☒  No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
As of May 10, 2024, there were 47,014,189 shares of the registrant’s common stock, par value $0.0001 per share, issued and outstanding.

PART I – FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
BRIDGER AEROSPACE GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
($s in thousands, except par value amounts)

	As of March 31, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$6,776	$22,956
Restricted cash	9,289	13,981
Investments in marketable securities	—	1,009
Accounts and note receivable[1]	4,926	4,113
Aircraft support parts	476	488
Prepaid expenses and other current assets	3,740	2,648
Total current assets	25,207	45,195
Property, plant and equipment, net	195,871	196,611
Intangible assets, net	2,016	1,730
Goodwill	13,163	13,163
Other noncurrent assets[2]	16,174	16,771
Total assets	$252,431	$273,470
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable[3]	$3,932	$3,978
Accrued expenses and other current liabilities[4]	11,955	17,168
Operating right-of-use current liability[5]	2,153	2,153
Current portion of long-term debt, net of debt issuance costs	2,028	2,099
Total current liabilities	20,068	25,398
Long-term accrued expenses and other noncurrent liabilities	10,492	10,777
Operating right-of-use noncurrent liability[6]	5,395	5,779
Long-term debt, net of debt issuance costs[7]	204,115	204,585
Total liabilities	$240,070	$246,539
COMMITMENTS AND CONTINGENCIES
MEZZANINE EQUITY
Series A Preferred Stock, $0.0001 par value; 315,789.473684 shares authorized, issued and outstanding at March 31, 2024 and December 31, 2023	361,029	354,840
STOCKHOLDERS’ DEFICIT
Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 44,842,587 shares issued and outstanding at March 31, 2024; 44,776,926 shares issued and outstanding at December 31, 2023	5	5
Additional paid-in capital	83,953	84,771
Accumulated deficit	(433,759)	(413,672)
Accumulated other comprehensive income	1,133	987
Total stockholders’ deficit	(348,668)	(327,909)
Total liabilities, mezzanine equity, and stockholders’ deficit	$252,431	$273,470
1 Includes related party accounts receivable of $0.1 million as of March 31, 2024.
2 Includes related party operating lease right-of-use assets of $6.0 million and $6.3 million as of March 31, 2024 and December 31, 2023, respectively.

3 Includes related party accounts payable of $0.6 million and $0.1 million as of March 31, 2024 and December 31, 2023, respectively.
4 Includes related party accrued interest expense of $0.1 million and $0.4 million as of March 31, 2024 and December 31, 2023, respectively.
5 Includes related party operating lease right-of-use current liabilities of $1.7 million as of March 31, 2024 and December 31, 2023.
6 Includes related party operating lease right-of-use noncurrent liabilities of $4.3 million and $4.6 million as of March 31, 2024 and December 31, 2023, respectively.
7 Includes related party debt of $10.0 million as of March 31, 2024 and December 31, 2023.
The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($s in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2024	2023
Revenues[1]	$5,507	$365
Cost of revenues:
Flight operations	5,009	3,733
Maintenance	4,197	3,515
Total cost of revenues	9,206	7,248
Gross loss	(3,699)	(6,883)
Selling, general and administrative expense[2]	11,610	33,229
Operating loss	(15,309)	(40,112)
Interest expense[3]	(5,923)	(5,665)
Other income	1,159	1,092
Loss before income taxes	(20,073)	(44,685)
Income tax expense	(14)	—
Net loss	$(20,087)	$(44,685)
Series A Preferred Stock – adjustment for deemed dividend upon Closing	—	(48,300)
Series A Preferred Stock – adjustment to eliminate 50% multiplier	—	156,362
Series A Preferred Stock – adjustment to maximum redemptions value	(6,189)	(4,274)
(Loss) earnings attributable to Common Stockholders - Basic and Diluted	$(26,276)	$59,103
(Loss) earnings per share - Basic	$(0.55)	$1.36
(Loss) earnings per share - Diluted	$(0.55)	$0.79
Weighted average Common Stock outstanding – Basic	47,602,241	43,488,468
Weighted average Common Stock outstanding – Diluted	47,602,241	74,986,752
1 Includes related party revenues of $0.1 million and $0.3 million for the three months ended March 31, 2024 and 2023, respectively.
2 Includes related party cost of revenues of $1.0 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively.
3 Includes related party interest expense of $0.3 million for the three months ended March 31, 2024 and 2023.
The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
($s in thousands)

	For the Three Months Ended March 31,
	2024	2023
Net loss	$(20,087)	$(44,685)
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on derivative instruments	116	(272)
Unrealized gain on investments in marketable securities	—	319
Reclassification of realized loss (gain) on investments in marketable securities to earnings	30	(173)
Total other comprehensive income (loss), net of tax	146	(126)
Comprehensive loss	$(19,941)	$(44,811)
The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(Unaudited)
($s in thousands)

	Legacy Bridger Series C Preferred Shares / Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Deficit
	Share	Value	Share	Value
Balance at December 31, 2022	351,789	$489,022	39,081,744	$4	$—	$(415,304)	$1,678	$(413,622)
Net loss	—	—	—	—	—	(44,685)	—	(44,685)
Unrealized loss on derivative instruments	—	—	—	—	—	—	(272)	(272)
Unrealized gain on investments in marketable securities	—	—	—	—	—	—	319	319
Reclassification of realized gain on investments in marketable securities to earnings	—	—	—	—	—	—	(173)	(173)
Effect of the Closing	—	(156,363)	4,687,546	1	52,084	78,956	—	131,041
Series A Preferred Stock adjustment to maximum redemptions value	—	4,274	—	—	(4,274)	—	—	(4,274)
Stock based compensation	—	—	2,400,354	—	25,597	—	—	25,597
Balance at March 31, 2023	351,789	$336,933	46,169,644	$5	$73,407	$(381,033)	$1,552	$(306,069)

Balance at December 31, 2023	315,789	$354,840	47,200,504	$5	$84,771	$(413,672)	$987	$(327,909)
Net loss	—	—	—	—	—	(20,087)	—	(20,087)
Unrealized gain on derivative instruments	—	—	—	—	—	—	116	116
Reclassification of realized loss on investments in marketable securities to earnings	—	—	—	—	—	—	30	30
Series A Preferred Stock adjustment to maximum redemptions value	—	6,189	—	—	(6,189)	—	—	(6,189)
Sales of Common Stock through the at-the-market offering	—	—	33,798	—	168	—	—	168
Costs related to the at-the-market offering	—	—	—	—	(670)	—	—	(670)
Stock based compensation	—	—	31,863	—	5,873	—	—	5,873
Balance at March 31, 2024	315,789	$361,029	47,266,165	$5	$83,953	$(433,759)	$1,133	$(348,668)
The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($s in thousands)

	For the Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(20,087)	$(44,685)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (gain) on disposal of fixed assets	255	(1)
Depreciation and amortization	1,290	1,751
Stock-based compensation expense	5,873	25,597
Change in fair value of the Warrants	(266)	(1,599)
Change in fair value of freestanding derivative	—	51
Amortization of debt issuance costs	192	239
Change in fair value of embedded derivative	(885)	(346)
Change in fair value of earnout consideration	15	—
Realized gain on investments in marketable securities	(16)	(259)
Changes in operating assets and liabilities
Accounts and note receivable[1]	(813)	(338)
Aircraft support parts	12	1,326
Prepaid expense and other current and noncurrent assets	(379)	(3,897)
Accounts payable, accrued expenses and other liabilities[2]	(4,953)	(14,492)
Net cash used in operating activities	(19,762)	(36,653)
Cash Flows from Investing Activities:
Proceeds from sales and maturities of marketable securities	1,055	25,062
Purchases of property, plant and equipment	(957)	(11,171)
Expenditures for capitalized software	(312)	—
Investments in construction in progress – leasehold improvements	—	(1,046)
Sale of property, plant and equipment	—	114
Net cash (used in) provided by investing activities	(214)	12,959
Cash Flows from Financing Activities:
Repayments on debt	(733)	(469)
Payment of issuance costs for Common Stock in the at-the-market offering	(324)	—
Proceeds from issuance of Common Stock in the at-the-market offering	168	—
Payment of finance lease liability	(7)	(8)
Costs incurred related to the Closing	—	(6,794)
Proceeds from the Closing	—	3,194
Net cash used in financing activities	(896)	(4,077)
Net change in cash, cash equivalents and restricted cash	(20,872)	(27,771)
Cash, cash equivalents and restricted cash – beginning of the period	36,937	42,460
Cash, cash equivalents and restricted cash – end of the period	$16,065	$14,689
Less: Restricted cash – end of the period	9,289	12,399
Cash and cash equivalents – end of the period	$6,776	$2,290
1 Includes related party accounts receivable of $0.1 million and $0.3 million for the three months ended March 31, 2024 and 2023, respectively.

2 Includes related party accounts payable of $1.0 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively.
The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION
Nature of Business
Bridger Aerospace Group Holdings, Inc. and its subsidiaries (“Bridger”, “the Company,” “we,” “us” or “our”) provide aerial wildfire management, relief and suppression and delivery of firefighting services using next generation technology and sustainable and environmentally safe firefighting methods.
As of March 31, 2024, the Company owns fifteen aircraft, including six Viking CL-415EAFs (“Super Scoopers”), four Twin Commander surveillance platforms, four Daher Kodiak 100s (“Daher Kodiaks”) and one Pilatus PC-12 (“Pilatus”).
Liquidity and Going Concern
In accordance with Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements—Going Concern, the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within 12 months after the date that these condensed consolidated financial statements are issued. This evaluation includes considerations related to the covenants contained in the Company’s loan agreements as well as the Company’s liquidity position overall.
As detailed in “Note 15 – Long-Term Debt” included in this Quarterly Report on Form 10-Q (the “Quarterly Report”), the Company’s municipal bond issuances by Legacy Bridger that closed in July and August 2022 (the “Series 2022 Bonds”) contain customary covenants and restrictions, including financial and non-financial covenants. The financial covenants require the Company to maintain a debt service coverage ratio (“DSCR”) that exceeds 1.25x, operate in such a manner to produce gross revenues so as to be at all relevant times in compliance with the DSCR covenant and to maintain liquidity of $8.0 million in the form of unrestricted cash or investments (excluding margin accounts and retirement accounts) at all times. Failure to comply with these covenants could result in an event of default, subject to certain exceptions.
For the three months ended March 31, 2024, the Company had an operating loss of $15.3 million, net loss of $20.1 million and net cash used in operating activities of $19.8 million. In addition, as of March 31, 2024, the Company had unrestricted cash or investments of $6.8 million.
The Company is not in compliance with the DSCR covenant as of March 31, 2024 and management anticipates the Company will continue to not be in compliance with the DSCR covenant at future quarterly measurement periods in the next 12 months, primarily attributable to the seasonal nature of our business and a less intense 2023 wildfire season. In addition, the Company is not in compliance with the $8.0 million minimum liquidity requirement as of March 31, 2024 and management anticipates that it may not be in compliance with the minimum liquidity requirement at future quarterly measurement periods in the next 12 months depending on the cash generated from its seasonal firefighting operations in 2024.
The Series 2022 Bonds agreements provide that, with regard to covenant violations, other than non-payment of principal or interest, no event of default shall be deemed to have occurred so long as a reasonable course of action to remedy a violation commences within 30 days of written notice of non-compliance from the trustee and management diligently prosecutes the remediation plan to completion.
Management consulted with bond counsel on the impact of covenant violations and proactively developed a cost reduction plan, and began implementing the plan in November 2023, to help remedy the anticipated covenant breaches in 2024. However, this plan is still in progress and there is no assurance that management will be able to diligently prosecute the remediation plan to completion. Additionally, as described in further detail in “Note 22 – Subsequent Events,” the Company raised additional cash through a registered direct equity offering in April 2024 resulting in net cash proceeds of approximately $9.2 million. However, depending on the cash generated from its seasonal firefighting operations in 2024, there may be periods in the next 12 months where the Company may not be in compliance with the $8.0 million minimum liquidity requirement. The Company plans to seek additional cash funding through sales of our common stock through our at-the-market offering, described in further detail in “Note 18 – Stockholders' Deficit” included in this Quarterly Report. Our ability to raise additional funds will depend on, among other factors, financial, economic and market conditions, many of which are outside of our control and there can be no assurance that we will be able to obtain additional funding on satisfactory terms or at all.

Current and anticipated noncompliance with financial covenants and uncertainty regarding the Company’s ability to diligently prosecute the cost reduction plan and maintain minimum liquidity requirements raise substantial doubt about the Company’s ability to continue as a going concern within 12 months following the issuance date of the condensed consolidated financial statements as of and for the three months ended March 31, 2024. These condensed consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.
Basis of Presentation
The condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The condensed consolidated financial statements include the financial statements of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest.
The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to prevent the information presented from being misleading.
In the opinion of management, all adjustments necessary to fairly present the financial position of the Company at March 31, 2024 and December 31, 2023, the results of the Company’s operations for the three months ended March 31, 2024 and 2023 and the Company’s cash flows for the three months ended March 31, 2024 and 2023 have been included and are of a normal, recurring nature except as otherwise disclosed. Management also has evaluated the impact of events occurring after March 31, 2024 up to the date of issuance of these condensed financial statements, and these statements contain all necessary adjustments and disclosures resulting from that evaluation.
Due to seasonal fluctuations and other factors, the Company’s operating results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024 or for any future period. The condensed financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Reverse Recapitalization
On January 24, 2023 (the “Closing Date”), Jack Creek Investment Corp (“JCIC”) completed the reverse recapitalization (the “Closing” and the “Reverse Recapitalization”) with the Company’s predecessor, Bridger Aerospace Group Holdings, LLC and its subsidiaries (collectively, “Legacy Bridger”), which operated the majority of the historical business and was identified as the acquirer and predecessor upon the consummation of the transactions contemplated by the agreement and plan of merger (the “Transaction Agreements”) entered into on August 3, 2022. On the Closing Date, pursuant to the Transaction Agreements, JCIC and Legacy Bridger became wholly owned subsidiaries of a new public entity that was renamed Bridger Aerospace Group Holdings, Inc, and JCIC shareholders and Legacy Bridger equity holders converted their equity ownership in JCIC and Legacy Bridger, respectively, into equity ownership in Bridger.
Upon the consummation of the Reverse Recapitalization, Bridger issued Common Stock to the Legacy Bridger equity holders and Series A Preferred Stock (as defined below) as summarized below:
•the surrender and exchange of all 606,061 Legacy Bridger incentive units (“Incentive Units”) into 583,308 shares of Bridger’s common stock, par value $0.0001, (“Common Stock”) at a deemed value of $10.00 per share as adjusted by the per share Common Stock consideration of approximately 0.96246 (the “Exchange Ratio”), rounded down to the nearest share for each holder;
•the direct or indirect surrender and exchange of the remaining 40,000,000 issued and outstanding shares of Legacy Bridger common shares (excluding Incentive Units) into 38,498,436 shares of Common Stock at a deemed value of $10.00 per share as adjusted by the Exchange Ratio, rounded down to the nearest share for each holder; and

•the surrender and exchange of all 315,789.473684 issued and outstanding Series C preferred shares of Legacy Bridger (the “Legacy Bridger Series C Preferred Shares”), which were surrendered and exchanged on a one-to-one basis in connection with the Reverse Recapitalization into 315,789.473684 shares of preferred stock of Bridger that have the rights, powers, designations, preferences and qualifications, limitations and restrictions set forth in Section 4.5 of the Amended and Restated Certificate of Incorporation (the “Series A Preferred Stock”). The Series A Preferred Stock are convertible at the election of the holders into shares of Common Stock, without the payment of additional consideration by the holders into such number of shares of Common Stock as determined by dividing the original issue price, plus accrued interest by a conversion price equal to $11.00 at the time of conversion.
Other related events occurred in connection with the Reverse Recapitalization, are summarized below:
•the filing and effectiveness of the Amended and Restated Certificate of Incorporation of Bridger and the effectiveness of the Amended and Restated Bylaws of Bridger, each of which occurred immediately prior to the Closing;
•the adoption and assumption of the Bridger Aerospace Group Holdings, Inc. 2023 Omnibus Incentive Plan (the “Omnibus Plan”) and any grants or awards issued thereunder and adoption of the 2023 Employee Stock Purchase Plan upon the Closing to grant equity awards to Bridger employees; and
•during the period from the Closing until five years following the Closing, JCIC subjected 20% of JCIC’s issued and outstanding common stock (“Sponsor Earnout Shares”), comprised of two separate tranches of 50% of the Sponsor Earnout Shares per tranche, to potential forfeiture to Bridger for no consideration until the occurrence (or deemed occurrence) of certain triggering events.
Immediately after giving effect to the Transaction Agreements, the following were outstanding:
•43,769,290 shares of Common Stock;
•315,789.473684 shares of Bridger Series A Preferred Stock;
•9,400,000 private placement warrants (“Private Placement Warrants”) to purchase shares of Common Stock at an exercise price of $11.50 per share;
•17,250,000 public warrants (“Public Warrants”) to purchase shares of Common Stock at an exercise price of $11.50 per share; and
•6,581,497 restricted stock units issued to the executives and senior management of the Company.
In connection with the Reverse Recapitalization, the Company paid transaction costs of $10.3 million as of the Closing.
The transactions contemplated by the Transaction Agreements were accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JCIC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Bridger represent a continuation of the financial statements of Legacy Bridger with the Reverse Recapitalization treated as the equivalent of Legacy Bridger issuing stock for the net assets of JCIC, accompanied by a recapitalization. The net assets of JCIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of Legacy Bridger in future reports of Bridger.
Legacy Bridger has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•Legacy Bridger equity holders have a relative majority of the voting power of Bridger;
•Bridger’s board of directors (the “Board”) has eleven members, and representatives or designees of the Legacy Bridger equity holders comprise the majority of the members of the Board;
•Legacy Bridger’s senior management comprise the senior management roles and are responsible for the day-to-day operations of Bridger;
•Bridger assumed Legacy Bridger’s name of business;
•The strategy and operations of Bridger continue Legacy Bridger’s former strategy and operations; and
•The Reverse Recapitalization created an operating public company, with management continuing to use Legacy Bridger operations to grow the business.

The Sponsor Earnout Shares are determined to be equity classified instruments of Bridger and the Public Warrants and Private Placement Warrants are determined to remain liability classified instruments upon the Closing.
In accordance with guidance applicable to these circumstances, the equity structure has been recast in all comparative periods up to the Closing to reflect the number of shares of Common Stock issued to Legacy Bridger’s stockholders in connection with the Reverse Recapitalization. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Bridger’s common stock prior to the Reverse Recapitalization have been retroactively recast as shares of Common Stock using the Exchange Ratio.
On January 25, 2023, shares of the Company’s Common Stock began trading on the Nasdaq Global Market under the ticker symbol “BAER.”
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The Company consolidates those entities in which it, through the existing owners, has control over significant operating, financial or investing decisions of the entity. All significant intercompany balances and transactions have been eliminated in consolidation.
Variable Interest Entities
The Company follows ASC 810-10-15, Consolidation, guidance with respect to accounting for variable interest entities (“VIE”). These entities do not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of its expected returns and are contractual, ownership or pecuniary in nature and that change with changes in the fair value of the entity’s net assets. A reporting entity is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provide it with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and loss/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in the facts and circumstances.
Northern Fire Management Services, LLC (“NFMS, LLC”): The Company assisted in designing and organizing NFMS, LLC with a business purpose of employing Canadian aviation professionals to provide services to the Company. A master services agreement exists between NFMS, LLC, the Company, and Bridger Air Tanker, LLC, a wholly-owned subsidiary of the Company, to transfer all annual expenses incurred to the Company in exchange for the Canadian employees to support the Company’s water scooper aircraft. NFMS, LLC is 50% owned by a Canadian citizen, and 50% owned by Bridger Aerospace Group, LLC. NFMS, LLC was determined to be a VIE primarily due to the entity’s lack of sufficient equity investment at risk and the Company was determined to be the primary beneficiary of the VIE primarily attributable to the Company’s responsibility for all decisions related to NFMS, LLC’s expenditures. Accordingly, NFMS, LLC has been consolidated by the Company for the three months ended March 31, 2024 and 2023 and the year ended December 31, 2023, and all intercompany expenses associated with NFMS, LLC and its service agreement have been eliminated in consolidation. For the three months ended March 31, 2024 and 2023, NFMS, LLC’s assets and liabilities were immaterial to the Company’s financial statements.
Bridger Aerospace Europe, S.L.U. (“BAE”) and MAB Funding, LLC (“MAB”): On November 17, 2023, we entered into a series of agreements designed to facilitate the purchase and return to service of four Canadair CL-215T Amphibious Aircraft (the “Spanish Scoopers”) originally awarded to our wholly-owned subsidiary, BAE, in September 2023 via a public tender process from the Government of Spain for €40.3 million. Under the terms of the agreements, we agreed to sell the entire outstanding equity interest in BAE to MAB and purchase $4.0 million of non-voting Class B units of MAB. We also entered into a services agreement with MAB whereby we will manage the return to service upgrades of the Spanish Scoopers through our wholly-owned Spanish subsidiary, Albacete Aero, S.L., while they are owned and funded by MAB. The service agreement also provides that we have the right, but not the obligation, to acquire each Spanish Scooper as it is ready to be contracted and returned to service. The Company assessed both MAB and BAE for variable interest entity accounting under ASC 810-10-15 and determined that MAB is a voting interest entity and BAE is a variable interest entity. However, neither entity is consolidated in the consolidated financial statements as the Company does not have a controlling financial interest in MAB and the Company is not the primary beneficiary of BAE. Accordingly, neither of these entities have been consolidated in the consolidated financial statements of the Company for the three months ended March 31, 2024 and the year ended December 31, 2023. Refer to “Note 16 – Commitments and Contingencies” included in this Quarterly Report for additional details.

Seasonality
The Company’s business is generally seasonal, with a significant portion of total revenue occurring during the second and third quarters of the fiscal year due to the North American fire season. However, the weather dependency and seasonal fluctuation in the need to fight wildfires based upon location and the varying intensity of the fire season may lead our operating results to fluctuate significantly from quarter to quarter and year to year.
Use of Estimates
The preparation of financial statements in conformity with GAAP, requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities, disclosure of gain or loss contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from their estimates and such differences could be material to the condensed consolidated financial statements. Significant items subject to such estimates and assumptions include: (a) excess and aging aircraft support parts reserves, (b) allowance for doubtful accounts, (c) useful lives of property, plant and equipment, net, (d) allocation of the purchase price to the fair value of assets acquired and liabilities assumed, (e) impairment of long-lived assets, goodwill and other intangible assets, (f) disclosure of fair value of financial instruments, (g) variable interest entities, (h) accounting for Series A Preferred Stock, (i) revenue recognition, (j) estimates and assumptions made in determining the carrying values of goodwill, other intangible assets, and contingent consideration, and (k) Public Warrants and Private Placement Warrants.
Accounts and Note Receivable
Accounts receivable consist of amounts due from our customers. The Company maintains an allowance for doubtful accounts equal to the estimated losses expected to be incurred based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. For the three months ended March 31, 2024 and 2023, the Company did not record any bad debt expense as accounts receivable have historically been collected in accordance with the policy and there is no history of write-offs.
Note receivable consists of a promissory note to pay a specific sum, with interest, within a defined period. Each reporting period, the Company evaluates the collectability of the outstanding note receivable balance. If the promissory note is deemed uncollectible, the Company will record the value of the note and the accrued interest as bad debt expense.
Deferred Offering Costs
Deferred offering costs primarily consist of capitalized legal, accounting and other third-party costs incurred that are directly related to the Reverse Recapitalization, which has been accounted for as a reverse recapitalization. These costs were charged to Stockholders’ deficit as a reduction of Additional paid-in capital generated upon the completion of the Reverse Recapitalization. As of March 31, 2024 and December 31, 2023, the Company recorded $18.6 million and $18.0 million to Stockholders’ deficit in the Condensed Consolidated Balance Sheets, respectively. For the three months ended March 31, 2023, the Company recorded $0.5 million to Selling, general and administrative expense in the Condensed Consolidated Statements of Operations.
Revenue Recognition
Revenues are recognized when control of the promised services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
The Company charges daily and hourly rates depending upon the type of firefighting services rendered and under which contract the services are performed. These services are primarily split into flight revenue and standby revenue. Flight revenue is primarily earned at an hourly rate when the engines of the aircraft are started and stopped upon request of the customer, tracked via flight logs for Super Scoopers or a Hobbs meter for other aircraft. Standby revenue is earned primarily as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment.
The Company enters into short, medium and long-term contracts with customers, primarily with government agencies during the firefighting season, to deploy aerial fire management assets. Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied and payment is typically due within 30 days of invoicing. Invoicing occurs as the services are rendered and includes the use of the aircraft, pilot and field maintenance personnel to support the contract.

Contracts are based on either a Call-When-Needed (“CWN”) or Exclusive Use (“EU”) basis. Rates established are generally more competitive based on the security of the revenue from the contract (i.e., an EU versus only on an as-needed basis in CWN). These rates are delineated by the type of service, generally flight time or time available for deployment. Once an aircraft is deployed on a contract the fees are earned at these rates, the aircraft cannot be obligated to another customer. Contracts have no financing components and consideration is at pre-determined rates. No variable considerations are constrained within the contracts.
The transaction prices are allocated on the service performed and tracked real-time by each operator in a duty log. On at least a monthly basis, the services performed and rates are validated by each customer. Acceptance by the customer is evidenced by their funded task order or accepted invoice.
The Company has not incurred incremental costs for obtaining contracts with customers. In addition, the Company evaluates whether or not it should capitalize the costs of fulfilling a contract. Such costs would be capitalized when they are not within the scope of other standards and: (1) are directly related to a contract; (2) generate or enhance resources that will be used to satisfy performance obligations; and (3) are expected to be recovered. The Company has elected to use the practical expedient detailed in ASC 340-40, Other Assets and Deferred Costs—Contracts with Customers, to expense any costs to fulfill a contract as they are incurred when the amortization period would be one year or less.
Contract assets are classified as a receivable when the reporting entity’s right to consideration is unconditional, which is when payment is due only upon the passage of time. As the Company invoices customers for performance obligations that have been satisfied, at which point payment is unconditional, contracts do not typically give rise to contract assets. Contract liabilities are recorded when cash payments are received or due in advance of performance and are recorded as deferred revenue within Accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheets.
Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists. As the Company has a right to consideration from customers in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date, the Company has applied the practical expedient to recognize revenue in the amount to which we have the right to invoice. As permitted under the practical expedient available under ASC 606, Revenue from Contracts with Customers (“ASC 606”), the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, and (ii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Other revenue consists of leasing revenues for facilities as well as external repair and return-to-service work performed on customer aircraft. The Company commonly contracts with third-parties to perform certain repair and return-to-service work that we have promised in our customer agreements. The Company considers itself the principal in these arrangements as we control the timing and nature of the services ultimately provided by the third-party to the customer.
Other services and Other revenue presented in the tables below for the three months ended March 31, 2024 includes $1.0 million of return-to-service revenue associated with the Spanish Scoopers. This revenue is recognized over time using a cost-to-cost measure because it best depicts the transfer of value to the customer and also correlates with the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the customer. Under the cost-to-cost measure of progress, progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues are recorded proportionally as costs are incurred.
Revenue Disaggregation
The following table presents the disaggregation of revenue by service:

	For the Three Months Ended March 31,
$s in thousands	2024	2023
Fire suppression	$3,881	$—
Aerial surveillance	583	—
Other services	1,043	365
Total revenues	$5,507	$365

The following table presents the disaggregation of revenue by type:

	For the Three Months Ended March 31,
$s in thousands	2024	2023
Flight revenue	$913	$—
Standby revenue	3,468	—
Other revenue	1,126	365
Total revenues	$5,507	$365
Concentration Risk
For the three months ended March 31, 2024, the Company had two customers who individually accounted for 69% and 19% of total revenues, respectively. For the three months ended March 31, 2023, the Company had two customers who individually accounted for 88% and 12% of total revenues, respectively. As of March 31, 2024, two customers accounted for 82% and 13% of accounts receivable, respectively. As of December 31, 2023, three customers accounted for 39%, 34% and 19% of accounts receivable, respectively.
Business Combinations
The Company records tangible and intangible assets acquired and liabilities assumed in business combinations under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method of accounting, amounts paid for the acquisition are allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition inclusive of identifiable intangible assets. Acquisition consideration includes contingent consideration with payment terms based on the achievement of certain targets of the acquired business. The estimated fair value of identifiable assets and liabilities, including intangibles, are based on valuations that use information and assumptions available to management. The Company allocates any excess purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed to goodwill. Significant management judgments and assumptions are required in determining the fair value of assets acquired and liabilities assumed, particularly acquired intangible assets, including estimated useful lives. The valuation of purchased intangible assets is based upon estimates of the future performance and discounted cash flows of the acquired business. Each asset acquired or liability assumed is measured at estimated fair value from the perspective of a market participant.
Contingent consideration, representing an obligation of the acquirer to transfer additional assets or equity interests to the seller if future events occur or conditions are met, is recognized when probable and reasonably estimable. Contingent consideration recognized is included in the initial cost of the assets acquired and recorded in Accrued expenses and other current liabilities and Long-term accrued expenses and other noncurrent liabilities within the Condensed Consolidated Balance Sheets. Subsequent changes in the estimated fair value of contingent consideration are recognized as Selling, general and administrative expenses within the Condensed Consolidated Statements of Operations.
Hedging Transactions and Derivative Financial Instruments
The Company is directly and indirectly affected by changes in certain market conditions. These changes in market conditions may adversely impact the Company’s financial performance and are referred to as “market risks.” The Company, when deemed appropriate, uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The Company manages interest rate risk through the use of derivative instruments, such as swap agreements. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. The Company does not enter into derivative financial instruments for trading purposes.
The accounting for gains and losses that result from changes in the fair values of derivative instruments depends on whether the derivatives have been designated and qualify as hedging instruments and the type of hedging relationships. The changes in fair values of derivatives that have been designated and qualify as cash flow hedges are recorded in Accumulated other comprehensive income and are reclassified into the line item on the Condensed Consolidated Statements of Comprehensive Loss in which the hedged items are recorded in the same period the hedged items affect earnings.
The Company formally assesses whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair values or cash flows of the related underlying exposures. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized into earnings. The fair value is based on prevailing market data and using standard valuation models based on reasonable estimates about future relevant market conditions. Refer to “Note 15 – Long-Term Debt” included in this Quarterly Report for additional details. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the Company’s exposure to the financial risks described above.

Warrant Liabilities
The Company accounts for the Public Warrants and Private Placement Warrants (collectively, the “Warrants”) issued in connection with the Reverse Recapitalization in accordance with ASC 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. The warrant liabilities are subject to remeasurement at each balance sheet date until exercised. Refer to “Note 12 – Accrued Expenses and Other Liabilities” included in this Quarterly Report for additional details.
Income Taxes
For periods prior to the Reverse Recapitalization, Bridger Aerospace Group Holdings, LLC was a partnership for federal income tax purposes. Consequently, federal income taxes were not payable or provided for by Legacy Bridger. Members were taxed individually on their pro rata ownership share of the Legacy Bridger’s earnings. Legacy Bridger’s net income or loss was allocated among the members in accordance with the Company’s operating agreement.
Subsequent to the Reverse Recapitalization, Bridger Aerospace Group Holdings, Inc. became the successor of Legacy Bridger as discussed in “Note 1 – Organization and Basis of Presentation” included in this Quarterly Report. Bridger is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to net taxable income or loss and any related tax credits of the Company. Bridger is also subject to taxes in foreign jurisdictions in which it operates.
The Company provides for income taxes and the related accounts under the asset and liability method. Income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated current and future taxes to be paid. The Company is subject to income taxes predominantly in the U.S. These tax laws are often complex and may be subject to different interpretations.
Deferred income taxes arise from temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities and are measured using the enacted tax rates expected to be in effect during the year in which the basis difference reverses. In evaluating the ability to recover its deferred tax assets within the jurisdiction from which they arise, the Company considers all available positive and negative evidence. If based upon all available positive and negative evidence, it is more likely than not that the deferred tax assets will not be realized, a valuation allowance is established. The valuation allowance may be reversed in a subsequent reporting period if Bridger determines that it is more likely than not that all or part of the deferred tax asset will become realizable.
(Loss) Earnings Per Share
Basic (loss) earnings per share is based on the weighted average number of shares of Common Stock outstanding during the period. Diluted (loss) earnings per share is based on the weighted average number of shares of Common Stock used for the basic (loss) earnings per share calculation, adjusted for the dilutive effect of restricted stock units (“RSUs”), Warrants and Incentive Units, if any, using the “treasury stock” method, the Series A Preferred Stock that is convertible into shares of Common Stock and the Sponsor Earnout Shares that will fully vest upon certain stock price metrics being achieved. In addition, (loss) earnings for diluted (loss) earnings per share is adjusted for the after-tax impact of changes to the fair value of the Warrants, to the extent they are dilutive.
As noted above, the Company accounted for the Closing as a reverse recapitalization. (Loss) earnings per share calculations for all periods prior to the Closing have been retrospectively adjusted by the Exchange Ratio for the equivalent number of shares of Common Stock outstanding immediately after the Closing to effect the reverse recapitalization. Subsequent to the Closing, (loss) earnings per share is calculated based on the weighted average number of shares of Common Stock outstanding.
Collaboration Agreements
The Company analyzes its collaboration arrangement to assess if it is within the scope of ASC 808, Collaborative Agreements, by determining whether such an arrangement involves joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. If the Company concluded that it has a customer relationship with its collaborator, the collaboration arrangement would be accounted for under ASC 606.
Stock-Based Compensation
The Company accounts for its stock-based compensation in accordance with provisions of ASC 718, Compensation-Stock Compensation, at the grant date fair value.

Legacy Bridger granted Incentive Units which contain service and performance vesting conditions to select board members and an executive officer. Compensation cost for Incentive Units is measured at their grant-date fair value and is equal to the value of the Legacy Bridger’s Class D Common shares, which was estimated using an option pricing model. Compensation cost for service-based units is recognized over the requisite service period on a straight-line basis. For performance related units, expense is recognized when the performance related condition is considered probable.
In connection with the Closing, the Company along with the Board established and approved and assumed the Omnibus Plan which allowed the Company to grant RSUs to Bridger employees (the “Participants”). Upon satisfying the vesting conditions, each RSU provides the Participants the right to receive one share of Common Stock. The fair value of RSUs is determined based on the number of shares granted and the quoted market price of the Common Stock on the date of grant. Compensation cost for the RSUs is recognized as the performance condition of the Closing of the transaction was met and over the requisite service period based on the graded-vesting method. The Company accounts for forfeitures as they occur. Stock-based compensation is included in both Cost of revenues and Selling, general and administrative expense in the Condensed Consolidated Statements of Operations.
Recent Accounting Pronouncements
Recently Issued Accounting Pronouncements
In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This update modifies the disclosure or presentation requirements of a variety of topics in the codification. The effective date for each amendment will be the date on with the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective. Early adoption is prohibited. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s condensed consolidated financial statements.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update expands annual and interim reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This new guidance is effective for the Company for its fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company does not expect the adoption of this standard to have a material impact on the Company’s condensed consolidated financial statements.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This update enhances the transparency and decision usefulness of income tax disclosures to provide investors information to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This new guidance is effective for the Company for its fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s condensed consolidated financial statements.
NOTE 3 – SUPPLEMENTAL CASH FLOW INFORMATION

	For the Three Months Ended March 31,
$s in thousands	2024	2023
Interest paid	$10,415	$10,312
Fixed assets in accounts payable	27	1,469
Conversion of promissory note to Common Stock	—	897
Series A Preferred Stock - adjustment for deemed dividend upon Closing	—	48,300
Series A Preferred Stock - adjustment to eliminate 50% multiplier	—	156,363
Series A Preferred Stock - adjustment to maximum redemption value	6,189	4,274

Non-cash operating and financing activities:
Issuance costs for ATM offering included in accounts payable, accrued expense and other liabilities	$346	$—
Assumption of JCIC liabilities	—	7,464
Recognition of Warrant liabilities	—	5,863
Cancellation of deferred underwriting fee	—	1,500

NOTE 4 – CASH EQUIVALENTS AND INVESTMENTS IN MARKETABLE SECURITIES
The investments in marketable securities are classified as available-for-sale debt securities with short-term maturities of less than one year. The fair values, gross unrealized gains and losses of the available-for-sale securities by type are as follows:

	As of March 31, 2024	As of December 31, 2023
($s in thousands)	Carrying Value
Cash equivalents:
Commercial paper	$—	$1,974
Money market fund	3,769	11,208
Total cash equivalents	$3,769	$13,182
Restricted cash:
Money market fund	$9,289	$13,981

	As of December 31, 2023
$s in thousands	Purchase Price	Unrealized Gains	Unrealized Losses	Fair Value
Investment in marketable securities:
Government securities	$999	$10	$—	$1,009
Total marketable securities	$999	$10	$—	$1,009
The net unrealized gain included in accumulated other comprehensive income for the three months ended March 31, 2024 and 2023 is zero and $0.3 million, respectively.
The proceeds from sales of available-for-sale securities and gross realized gains included in earnings for the three months ended March 31, 2024 and 2023 are $1.1 million and $25.1 million, respectively, and $16,000 and $0.3 million, respectively. The Company determines gains and losses using the first-in first-out method. For the three months ended March 31, 2024 and 2023, the Company reclassified out of accumulated other comprehensive income a loss of $30,000 and a gain of $0.2 million, respectively.
NOTE 5 – ACCOUNTS AND NOTE RECEIVABLE
Accounts and note receivable consist of the following:

$s in thousands	As of March 31, 2024	As of December 31, 2023
Trade accounts receivable	$4,664	$681
Note receivable	—	3,000
Other	262	432
Total accounts and note receivable	$4,926	$4,113
In September 2023, the Company entered into a secured promissory note in the amount of $3.0 million. This note accrued interest at a rate of 8.5% per annum and was paid in January 2024. Other receivables consists primarily of value-added taxes paid in 2023 and expected to be refunded in 2024.
NOTE 6 – AIRCRAFT SUPPORT PARTS
Aircraft support parts consist of the following:

$s in thousands	As of March 31, 2024	As of December 31, 2023
Repairables and expendables	$476	$488
Total aircraft support parts	$476	$488

NOTE 7 – PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following:

$s in thousands	As of March 31, 2024	As of December 31, 2023
Prepaid insurance	$2,414	$1,324
Prepaid subscriptions	1,122	1,115
Deposits	183	120
Other	21	89
Total prepaid expenses and other current assets	$3,740	$2,648
NOTE 8 – PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net consist of the following:

$s in thousands	As of March 31, 2024	As of December 31, 2023
Aircraft	$186,494	$186,167
Less: Accumulated depreciation	(26,419)	(25,656)
Aircraft, net	160,075	160,511
Leasehold improvements	35,916	35,941
Vehicles and equipment	3,209	2,993
Construction-in-progress - Leasehold improvements	5	5
Finance lease right-of-use asset	121	121
Licenses	235	235
Less: Accumulated depreciation	(3,690)	(3,195)
Leasehold improvements and equipment, net	35,796	36,100
Total property, plant and equipment, net	$195,871	$196,611
For the three months ended March 31, 2024, the Company recorded $0.9 million and $0.4 million of depreciation expense in Cost of revenues and Selling, general and administrative expense, respectively. For the three months ended March 31, 2023, the Company recorded $1.0 million and $0.7 million of depreciation expense in Cost of revenues and Selling, general and administrative expense, respectively.
For the three months ended March 31, 2024 and 2023, capitalized interest to property, plant and equipment from debt financing was zero and $0.4 million, respectively.
NOTE 9 – ACQUISITION ACTIVITY
On September 12, 2023, the Company completed the acquisition of all the outstanding equity interests of Ignis Technologies, Inc. (“Ignis” and the “Acquisition”), a fire technology company developing mission-critical intelligence and technology solutions for firefighting organizations, for total consideration of $11.6 million, payable in unregistered shares of Bridger’s Common Stock, consisting of $3.3 million payable at closing. At closing, 426,531 restricted shares of Common Stock were issued to the Ignis shareholders (determined based upon a volume-weighted average per-share price (“VWAP”) of the Common Stock for the 30 consecutive trading days ended September 11, 2023). The remaining $8.3 million of Common Stock consideration is contingent upon the achievement of certain operational milestones and, assuming achievement of such milestones, will be issued to the Ignis shareholders in 2024, 2025, and 2026, with the price per share determined based upon a trailing 120-day VWAP of the Common Stock at the time of each issuance. The maximum number of shares of Common Stock issuable to the Ignis shareholders as contingent earnout consideration will not exceed 8,399,198 shares in the aggregate. All of the shares of Common Stock to be issued in the Acquisition will be subject to transfer restrictions for a 12-month period after each issuance, with 1/12th of the total shares of Common Stock vesting each month over the one-year period after each issuance.
None of the shares of Common Stock issued or issuable in connection with the Acquisition were registered under the Securities Act of 1933, as amended (the “Securities Act”), on the Acquisition date in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Recipients of shares of Common Stock in connection with the Acquisition will have customary resale registration rights with respect to such shares of Common Stock pursuant to the terms and conditions of the Acquisition.

The Company accounted for the Acquisition under the acquisition method of accounting and has reported the results of operations of the Acquisition as of the respective date of the Acquisition. The Company based the estimated fair values of intangible assets on an income approach utilizing the relief from royalties model. The income approach utilizes management’s estimates of future operating results and cash flows using a weighted average cost of capital that reflects market participant assumptions. For all other assets acquired and liabilities assumed, the fair value reflects the carrying value of the asset or liability due to their short maturity. The Company recorded the excess of the fair value of the consideration transferred in the Acquisition over the fair value of net assets acquired as goodwill. The goodwill reflects our expectations of favorable future growth opportunities. The Company expects that substantially all of the goodwill will not be deductible for federal income tax purposes.
The Company has not presented pro forma combined results for the Acquisition because the impact on previously reported statements of operations was not material.
As of December 31, 2023, the Company finalized the purchase accounting for the Acquisition. The following table summarizes the final purchase price allocation:

$s in thousands	Purchase Price Allocation
Cash and cash equivalents	$3
Intangible assets	1,300
Accounts payable	(37)
Long-term accrued expenses and other noncurrent liabilities	(67)
Deferred tax liability	(314)
Total identifiable net assets	885
Goodwill	10,676
Total purchase price	$11,561
Goodwill of $10.7 million arising from the Acquisition is primarily attributable to the assembled workforce of Ignis and expected synergies from combining operations. None of the acquired goodwill is expected to be deductible for income tax purposes. Acquired intangible assets consist entirely of in-process research and development (“IPR&D”) and is expected to be amortized over its useful life of five years when placed into service. The Company concluded that the IPR&D is an identifiable intangible asset that would be accounted for as a single asset in a business combination. The fair value of the IPR&D was determined using an income approach based on significant unobservable inputs.

NOTE 10 – GOODWILL AND INTANGIBLE ASSETS, NET
As of March 31, 2024 and December 31, 2023, goodwill was $13.2 million, respectively. There were no impairment charges recorded for goodwill for the three months ended March 31, 2024 and 2023.
Intangible assets consisted of the following:

		As of March 31, 2024
$s in thousands	Estimated Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses	10	$67	$(56)	$11
Internal-use software	3	297	(233)	64
IPR&D	5	1,941	—	1,941
Total intangible assets		$2,305	$(289)	$2,016

		As of December 31, 2023
$s in thousands	Estimated Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses	10	$67	$(54)	$13
Internal-use software	3	297	(208)	89
IPR&D	5	1,628	—	1,628
Total intangible assets		$1,992	$(262)	$1,730
IPR&D is the historical know-how, software, formula protocols, designs and procedures expected to be needed to complete the development of the technology asset and receive regulatory approval. The Company expects to amortize the IPR&D over its useful life of five years when placed into service. For the three months ended March 31, 2024, the Company capitalized costs of $0.3 million related to IPR&D.
Amortization expense for intangible assets and other noncurrent assets was $26,000 for the three months ended March 31, 2024 and 2023, respectively. Amortization expense is included in Selling, general and administrative expense in the Condensed Consolidated Statements of Operations.
NOTE 11 – OTHER NONCURRENT ASSETS
Other noncurrent assets consisted of the following:

$s in thousands	As of March 31, 2024	As of December 31, 2023
Operating lease right-of-use asset	$7,395	$7,777
Investment in MAB	4,000	4,000
Prepaid subscriptions	2,546	2,877
Interest rate swap	1,233	1,117
Investment in Overwatch Imaging, Inc.	1,000	1,000
Total other noncurrent assets	$16,174	$16,771
NOTE 12 – ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities consisted of the following:

$s in thousands	As of March 31, 2024	As of December 31, 2023
Contingent consideration	$8,501	$8,486
Warrant liabilities	5,330	5,596
Accrued interest expense	1,872	6,448
Accrued salaries, wages and bonuses	1,542	1,099
Deferred underwriting fee payable	1,500	1,500
Deferred revenue	1,278	—
Accrued professional fees	1,253	851
Accrued foreign tax	925	2,707
Finance right-of-use liability	40	46
Embedded derivative of Series A Preferred Stock	—	885
Other	206	327
Total accrued expenses and other liabilities	22,447	27,945
Less: Current accrued expenses and other current liabilities	(11,955)	(17,168)
Total long-term accrued expenses and other noncurrent liabilities	$10,492	$10,777

Warrant liabilities
The warrant liabilities consist of the following Warrants issued by the Company in connection with the Reverse Recapitalization:
Public Warrants
The Company issued Public Warrants to purchase 17,250,000 shares of Common Stock at an exercise price of $11.50 per share in exchange for the 17,250,000 JCIC warrants originally issued by JCIC in its initial public offering. The Warrants may only be exercised for a whole number of shares of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may also be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger or consolidation. In no event will the Company be required to net cash settle any Warrant.
The Warrants became exercisable 30 days following the Reverse Recapitalization and will expire January 24, 2028.
Under certain circumstances, the Company may elect to redeem the Public Warrants at a redemption price of $0.01 per Public Warrant at any time during the term of the warrant in which the Common Stock trading price has been at least $18.00 per share for 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders. If the Company elects to redeem the Public Warrants, it must notify the Public Warrant holders in advance, who would then have at least 30 days from the date of notification to exercise their respective warrants. If the warrant is not exercised within that 30-day period, it will be redeemed pursuant to this provision. The Company may also elect to redeem the outstanding Warrants at a redemption price of $0.10 per Warrant at any time during the term of the Warrant in which the Common Stock trading price is between $10.00 per share and $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganization, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders. In such case, the Warrant holders will be able to exercise their Warrants on a cashless basis prior to the redemption for a number of shares of our Common Stock determined based on the redemption date and the fair market value of the Common Stock.
As of March 31, 2024 and December 31, 2023, 17,249,874 Public Warrants remain outstanding. The Public Warrants are liability-classified with a balance of $3.5 million and $3.6 million, respectively, and a fair value of $0.20 and $0.21 per warrant as of March 31, 2024 and December 31, 2023, respectively.
Private Placement Warrants
The Company issued Private Placement Warrants to purchase 9,400,000 shares of Common Stock at an exercise price of $11.50 per share in exchange for the 9,400,000 JCIC warrants originally purchased in a private placement by JCIC Sponsor, LLC (“JCIC Sponsor”) contemporaneously with JCIC’s initial public offering. JCIC Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than JCIC Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
As of March 31, 2024 and December 31, 2023, the Company had 9,400,000 outstanding Private Placement Warrants to purchase 9,400,000 shares of Common Stock. The Private Placement Warrants are liability-classified with a balance of $1.9 million and $2.0 million, respectively, and a fair value of $0.20 and $0.21 per warrant as of March 31, 2024 and December 31, 2023, respectively.
Contingent consideration
The Company assumed contingent consideration as part of the Acquisition discussed in “Note 9 – Acquisition Activity” included in this Quarterly Report. The Company is required to make contingent payments to the sellers based on the achievement of certain operational milestones. The fair value of the liability for the contingent payments was recognized upon the acquisition as part of the purchase accounting opening balance sheet. The initial cost was recognized at fair value on the closing date with subsequent changes in estimated fair value recognized as Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. As of March 31, 2024 and December 31, 2023, $4.9 million and $4.8 million of accrued contingent consideration is included in Accrued expenses and other current liabilities, respectively, and $3.6 million and $3.7 million of accrued contingent consideration is included in Long-term accrued expenses and other noncurrent liabilities, respectively, in the Condensed Consolidated Balance Sheets.

The change in contingent consideration for the three months ended March 31, 2024 was as follows:

$s in thousands	Contingent Consideration
As of December 31, 2023	$8,486
Change in fair value of contingent consideration	15
As of March 31, 2024	$8,501
NOTE 13 – INTEREST RATE SWAP
The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely affect expected future cash flows and by evaluating hedging opportunities.
The Company entered an interest rate swap with Rocky Mountain Bank (“RMB”) on March 12, 2020 to reduce risk related to variable-rate debt from the term loan, which was subject to changes in market rates of interest as discussed in “Note 15 – Long-Term Debt” included in this Quarterly Report. The interest rate swap is designated as a cash flow hedge. The Company records its corresponding derivative asset on a gross basis in Other noncurrent assets at fair value on the Condensed Consolidated Balance Sheets.
Each month, the Company made interest payments to RMB under its loan agreement based on the current applicable one-month LIBOR rate plus the contractual LIBOR margin then in effect with respect to the term loan, without reflecting the interest rate swap until June 30, 2023. Effective July 1, 2023, LIBOR was replaced by 1-month CME Term Secured Overnight Financing Rate (“SOFR”) plus 0.11448% tenor spread adjustment plus the 2.5% contractual SOFR margin then in effect with respect to the term loan. At the end of each calendar month, the Company receives or makes payments on the interest rate swap difference, if any, based on the received interest rate set forth in the table below. Interest payments on the Company’s term loan and payments received or made on the interest rate swap are reported net on the Condensed Consolidated Statements of Operations as interest expense.
The Company had the following interest rate swap designated as a cash flow hedge ($s in thousands):

As of March 31, 2024
Effective Date	Maturity Date	Notional Amount	Fair Value	Pay Fixed	Receive Rate
4/15/2020	3/15/2030	$10,305	$1,233	3.887%	1 Month SOFR + 2.61448%

As of December 31, 2023
Effective Date	Maturity Date	Notional Amount	Fair Value	Pay Fixed	Receive Rate
4/15/2020	3/15/2030	$10,466	$1,117	3.887%	1 Month SOFR + 2.61448%
The Company accounts for the interest rate swap as a cash flow hedge for accounting purposes under GAAP. The Company reflects the effect of this hedging transaction in the condensed consolidated financial statements. The unrealized gain is reported in Other comprehensive income (loss), net of tax in the Condensed Consolidated Statements of Comprehensive Loss included in this Quarterly Report. If the Company terminates the interest rate swap agreement, the cumulative change in fair value at the date of termination would be reclassified from Accumulated other comprehensive income, which is classified in Stockholders’ deficit, into earnings in the Condensed Consolidated Statements of Operations included in this Quarterly Report.
NOTE 14 – FAIR VALUE MEASUREMENTS
Long-term debt
As of March 31, 2024, the Company has $160.2 million of fixed rate debt and $50.4 million of variable rate debt outstanding. The majority of the fixed rate debt is based on current market rates. The Company estimated the fair value of the fixed rate debt using quoted market prices (Level 2 inputs) within the fair value hierarchy. When valuing fixed rate debt, the fair value is capped at par value. The variable rate debt approximates fair value based on the closing or estimated market prices of similar securities comparable to the Company’s debts as of March 31, 2024 and December 31, 2023. Debt financing activities and loan agreements are further described in “Note 15 – Long-Term Debt” included in this Quarterly Report for additional details.

Recurring Fair Value Measurement
Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current assets and liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values due to their short-term nature.
The following tables summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy:

	As of March 31, 2024
$s in thousands	Level 1	Level 2	Level 3
Assets
Cash	$6,776	$—	$—
Restricted cash:
Money market fund	9,289	—	—
Total restricted cash	9,289	—	—
Interest rate swap	—	1,233	—
Total assets	$16,065	$1,233	$—
Liabilities
Warrant liabilities – Public Warrants	$3,450	$—	$—
Warrant liabilities – Private Placement Warrants	—	1,880	—
Contingent consideration	—	—	8,501
Total liabilities	$3,450	$1,880	$8,501

	As of December 31, 2023
$s in thousands	Level 1	Level 2	Level 3
Assets
Cash	$22,956	$—	$—
Restricted cash:
Money market fund	13,981	—	—
Total restricted cash	13,981	—	—
Investments in marketable securities	—	1,009	—
Interest rate swap	—	1,117	—
Total assets	$36,937	$2,126	$—
Liabilities
Warrant liabilities – Public Warrants	$3,622	$—	$—
Warrant liabilities – Private Placement Warrants	—	1,974	—
Contingent consideration	—	—	8,486
Embedded derivative of Series A Preferred Stock	—	—	885
Total liabilities	$3,622	$1,974	$9,371
Interest Rate Swap
The Company’s derivative financial instruments are measured at fair value on a recurring basis based on quoted market prices or using standard valuation models as described in “Note 13 – Interest Rate Swap” included in this Quarterly Report.
The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described in “Note 2 – Summary of Significant Accounting Policies” included in this Quarterly Report.

The fair value of the Company’s interest rate swap agreement was determined based on the present value of expected future cash flows using discount rates appropriate with the terms of the swap agreement. The fair value indicates an estimated amount the Company would be required to receive if the contracts were canceled or transferred to other parties. The Company calculates the fair value of interest rate swap agreement quarterly based on the quoted market price for the same or similar financial instruments.
Embedded derivative of Legacy Bridger Series C Preferred Shares and Series A Preferred Stock
The Company identified a redemption feature of the Legacy Bridger Series C Preferred Shares that required bifurcation from the host instrument as an embedded derivative liability. The embedded derivative was initially valued and remeasured using a “with-and-without” method. The “with-and-without” methodology involved valuing the entire instrument both with and without the embedded derivative using a discounted cash flow approach. Under this methodology, the difference in the estimated fair value between the instrument with the embedded derivative and the instrument without the embedded derivative represents the estimated fair value of the embedded derivative. This valuation methodology is based on unobservable estimates and judgements, and therefore is classified as a Level 3 fair value measurement. The significant unobservable input used in the estimated fair value measurement of the embedded derivative is the timing for which the Company may be in default of certain financing facilities that would require an increase of 2% interest per annum to be accrued by the holders of the Legacy Bridger Series C Preferred Shares.
Commercial paper and Investments in marketable securities
The fair values of the commercial paper and available-for-sale marketable securities are based on observable market prices, and therefore classified as a Level 2 fair value measurement. Refer to “Note 4 – Cash Equivalents and Investment in Marketable Securities” included in this Quarterly Report for additional details.
Warrant Liabilities
The Company issued Warrants in connection with the Reverse Recapitalization. The Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. The warrant liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value are recorded in earnings through Selling, general and administrative expense on the Condensed Consolidated Statements of Operations included in this Quarterly Report.
The Public Warrants are publicly traded under the symbol “BAERW,” and the fair value of the Public Warrants at a specific date is determined by the closing price of the Public Warrants as of that date. Therefore, the Public Warrants are classified as Level 1 of the fair value hierarchy. The Public Warrants are redeemable at any time during the term of the warrant in which the Common Stock share trading price has been at least $18.00 per share for 20 trading days within the 30 trading-day period. JCIC Sponsor can redeem both the Private Placement Warrants and the Public Warrants when the stock price is between $10.00 to $18.00. As such, it is economically beneficial for the Company to redeem the Private Placement Warrants any time before the stock price crosses the $18.00 threshold. Therefore, the Warrants have similar economic value, hence Private Placement Warrants are deemed to have the same value as the Public Warrants and are classified Level 2 of the fair value hierarchy. Refer to “Note 12 – Accrued Expenses and Other Liabilities” included in this Quarterly Report for additional details.
Contingent consideration
In connection with the Acquisition, the Company is required to make contingent payments to the sellers based on the achievement of certain operational milestones. The fair value of the liability for the contingent payments recognized upon the acquisition as part of the purchase accounting opening balance sheet totaled $8.3 million. The fair value of the contingent consideration was determined using the Monte-Carlo simulation-based model discounted to present value. Assumptions used in this calculation are equity volatility, estimated future stock prices and various probability factors, including management’s estimate of the likelihood of meeting certain operational milestones. The ultimate settlement of the contingent consideration could deviate from current estimates based on the actual results of these financial measures. This liability is considered to be a Level 3 financial liability that is remeasured each reporting period. Changes in estimated fair value of contingent consideration are recognized as Selling, general and administrative expenses within the Condensed Consolidated Statements of Operations included in this Quarterly Report. Refer to “Note 12 – Accrued Expenses and Other Liabilities” included in this Quarterly Report for additional details.
Non-Recurring Fair Value Measurements
The Company measures certain assets at fair value on a non-recurring basis, including long-lived assets and goodwill and cost and equity method investments, which are evaluated for impairment. Long-lived assets include property, plant and equipment, net, and certain intangible assets. The inputs used to determine the fair value of long-lived assets are considered Level 3 measurements due to their subjective nature.

As of March 31, 2024, the Company did not have any significant assets or liabilities that were remeasured at fair value on a non-recurring basis in periods subsequent to initial recognition.
NOTE 15 – LONG-TERM DEBT
Long-term debt consisted of the following:

$s in thousands	As of March 31, 2024	As of December 31, 2023
Taxable industrial revenue bonds, dated July 21, 2022, 11.5% interest rate, maturing September 1, 2027[1]	$160,000	$160,000
Permanent loan agreement, dated August 21, 2020, greater of Prime + 1.5% or 4.75% interest rate, maturing August 21, 2035[2]	18,183	18,391
Permanent loan agreement, dated October 1, 2020, greater of Prime + 1.5% or 4.75% interest rate, maturing October 1, 2035[2]	18,250	18,457
Term loan agreement dated September 30, 2019, SOFR + 2.61448% interest rate, maturing March 15, 2030[3]	10,305	10,466
Term loan agreement dated February 3, 2020, SOFR + 2.61448% interest rate, maturing February 3, 2027[4]	3,673	3,813
Various term loan agreements, earliest start at September 9, 2021, 3.89-5.5% interest rates, latest maturation on November 17, 2027[5]	229	247
Loans payable	210,640	211,374
Less: noncurrent debt issuance costs	(3,495)	(3,695)
Less: current debt issuance costs	(1,002)	(995)
Less: current portion of long-term debt, net of debt issuance costs	(2,028)	(2,099)
Total long-term debt, net of debt issuance costs	$204,115	$204,585
1.On July 21, 2022, the Company closed on the 2022 Bonds, upon which the Company received aggregate proceeds of $135.0 million on July 21, 2022 and $25.0 million on August 10, 2022. The proceeds were designated to redeem in full the 2021 Bonds and the Series A Preferred Stock, to finance the construction and equipping of the Company’s third and fourth aircraft hangars in Belgrade, Montana and to fund the purchase of four additional Super Scoopers. The Series 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5% payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2022. Debt issuance costs for the Series 2022 Bonds were $4.2 million. The Series 2022 Bonds are subject to redemption or prepayment prior to maturity, as follows: (a) optional redemption in whole or in part, on any day thereafter at par plus accrued interest, and on certain dates, a premium; (b) mandatory redemption at par plus any premium applicable to optional redemptions and a 3% premium if such redemptions are made prior to September 1, 2025, in whole or in part, in the event of the occurrence of certain events; and (c) extraordinary redemption at par plus accrued interest due to the occurrence of certain casualty, condemnation, or other unexpected events. Optional redemptions are subject to 3%, 2%, and 0% premiums if redemptions are made on or after September 1, 2025, September 2026, and September 2027, respectively. At the Company’s direction, the Series 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events.
2.In 2020, the Company entered into two separate credit facilities brokered through Live Oak Bank (“LOB”) and backed by the U.S. Department of Agriculture for the completed purchase of the Company’s first two Super Scoopers. The Company issued two $19.0 million promissory notes to LOB, established as 15-year maturity, first two years interest only payments monthly, then 13-year term principal plus interest due monthly at the rate of the greater of prime plus 1.5% or 4.75% per annum. The first of these notes was issued on August 21, 2020 and the second was issued October 1, 2020 to BAT1, LLC and BAT2, LLC, respectively. Debt issuance costs for BAT1 and BAT2 were $1.0 million and $0.9 million, respectively.
3.On September 20, 2019, the Company entered into a credit facility with RMB for $12.9 million, established as a 10-year maturity, 6-month draw period, first 6 months interest only payments monthly, then 10-year term principal plus interest due monthly on a 20-year amortization at the rate of 1 month SOFR plus 2.61448%. Debt issuance costs for this loan were $0.1 million.

4.On February 3, 2020, the Company entered into a credit facility with RMB to finance in part the purchase of four Daher Kodiaks. A promissory note was issued for $5.6 million, established as a 7-year maturity, first 8 months interest only payments monthly, 60 day draw period, then 76-month term plus principal interest due monthly on a 10-year amortization at the rate of 1 month SOFR plus 2.61448%. Debt issuance costs for this loan was $0.1 million.
5.On November 18, 2021, the Company re-entered into a new short-term loan to finance aviation insurance premiums with Insurance Premium Financing Leader. This was financed for $0.6 million with a maturity of one year and at a rate of 3.89%. No debt issuance costs were incurred. The Company also entered into various term loan agreements for the purchase of vehicles through First Interstate Bank with the earliest date of September 9, 2021. These loans ranged from $29,000 to $72,000 and were at rates from 4.8% to 5.5% and at durations from 5 to 6 years, with the latest maturation on November 17, 2027.
The Series 2022 Bonds are subject to financial covenants requiring the Company to maintain a DSCR that exceeds 1.25x commencing with the fiscal quarter ending December 31, 2023, operate in such a manner to produce gross revenues so as to be at all relevant times in compliance with the DSCR covenant and to maintain liquidity of $8.0 million in the form of unrestricted cash or investments (excluding margin accounts and retirement accounts) at all times and to be reported.
The Company is not in compliance with the DSCR covenant as of March 31, 2024 and management anticipates the Company will continue to not be in compliance with the DSCR covenant at future quarterly measurement periods in the next 12 months, primarily attributable to the seasonal nature of our business and a less intense 2023 wildfire season. In addition, the Company is not in compliance with the $8.0 million minimum liquidity requirement as of March 31, 2024 and management anticipates that it may not be in compliance with the minimum liquidity requirement at future quarterly measurement periods in the next 12 months depending on the cash generated from its seasonal firefighting operations in 2024.
The Series 2022 Bonds agreements provide that, with regard to covenant violations, other than non-payment of principal or interest, no event of default shall be deemed to have occurred so long as a reasonable course of action to remedy a violation commences within 30 days of written notification of non-compliance from the trustee and management diligently prosecutes the remediation plan to completion.
Management consulted with bond counsel on the impact of covenant violations and proactively developed a cost reduction plan, and began implementing the plan in November 2023, to help remedy the anticipated covenant breaches in 2024. However, this plan is still in progress and there is no assurance that management will be able to diligently prosecute the remediation plan to completion. Additionally, as described in further detail in “Note 22 – Subsequent Events,” the Company raised additional cash through a registered direct equity offering in April 2024 resulting in net cash proceeds of approximately $9.2 million. However, depending on the cash generated from its seasonal firefighting operations in 2024, there may be periods in the next 12 months where the Company may not be in compliance with the $8.0 million minimum liquidity requirement. The uncertainty regarding the company’s ability to diligently prosecute the remediation plan to completion and the potential impact on the bonds maturity as a result of the anticipated debt covenant violations at subsequent compliance dates or failure to make required interest payments, could result in the Series 2022 Bonds becoming immediately due and payable, which raises substantial doubt about our ability to continue as a going concern as further disclosed in “Note 1 – Organization and Basis of Presentation” included in this Quarterly Report.
The LOB loans are subject to financial covenants requiring the Company to maintain a DSCR, generally calculated as the ratio of the net cash flow (as defined in the applicable note agreements) to the amount of interest and servicing fees required to be paid over the succeeding 12 months on the principal amount of the note, as applicable, that will be outstanding on the payment date following such date of determination, that exceeds 1.25x at the aircraft or entity level and for the Company’s debt to worth ratio to not exceed 5.00x at the aircraft or entity level. The Company is in compliance with such financial covenants as of March 31, 2024.
Both of the loans with RMB are subject to financial covenants requiring the Company to maintain a DSCR, calculated as the ratio of adjusted EBITDA (as defined in the applicable note agreements) to the amount of interest and principal payments for the fiscal year ending on the compliance date, that exceeds 1.25x for the Company. These notes are also subject to financial covenants requiring the Company to maintain a Senior Leverage Ratio on a quarterly basis not to exceed 7.00 to 1.00 through Quarter 3, 2024, 6.00 to 1.00 through Quarter 3, 2025 and 5.00 to 1.00 thereafter. This is calculated as Total Funded Senior Debt (as defined in the applicable note agreements) less municipal debt, divided by adjusted EBITDA (as defined in the applicable note agreements). The Company is in compliance with such financial covenants as of March 31, 2024.
Amortization of debt issuance costs was $0.2 million and $0.2 million for the three months ended March 31, 2024 and 2023, respectively.

NOTE 16 – COMMITMENTS AND CONTINGENCIES
Legal Matters
From time to time, the Company is subject to various litigation and other claims in the normal course of business. No amounts have been accrued in the condensed consolidated financial statements with respect to any matters.
Due to the nature of our business, we may become, from time to time, involved in routine litigation or subject to disputes or claims related to our business activities. In the opinion of our management, there are no pending litigation, disputes or claims against us which, if decided adversely, will have a material adverse effect on our financial conditions, cash flows or results of operations. In the ordinary course of its operations, the Company will continue to vigorously enforce its legal and contractual rights to ensure that its business and operations continue on an unimpaired basis.
Contingencies
On November 17, 2023, the Company entered into a series of agreements with MAB and its subsidiary designed to facilitate the purchase and return to service of four Spanish Scoopers originally awarded to the Company in September 2023 via a public tender process from the Government of Spain. The terms of the agreements provide that the Company will manage the return to service upgrades of the Spanish Scoopers while they are owned and funded by MAB. The Company has the right, but not the obligation, to acquire each plane as it is ready to be contracted and returned to service. In the event that Bridger does not purchase the aircraft within the time periods set forth in the agreements, then either party may initiate a sales process for the sale of all aircraft that have not been purchased by the Company, which sales process the Company will oversee and manage. If the aircraft are sold to a third party through such process, then the Company must pay MAB’s subsidiary a cash fee equal to the amount, if any, by which the aggregate price of the Company’s purchase options for such aircraft exceeds the consideration paid by the third-party purchaser for the same aircraft, not to exceed $15.0 million in aggregate. If the aircraft are not sold to a third party and MAB’s subsidiary has not otherwise entered into an operating lease with a third party for the aircraft, then the Company must pay MAB’s subsidiary $15.0 million.
NOTE 17 – MEZZANINE EQUITY
Legacy Bridger Series C Preferred Shares
On April 25, 2022, Legacy Bridger authorized and issued 315,789.473684 Legacy Bridger Series C Preferred Shares for aggregate proceeds of $288.5 million, net of issuance costs of $11.5 million. The Legacy Bridger Series C Preferred Shares ranked senior to Legacy Bridger’s common shares and ranked subordinate to Legacy Bridger Series A Preferred Shares, which were later redeemed in 2022, with respect to the distribution of assets upon liquidation or certain triggering events. The Legacy Bridger Series C Preferred Shares did not participate in earnings of Legacy Bridger and were non-voting shares.
Prior to the consummation of the qualified public offering, the Legacy Bridger Series C Preferred Shares accrued interest daily at 7% per annum for the first year, 9% per annum for the second year and 11% per annum thereafter and were compounded semi-annually at June 30th and December 31st of each year. Following the consummation of a qualified public offering, the Legacy Bridger Series C Preferred Shares were to accrue interest daily at 7% per annum for the first 6 years, 9% per annum for the seventh year and 11% per annum thereafter, compounded semi-annually.
Upon the Closing, Legacy Bridger surrendered and exchanged all 315,789.473684 issued and outstanding Legacy Bridger Series C Preferred Shares into 315,789.473684 shares of Series A Preferred Stock. The Company’s Certificate of Incorporation included provisions of the Legacy Bridger Series C Preferred Shares that were already in effect prior to the consummation of the Reverse Recapitalization. As a result of the Reverse Recapitalization, the maximum redemption value of the Company’s Series A Preferred Stock changed to approximately $332.7 million and excluded the 50% multiplier which had historically been included in the maximum redemption value of Legacy Bridger Series C Preferred Shares.
The Legacy Bridger Series C Preferred Shares were convertible at the election of the holder into shares of Legacy Bridger’s Class B common shares after the occurrence of certain specified events, including after a qualified public offering, without the payment of additional consideration by the holder into such number of Legacy Bridger Class B common stock as determined by dividing the original issue price, plus accrued interest by a conversion price in effect at the time of conversion. The conversion price of Legacy Bridger Series C Preferred Shares was initially equal to $12.929104. The applicable conversion price was subject to future adjustments upon the occurrence of a qualified public offering.

The Legacy Bridger Series C Preferred Shares were mandatorily redeemable by Legacy Bridger on April 25, 2032 at an amount dependent on whether the redemption occurs prior or following a qualified public offering. If the mandatory redemption occurs prior to the consummation of a qualified public offering, the redemption amount was equal to the stated value, plus the initial issue price multiplied by 50%, plus accrued but unpaid interest. If the mandatory redemption occurs following the consummation of a qualified public offering, the redemption amount was equal to the stated value, plus accrued but unpaid interest. The Legacy Bridger Series C Preferred Shares were also redeemable upon certain triggering events outside of the control of Legacy Bridger. The redemption events include redemption by the holder after March 29, 2027 and prior to a qualified public offering, or a fundamental change in Legacy Bridger’s voting and governance structure such as the sale of Legacy Bridger or its subsidiaries representing more than 50% of Legacy Bridger’s voting stock or a similar liquidity event.
Given the conversion feature was considered substantive, the mandatory redemption date was not certain and the optional redemption was upon the occurrence of certain events that are considered not solely within Legacy Bridger’s control, the Legacy Bridger Series C Preferred Shares were classified as mezzanine equity.
As of December 31, 2022, it was probable that the Legacy Bridger Series C Preferred Shares may become redeemable at either the holder’s option on or after March 29, 2027 and prior to the consummation of a qualified public offering or in the event of a qualified public offering. The Company elected to recognize changes in redemption value immediately, adjusting the Legacy Bridger Series C Preferred Shares to the maximum redemption value at each reporting date. As of December 31, 2022, the Legacy Bridger Series C Preferred Shares were carried at their redemption value of $489.0 million.
Series A Preferred Stock
The Series A Preferred Stock are convertible at the election of the holders into shares of Common Stock, without the payment of additional consideration by the holders into such number of shares of Common Stock as determined by dividing the original issue price, plus accrued interest by a conversion price equal to $11.00 per share at the time of conversion.
Shares of Series A Preferred Stock are mandatorily redeemable by the Company on April 25, 2032 at a redemption amount that is equal to the stated value, plus accrued but unpaid interest. Accrued interest for the Series A Preferred Stock was $6.2 million as of March 31, 2024. Shares of Series A Preferred Stock are also redeemable upon certain triggering events outside of the control of the Company. The triggering events include redemption by the holder on or after April 25, 2027, or a fundamental change in the Company’s voting and governance structure such as the sale of the Company or its subsidiaries representing more than 50% of the Company’s voting stock or a similar liquidity event.
As of the Closing Date and March 31, 2024, it is probable that the Series A Preferred Stock may become redeemable on April 25, 2032. The Company has elected to recognize changes in redemption value immediately, adjusting the preferred stock to the maximum redemption value at each reporting date. Upon Closing, the Series A Preferred Stock had both a carrying value and redemption value of $332.7 million, the 50% multiplier, valued at $156.4 million, was removed. As of March 31, 2024, the Series A Preferred Stock had both a carrying value and redemption value of $361.0 million. Refer to table below.
As of March 31, 2024 and December 31, 2023, the fair value of the embedded derivative related to the event of default is zero and 0.9 million recorded as a liability on the Condensed Consolidated Balance Sheets and remeasured to fair value at each balance sheet date with changes in fair value recorded within Interest expense on the Condensed Consolidated Statements of Operations.
The Company determined the fair value of the other features requiring bifurcation, both individually and in the aggregate were immaterial at March 31, 2024. The fair value of these features will be assessed at each reporting date and will be recognized and remeasured at fair value, if material.

Additionally, the reduction of the conversion price from $12.90 per share to $11.00 per share triggered a down round conversion feature embedded in the Series A Preferred Stock upon Closing. The Company recognized the value of the effect of a down round feature as a deemed dividend, decreasing income attributable to common stockholders in the computation of (loss) earnings per share by approximately zero and $48.3 million during the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, there are 32,820,828 shares of Common Stock issuable upon conversion.

	Redeemable Series A Preferred Stock
$s in thousands	Shares	Amounts
Balance as of December 31, 2023	315,789.473684	$354,840
Adjustment to maximum redemptions value	—	6,189
Balance as of March 31, 2024	315,789.473684	$361,029
NOTE 18 – STOCKHOLDERS’ DEFICIT
Common Stock
In connection with the Reverse Recapitalization, the Company issued 43,769,290 shares of Common Stock, of which 39,081,744 shares were issued to Legacy Bridger Common shareholders, 2,084,357 shares were issued to the public shareholders of JCIC and 2,603,189 shares were issued to JCIC Sponsor and independent directors of JCIC upon Closing. Of the shares issued to Legacy Bridger Common shareholders and JCIC Sponsor, 233,323 and 855,000 shares are subject to continuing vesting conditions, respectively.
Restricted Stock Units
In January 2023, in connection with the Closing, the Company and its Board established and approved and assumed the Omnibus Plan, which allowed the Company to grant RSUs to Bridger employees (the “Participants”). RSUs are settled in shares of Common Stock as the RSUs vest. The RSUs accrue dividend equivalents associated with the underlying shares of Common Stock as the Company declares dividends. Dividends are paid to holders of RSUs in cash upon the vesting date of the associated RSU and are forfeited if the RSU does not vest. For the purposes of calculating compensation expense, the fair value of RSUs is the closing stock price on the date of grant. Generally, RSUs vest over a period of six years, subject to the Participant’s continued employment. Upon vesting of each RSU, the Company will issue one share of Common Stock to the RSU holder.
RSU activity for the three months ended March 31, 2024 is as follows:

	Number of Awards	Weighted average grant date fair value
Outstanding as of December 31, 2023	6,624,459	$8.30
Granted	1,028,917	5.27
Vested	(1,703,592)	8.30
Forfeited/Cancelled	(227,501)	6.82
Outstanding as of March 31, 2024	5,722,283	$7.81
The total fair value of RSUs vested during the three months ended March 31, 2024 and 2023 was $9.3 million and $21.6 million, respectively, based on the closing stock price on the date of vesting.
For the three months ended March 31, 2024, the Company recorded stock-based compensation expense related to RSUs of $0.4 million and $5.5 million within Total cost of revenues and Selling, general and administrative expense, respectively, on the Condensed Consolidated Statements of Operations.
As of March 31, 2024, there was $29.1 million of unrecognized total compensation expense related to unvested RSUs, which is expected to be recognized over a weighted-average period of 2.7 years.

Incentive Units
Prior to the adoption of the Omnibus Plan, during the year ended December 31, 2022, the Company granted Incentive Units to selected board members and executives. Within each grant, 80% of the Incentive Units vested annually over a four year period subject to continued service by the grantee (the “Time-Vesting Incentive Units”), and the remaining 20% of the Incentive Units vest upon a qualifying change of control event (the “Exit-Vesting Incentive Units”). For the Time-Vesting Incentive Units, compensation cost was recognized over the requisite service period on a straight-line basis. For the Exit-Vesting Incentive Units, expense will be recognized when a qualifying change of control event is considered probable, which has not occurred as of March 31, 2024. As of March 31, 2024, 40,404 Exit-Vesting Incentive Units with a weighted-average grant date fair value of $0.01 remain outstanding. Upon vesting of each Incentive Unit, the Company will issue 0.96246 shares of Common Stock to the Incentive Unit holder.
At-the-Market (“ATM”) Offering
On January 26, 2024, the Company entered into a sales agreement (“2024 ATM Agreement”) with Stifel, Nicolaus & Company, Incorporated (“Stifel”) and Virtu Americas LLC (together with Stifel, the “Agents”) under which we could offer and sell, from time to time, shares of our Common Stock having an aggregate offering price of up to $100.0 million through the Agents in negotiated transactions that are deemed to be an “at the market offering.”
The offering was registered under the Securities Act, pursuant to our shelf registration statement on Form S-3 (Registration Statement No. 333-276721), as previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on February 6, 2024. We filed a prospectus supplement, dated February 6, 2024, with the SEC that provides for the sale of shares of Common Stock having an aggregate offering price of up to approximately $22.2 million (“2024 ATM Shares”).
Under the 2024 ATM Agreement, the Agents may sell the 2024 ATM Shares by any method permitted by law and deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through the Nasdaq Global Market, or any other existing trading market for the 2024 ATM Shares or in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the common stock, capital needs and determinations by the Company of the appropriate sources of funding for the Company.
The Company is not obligated to make any sales of the 2024 ATM Shares under the 2024 ATM Agreement. The offering of the 2024 ATM Shares pursuant to the 2024 ATM Agreement will terminate upon the termination of the 2024 ATM Agreement by the Agents or us, as permitted therein.
The 2024 ATM Agreement contains customary representations, warranties and agreements by the Company, and customary indemnification and contribution rights and obligations of the parties. The Company agreed to pay the Agents an aggregate commission of up to 3.0% of the aggregate gross proceeds from each sale of the 2024 ATM Shares. The Company also agreed to reimburse the Agents for certain specified expenses in connection with entering into the 2024 ATM Agreement.
During the three months ended March 31, 2024, the Company sold an aggregate of 33,798 shares of Common Stock at a weighted-average price of $5.13 per share for net proceeds of $0.2 million, net of fees of $5,000 under the 2024 ATM Agreement.
NOTE 19 – RELATED PARTY TRANSACTIONS
For the three months ended March 31, 2024 and 2023, the Company incurred $0.6 million and $0.1 million, respectively, in training expenses provided by an entity in which Mr. Timothy Sheehy has a partial ownership, with $0.6 million and $0.1 million in related outstanding accounts payable as of March 31, 2024 and December 31, 2023, respectively.
On November 17, 2023, the Company entered into a series of agreements designed to facilitate the purchase and return to service of the Spanish Scoopers originally awarded to our wholly-owned subsidiary, BAE, in September 2023 via a public tender process from the Government of Spain for €40.3 million. Under the terms of the agreements, we agreed to sell the entire outstanding equity interest in BAE to MAB and purchase $4.0 million of non-voting Class B units of MAB. ASSF Holdings LP (“Avenue Investor”) made capital contributions totaling $13.0 million in exchange for 13,031 voting Class A Units of MAB. Avenue Investor holds approximately 10% of Bridger’s outstanding convertible Series A Preferred Stock.

On July 10, 2023, the Company entered into two operating lease agreements, each for a Pilatus under the ownership of Mr. Timothy Sheehy. The Company recorded approximately $6.0 million of right-of-use assets, $1.7 million of right-of-use current liabilities, and $4.3 million of right-of-use noncurrent liabilities as of March 31, 2024, respectively, and incurred approximately $0.4 million in lease expense for the three months ended March 31, 2024. The Company recorded approximately $6.3 million of right-of-use assets, $1.7 million of right-of-use current liabilities, and $4.6 million of right-of-use noncurrent liabilities as of December 31, 2023, respectively.
For the three months ended March 31, 2023, the Company earned $0.3 million in revenues from services performed on an aircraft under the ownership of Mr. Timothy Sheehy, the Chief Executive Officer.
On July 21, 2022, the Company closed on the Series 2022 Bonds, upon which the Company received aggregate proceeds of $135.0 million on July 21, 2022 and $25.0 million on August 10, 2022. In connection with the original issuance, three senior executives of the Company purchased approximately $10.0 million of the Series 2022 Bonds, which purchases were entered into on an arm’s length basis during the public offering for the Series 2022 Bonds, and on the same terms and conditions that were offered to all Bond purchasers. The Company accrued approximately $0.1 million and $0.4 million in interest for these three bond holders as of March 31, 2024 and December 31, 2023, respectively. The Company paid approximately $0.6 million in interest to these three bond holders during the three months ended March 31, 2024 and 2023, and incurred approximately $0.3 million in interest for the three months ended March 31, 2024 and 2023. Refer to “Note 15 – Long-Term Debt” included in this Quarterly Report for additional information on the Series 2022 Bonds.
NOTE 20 – INCOME TAXES
As a result of the Business Combination, the Company became the successor of Legacy Bridger, as discussed in “Note 1 – Organization and Basis of Presentation” included in this Quarterly Report, which is treated as a partnership for U.S. federal income tax purposes. As a partnership, Legacy Bridger’s net income or loss is allocated among the members in accordance with the Company’s operating agreement, and federal income taxes are not payable or provided for by Legacy Bridger. Members are taxed individually on their pro rata ownership share of the Legacy Bridger’s earnings. Bridger is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to net taxable income or loss and any related tax credits of the Company. Bridger is also subject to taxes in foreign jurisdictions in which it operates.
For the three months ended March 31, 2024, the Company recorded income tax expense of $14,000. The effective tax rate was (0.07)% for the three months ended March 31, 2024.
The Company has assessed the realizability of the net deferred tax assets and in that analysis has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized.
The Company’s income tax filings will be subject to audit by various taxing jurisdictions. The Company will monitor the status of U.S. federal, state and local income tax returns that may be subject to audit in future periods. No U.S. federal, state and local income tax returns are currently under examination by the respective taxing authorities.
NOTE 21 – (LOSS) EARNINGS PER SHARE
(Loss) earnings per share of Common Stock is calculated in accordance with ASC 260, Earnings per share. (Loss) earnings per share – Basic is calculated by dividing (loss) earnings attributable to Common Stockholders - Basic and Diluted by the Weighted average Common Stock outstanding - Basic.
(Loss) earnings per share – Diluted is based on the average number of shares of Common Stock used for the (loss) earnings per share - Basic calculation, adjusted for the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. (Loss) earnings attributable to Common Stockholders – Basic and Diluted is adjusted for the impact of changes in the fair value of the Public Warrants and Private Placement Warrants, to the extent they are dilutive.
(Loss) earnings per share calculations for all periods prior to the Closing have been retrospectively adjusted by the Exchange Ratio for the equivalent number of shares outstanding immediately after the Closing to effect the reverse recapitalization. Subsequent to the Closing, (loss) earnings per share is calculated based on the Weighted average Common Stock outstanding.

The following table sets forth the computation of the Company’s (loss) earnings per share:

	For the Three Months Ended March 31,
$s in thousands, except per share amounts	2024	2023
Net loss	$(20,087)	$(44,685)
Adjustments to Net loss:
Series A Preferred Stock—adjustment for deemed dividend upon Closing	—	(48,300)
Series A Preferred Stock—adjustment to eliminate 50% multiplier	—	156,362
Series A Preferred Stock—adjustment to maximum redemptions value	(6,189)	(4,274)
(Loss) earnings attributable to Common Stockholders – Basic and Diluted	$(26,276)	$59,103

Weighted average Common Stock outstanding—Basic	47,602,241	43,488,468
Weighted average effect of dilutive securities:
Series A Preferred Stock	—	30,624,501
Unvested Legacy Bridger Incentive Units	—	237,283
Sponsor Earnout Shares	—	636,500
Weighted average Common Stock outstanding—Diluted	47,602,241	74,986,752

(Loss) earnings per share—Basic	$(0.55)	$1.36
(Loss) earnings per share—Diluted	$(0.55)	$0.79
The following table summarizes the potentially dilutive common shares that were excluded from diluted (Loss) earnings per share - Diluted computations because the effect would have been anti-dilutive:

	For the Three Months Ended March 31,
	2024	2023
Series A Preferred Stock	32,820,828	—
Unvested Restricted Stock Units	5,722,283	4,181,142
Public Warrants	17,249,874	17,250,000
Private Placement Warrants	9,400,000	9,400,000
Unvested Legacy Bridger Incentive Units	40,404	—
Sponsor Earnout Shares	855,000	—
NOTE 22 – SUBSEQUENT EVENTS
The Company evaluated its activities through the date of the filing of the Condensed Consolidated Financial Statements.
On April 15, 2024, the Company entered into securities purchase agreements with certain accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell and issue to the Purchasers, severally, an aggregate of 2,183,366 shares of Common Stock, in a registered direct equity offering (the “Registered Direct Offering”). 808,080 of the shares in the Registered Direct Offering were sold to certain directors and executive officers of the Company at an offering price of $4.95 per share, which was the closing bid price for shares of the Common Stock on the Nasdaq Global Market on April 15, 2024. The remaining 1,375,286 shares were sold in the Registered Direct Offering at an offering price of $4.25 per share.
The aggregate net proceeds to the Company from the Registered Offering were approximately $9.2 million, after deducting fees payable to the placement agent and other offering expenses payable by the Company.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion and analysis is intended to help you understand our business, financial condition, results of operations, liquidity and capital resources. The discussion and analysis should be read together with the condensed consolidated financial statements as of March 31, 2024 and December 31, 2023, for the three months ended March 31, 2024 and 2023, and the related notes thereto, that are included elsewhere in this Quarterly Report on Form 10-Q (this “Quarterly Report”). This discussion and analysis should also be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2023 and 2022, included in the Annual Report on Form 10-K (the “Annual Report”). This discussion and analysis contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
BUSINESS OVERVIEW
Bridger provides aerial wildfire surveillance, relief and suppression and aerial firefighting services using next-generation technology and environmentally friendly and sustainable firefighting methods primarily throughout the United States. Our mission is to save lives, property and habitats threatened by wildfires, leveraging our high-quality team, specialized aircraft and innovative use of technology and data. We are meeting an underserved and growing need for next-generation full-service aerial firefighting platforms.
Our portfolio is organized across two core offerings:
•Fire Suppression: Consists of deploying specialized Viking CL-415EAF (“Super Scooper”) aircraft to drop large amounts of water quickly and directly on wildfires.
•Aerial Surveillance: Consists of providing aerial surveillance via manned (“Air Attack”) aircraft for fire suppression aircraft over an incident and providing tactical coordination with the incident commander.
We manage our operations as a single segment for purposes of assessing performance, making operating decisions and allocating resources.
We have made and will continue to make significant investments in capital expenditures to build and expand our aerial forest fire management technologies. We expect that our existing cash and cash equivalents as well as cash generated from our operations and additional sales of our common stock through our at-the-market offering will be sufficient to meet our current working capital and capital expenditure requirements for a period of at least 12 months from the date of this Quarterly Report, depending on the cash generated from our seasonal firefighting operations in 2024. Refer to the Liquidity and Capital Resources section below and “Note 1 – Organization and Basis of Presentation” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report for additional details on management’s assessment of the Company’s ability to continue as a going concern.
The Reverse Recapitalization
On January 24, 2023 (the “Closing Date”), Jack Creek Investment Corp (“JCIC”) completed the reverse recapitalization (the “Closing” and the “Reverse Recapitalization”) with the Company’s predecessor, Bridger Aerospace Group Holdings, LLC and its subsidiaries (collectively, “Legacy Bridger”). As a result of the Reverse Recapitalization, Legacy Bridger and JCIC each became wholly-owned subsidiaries of the Company, and the JCIC shareholders and the equity holders of Legacy Bridger converted their equity ownership in JCIC and Legacy Bridger, respectively, into equity ownership in the Company. Legacy Bridger has been determined to be the accounting acquirer with respect to the Reverse Recapitalization, which will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.
Upon consummation of the Reverse Recapitalization, the most significant change in Legacy Bridger’s future reported financial position and results of operations was a gross decrease in cash and cash equivalents (as compared to Legacy Bridger’s balance sheet at December 31, 2022), of approximately $17.0 million. Total direct and incremental transaction costs of Bridger, JCIC and Legacy Bridger paid at the closing of the Reverse Recapitalization on January 24, 2023 (the “Closing”) were approximately $16.6 million and have been treated as a reduction of the cash proceeds and deducted from our additional paid-in capital.

Public Company Costs
We have become the successor to an SEC-registered and Nasdaq Global Market-listed company, which has required, and in the future may require, us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.
KEY FACTORS AFFECTING OUR RESULTS OF OPERATIONS
We are exposed to certain risks inherent to an aerial firefighting business. These risks are further described in the section entitled “Risk Factors” in the Annual Report.
Seasonality Due to the North American Fire Season
Our operating results are impacted by seasonality. Climate conditions and other factors that may influence the revenues of our services may vary each season and year. Historically, the demand for our services has been higher in the second and third quarters of each fiscal year due to the timing and duration of the North American fire season. Consequently, revenues, expenses and operating cash flows from our services are generated mostly in the second and third quarters of our fiscal year. However, the seasonal fluctuations in the need to fight wildfires based upon location and the varying intensity of the fire season have and may continue to lead our operating results to fluctuate significantly from quarter to quarter and year to year.
Weather Conditions and Climate Trends
Our business is highly dependent on the needs of government agencies to surveil and suppress fires. As such, our financial condition and results of operations are significantly affected by the weather, as well as environmental and other factors affecting climate change, which impact the number and severity of fires in any given period. The intensity and duration of the North American fire season is affected by multiple factors, some of which, according to a 2016 article by Climate Central, a nonprofit climate science news organization, are weather patterns including warmer springs and longer summers, lower levels of mountaintop snowpack which lead to drier soils and vegetation and frequency of lightning strikes. Based on the climate change indicators published by the Environmental Protection Agency (“EPA”), these factors have shown year over year increases linked to the effects of climate change and the overall trend in increased temperatures. We believe that rising global temperatures have been, and in the future are expected to be, one factor contributing to increasing rates and severity of wildfires. Historically, our revenue has been higher in the summer season of each fiscal year due to weather patterns which are generally correlated to a higher prevalence of wildfires in North America. Larger wildfires and longer seasons are expected to continue as droughts increase in frequency and duration, according to a 2022 article by the EPA.
Limited Supply of Specialized Aircraft and Replacement and Maintenance Parts
Our results of operations are dependent on sufficient availability of aircraft, raw materials and supplied components provided by a limited number of suppliers. Our reliance on limited suppliers exposes us to volatility in the prices and availability of these materials which may lead to increased costs and delays in operations.
Economic and Market Factors
Our operations, supply chain, partners and suppliers have been subject to various global macroeconomic factors. We expect to continue to remain vulnerable to a number of industry-specific and global macroeconomic factors that may cause our actual results of operations to differ from our historical results of operations or current expectations. The factors and trends that we currently believe are or will be most impactful to our results of operations and financial condition include, but are not limited to, the impact on us of significant operational challenges by third parties on which we rely, inflationary pressures, short-term and long-term weather patterns, potential labor and supply chain shortages affecting us and our partners, volatile fuel prices, aircraft delivery delays and changes in general economic conditions in the markets in which we operate.
Historically, our results of operations have not been materially impacted by other factors. We continue to monitor the potential favorable or unfavorable impacts of these and other factors on our business, operations, financial condition and future results of operations, which are dependent on future developments. Our future results of operations may be subject to volatility and our growth plans may be delayed, particularly in the short-term, due to the impact of the above factors and trends. However, we believe that our long-term outlook remains positive due to the increasing demand for our services and our ability to meet those demands consistently, despite adverse market factors. We believe that this expected long-term increase in demand will offset increased costs and that the operational challenges we may experience in the near term can be managed in a manner that will allow us to support increased demand, though we cannot provide any assurances.

KEY COMPONENTS OF OUR RESULTS OF OPERATIONS
Revenue
Our primary source of revenues is from providing services, which are disaggregated into fire suppression, aerial surveillance and other services. Revenues and growth for our fire suppression and aerial surveillance services are driven by climate trends, specifically the intensity and timing of the North American fire season. Other services primarily consist of extraneous fulfillment of contractual services such as extended availability and mobilizations. Other services also include maintenance services performed externally for third parties.
We charge daily and hourly rates depending upon the type of firefighting service rendered and under which contract the services are performed. The recognition of revenues for our services are primarily split into flight, standby and other revenues. Flight revenue is primarily earned at an hourly rate when the engines of the aircraft are cycled, upon request of the customer. Standby revenue is primarily earned as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment. Other revenue consists of additional contractual items that can be charged to the customer, such as leasing revenues for facilities, as well as maintenance, repair and return-to-service work performed on customer aircraft.
Cost of Revenues
Cost of revenues includes costs incurred directly related to flight operations including expenses associated with operating the aircraft on revenue generating contracts. These include labor, depreciation, subscriptions and fees, travel and fuel. Cost of revenues also includes routine aircraft maintenance expenses and repairs, consisting primarily of labor, parts, consumables, travel and subscriptions unique to each airframe.
Selling, General and Administrative Expense
Selling, general and administrative expenses include all costs that are not directly related to satisfaction of customer contracts. Selling, general and administrative expenses include costs for our administrative functions, such as finance, legal, human resources, and IT support, and business development costs that include contract procurement, public relations and business opportunity advancement. These functions include costs for items such as salaries, benefits, stock-based compensation and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services, insurance, intangible asset amortization and depreciation expense. Selling, general and administrative expenses also include gains or losses on the disposal of fixed assets.
Interest Expense
Interest expense consists of interest costs related to our Gallatin municipal bond issuances by Legacy Bridger that closed in July and August 2022 (the “Series 2022 Bonds”), our permanent and term loan agreements, and the net effect of our interest rate swap. Interest expense also includes amortization of debt issuance costs associated with our loan agreements. Refer to “ Liquidity and Capital Resources—Indebtedness” included in this Quarterly Report for a discussion of our loan commitments.

RESULTS OF OPERATIONS
Comparison of the Three Months Ended March 31, 2024 to the Three Months Ended March 31, 2023
The following table sets forth our Condensed Consolidated Statements of Operations information for the three months ended March 31, 2024 and 2023 and should be reviewed in conjunction with the financial statements and notes included elsewhere in this Quarterly Report.

$s in thousands	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Period Over Period Change ($)	Period Over Period Change (%)
Revenues	$5,507	$365	$5,142	1,409%
Cost of revenues:
Flight operations	5,009	3,733	1,276	34%
Maintenance	4,197	3,515	682	19%
Total cost of revenues	9,206	7,248	1,958	27%
Gross loss	(3,699)	(6,883)	3,184	(46%)
Selling, general and administrative expense	11,610	33,229	(21,619)	(65%)
Operating loss	(15,309)	(40,112)	24,803	(62%)
Interest expense	(5,923)	(5,665)	(258)	5%
Other income	1,159	1,092	67	6%
Loss before income taxes	(20,073)	(44,685)	24,612	(55%)
Income tax expense	(14)	—	(14)	n/a
Net loss	$(20,087)	$(44,685)	$24,598	(55%)
Revenues
Revenues increased by $5.1 million, or 1,409%, to $5.5 million for the three months ended March 31, 2024, from $0.4 million for the three months ended March 31, 2023.
Revenues by service offering for the three months ended March 31, 2024 and 2023 were as follows:

$s in thousands	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Period Over Period Change ($)	Period Over Period Change (%)
Fire suppression	$3,881	$—	$3,881	n/a
Aerial surveillance	583	—	583	n/a
Other services	1,043	365	678	186%
Total revenues	$5,507	$365	$5,142	1,409%
Fire suppression revenue increased to $3.9 million and aerial surveillance revenue increased to $0.6 million for the three months ended March 31, 2024, in each case, from zero for the three months ended March 31, 2023. The increase in fire suppression revenue and aerial surveillance revenue was primarily due to an earlier start to the 2024 wildfire season, compared to the three months ended March 31, 2023, which led to more aircraft operating for the three months ended March 31, 2024.
Other services revenue increased by $0.7 million, or 186%, to $1.0 million for the three months ended March 31, 2024, from $0.4 million for the three months ended March 31, 2023. The increase was primarily due to return-to-service work performed on the Spanish Scoopers in connection with the MAB services agreement. Refer to “Note 2 – Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.

Revenues by type for the three months ended March 31, 2024 and 2023 were as follows:

$s in thousands	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Period Over Period Change ($)	Period Over Period Change (%)
Flight revenue	$913	$—	$913	n/a
Standby revenue	3,468	—	3,468	n/a
Other revenue	1,126	365	761	208%
Total revenues	$5,507	$365	$5,142	1,409%
Flight revenue increased to $0.9 million and standby revenue increased to $3.5 million for the three months ended March 31, 2024, in each case, from zero for the three months ended March 31, 2023. The increase in flight revenue and standby revenue was primarily due to an earlier start to the 2024 wildfire season, compared to the three months ended March 31, 2023, which led to more aircraft operating for the three months ended March 31, 2024.
Other revenue increased by $0.8 million, or 208%, to $1.1 million for the three months ended March 31, 2024, from $0.4 million for the three months ended March 31, 2023. The increase was primarily due to return-to-service work performed on the Spanish Scoopers in connection with the MAB services agreement. Refer to “Note 2 – Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
Cost of Revenues
Total cost of revenues increased by $2.0 million, or 27%, to $9.2 million for the three months ended March 31, 2024, from $7.2 million for the three months ended March 31, 2023.
Flight Operations
Flight operations expenses increased by $1.3 million, or 34%, to $5.0 million for the three months ended March 31, 2024, from $3.7 million for the three months ended March 31, 2023. The increase was primarily attributable to an increase in aircraft lease expense of $0.4 million due to two Pilatus PC-12 operating leases commencing in July 2023 and a Twin Otter operating lease commencing in April 2023, an increase in training costs of $0.5 million and an increase in stock-based compensation expense of $0.3 million.
Maintenance
Maintenance expenses increased by $0.7 million, or 19%, to $4.2 million for the three months ended March 31, 2024, from $3.5 million for the three months ended March 31, 2023. The increase was primarily driven by an increase in contractor wages of $0.4 million and an increase of employee labor expenses of $0.3 million.
Selling, General and Administrative Expense
Selling, general and administrative expense decreased by $21.6 million, or 65%, to $11.6 million for the three months ended March 31, 2024, from $33.2 million for the three months ended March 31, 2023. The decrease was primarily attributable to a decrease in stock-based compensation of $20.1 million associated with the immediate vesting of restricted stock units (“RSUs”) issued to executives and senior management of Bridger in connection with the Reverse Recapitalization in January 2023. The remaining decrease is primarily attributable to a decrease in professional service fees of $1.5 million due to higher costs associated with becoming a public company in January 2023.
Interest Expense
Interest expense increased by $0.3 million, or 5%, to $5.9 million for the three months ended March 31, 2024, from $5.7 million for the three months ended March 31, 2023. The increase was primarily driven by lower capitalized interest associated with the financing of the construction of fixed assets.
Other Income
Other income increased by $0.1 million, or 6%, to $1.2 million for the three months ended March 31, 2024, from $1.1 million for the three months ended March 31, 2023.

NON-GAAP FINANCIAL MEASURES
Although we believe that net income or loss, as determined in accordance with GAAP, is the most appropriate earnings measure, we use EBITDA and Adjusted EBITDA as key profitability measures to assess the performance of our business. We believe these measures help illustrate underlying trends in our business and use the measures to establish budgets and operational goals, and communicate internally and externally, in managing our business and evaluating its performance. We also believe these measures help investors compare our operating performance with its results in prior periods in a way that is consistent with how management evaluates such performance.
Each of the profitability measures described below are not recognized under GAAP and do not purport to be an alternative to net income or loss determined in accordance with GAAP as a measure of our performance. Such measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for our results as reported under GAAP. EBITDA and Adjusted EBITDA exclude items that can have a significant effect on our profit or loss and should, therefore, be used only in conjunction with our GAAP profit or loss for the period. Our management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.
EBITDA and Adjusted EBITDA
EBITDA is a non-GAAP profitability measure that represents net income or loss for the period before the impact of the interest expense, income tax expense (benefit) and depreciation and amortization of property, plant and equipment and intangible assets. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting financing expenses), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).
Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before certain items that are considered to hinder comparison of the performance of our businesses on a period-over-period basis or with other businesses. During the periods presented, we exclude from Adjusted EBITDA certain costs that are required to be expensed in accordance with GAAP, including non-cash stock-based compensation, business development and integration expenses, offering costs, gain on disposal of fixed assets, non-cash adjustments to the fair value of earnout consideration, and non-cash adjustments to the fair value of Warrants issued in connection with the Reverse Recapitalization. Our management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

The reconciliation of Net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the three months ended March 31, 2024 and 2023 is as follows:

$s in thousands	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Period Over Period Change ($)	Period Over Period Change (%)
Net loss	$(20,087)	$(44,685)	$24,598	(55%)
Income tax expense	14	—	14	n/a
Depreciation and amortization	1,290	1,751	(461)	(26%)
Interest expense	5,923	5,665	258	5%
EBITDA	(12,860)	(37,269)	24,409	(65%)
Stock-based compensation[1]	5,871	25,597	(19,726)	(77)%
Business development & integration expenses[2]	312	519	(207)	(40)%
Change in fair value of earnout consideration[3]	15	—	15	n/a
Change in fair value of Warrants[4]	(266)	(1,599)	1,333	(83%)
Offering costs[5]	—	2,083	(2,083)	(100%)
Gain on disposal[6]	—	(2)	2	(100)%
Adjusted EBITDA	$(6,928)	$(10,671)	$3,743	(35%)
Net loss margin[7]	(365%)	(12,242%)
Adjusted EBITDA margin[7]	(126%)	(2,924%)
NM - Not Meaningful
1Represents non-cash stock-based compensation expense associated with employee and non-employee equity awards.
2Represents expenses related to potential acquisition targets and additional business lines.
3Represents non-cash fair value adjustment for earnout consideration issued in connection with the acquisition of Ignis Technologies, Inc.
4Represents the non-cash fair value adjustment for Warrants issued in connection with the Reverse Recapitalization.
5Represents one-time costs for professional service fees related to the preparation for potential offerings that have been expensed during the period.
6Represents gain on the disposal of a fixed asset.
7Net loss margin calculated as Net loss divided by Total revenue and Adjusted EBITDA margin calculated as Adjusted EBITDA divided by Total revenue.
LIQUIDITY AND CAPITAL RESOURCES
Going Concern
In accordance with Accounting Standards Codification (“ASC”) Topic 205-40, Going Concern, the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within 12 months after the date that these condensed consolidated financial statements are issued. This evaluation includes considerations related to the covenants contained in the Company’s loan agreements as well as the Company’s liquidity position overall.
For the three months ended March 31, 2024, the Company had an operating loss of $15.3 million, net loss of $20.1 million and cash flow used in operating activities of $19.8 million. In addition, as of March 31, 2024, the Company had unrestricted cash and investments of $6.8 million.
As disclosed in detail under the section entitled “Liquidity and Capital Resources—Indebtedness” below, the Company is not in compliance, and is projected to not be in compliance, with certain financial covenants associated with the Series 2022 Bonds during the next 12 months.

Beginning in November 2023, management has implemented steps to help improve the Company’s near-term cash position through a combination of cost reduction measures and the raising of funds through a number of potential avenues, including additional sales of our common stock through our at-the-market offering and registered direct equity offering. Our ability to raise additional funds will depend on, among other factors, financial, economic and market conditions, many of which are outside of our control and there can be no assurance that we will be able to obtain additional funding on satisfactory terms or at all.
As of May 10, 2024, $5,869,526 is available for potential future sales under the 2024 ATM Agreement, which may be utilized for future financings under our effective shelf registration statement. The amount registered for potential future sales under the 2024 ATM Agreement was reduced to $5,869,526 on April 15, 2024 in accordance with General Instruction I.B.6 of Form S-3 in connection with the Company’s registered direct offering of 2,183,366 shares of Common Stock described in “Note 22 – Subsequent Events” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report.
Current and anticipated noncompliance with financial covenants and uncertainty regarding the Company’s ability to diligently prosecute the cost reduction plan and to raise additional cash funding raise substantial doubt about the Company’s ability to continue as a going concern within 12 months following the issuance date of the condensed consolidated financial statements as of and for the period ended March 31, 2024.
Cash and Marketable Securities
As of March 31, 2024, our principal sources of liquidity were cash and cash equivalents of $6.8 million which were held for working capital purposes and restricted cash of $9.3 million. Restricted cash consists primarily of cash reserved for debt servicing on the Series 2022 Bonds. From time to time, the Company invests its excess cash in highly rated available-for-sale securities, with the primary objective of minimizing the potential risk of principal loss. As of March 31, 2024, the Company had zero of investments in debt securities classified as available-for-sale.
We may receive up to $306.5 million from the exercise of the 9,400,000 private placement warrants and 17,249,874 public warrants of the Company outstanding (collectively, the “Warrants”), assuming the exercise in full of all the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. On March 28, 2024, the closing price of our Common Stock was $5.02 per share. For so long as the market price of our Common Stock is below the exercise price of our Warrants ($11.50 per share), our Warrants remain “out-of-the money,” and holders of our Warrants are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. There can be no assurance that our Warrants will be in the money prior to their January 24, 2028 expiration date, and therefore, we may not receive any cash proceeds from the exercise of our Warrants to fund our operations. Accordingly, we have not relied on the receipt of proceeds from the exercise of our Warrants in assessing our capital requirements and sources of liquidity.
We may in the future seek to raise additional funds through various potential sources, such as equity and debt financing for general corporate purposes or for specific purposes, including in order to pursue growth initiatives. Based on our unrestricted cash and cash equivalents balance as of March 31, 2024, and our projected cash use, we would anticipate the need to raise additional funds through equity or debt financing (or the issuance of stock as acquisition consideration) to pursue any significant acquisition opportunity, at the time of such acquisition opportunity. Our ability to generate proceeds from equity financings will significantly depend on the market price of our Common Stock.
On November 17, 2023, the Company entered into a series of agreements designed to facilitate the purchase and return to service of the Spanish Scoopers originally awarded to the Company’s wholly-owned subsidiary, Bridger Aerospace Europe, S.L.U. (“BAE”), in September 2023 via a public tender process from the Government of Spain for €40.3 million. Under the terms of the agreements, the Company agreed to sell its entire outstanding equity interest in BAE to MAB and purchase $4.0 million of non-voting Class B units of MAB. The Company also entered into a services agreement with MAB whereby the Company will manage the return to service upgrades of the Spanish Scoopers through the Company’s wholly-owned Spanish subsidiary, Albacete Aero, S.L., while they are owned and funded by MAB. The service agreement also provides that the Company has the right, but not the obligation, to acquire each Spanish Scooper as it is ready to be contracted and returned to service. Our management team estimates that the cost to renovate and upgrade these Spanish Scoopers will be approximately $8 million to $12 million per aircraft. Assuming timely completion of such renovations and upgrades, we expect these modified Spanish Scoopers to generate revenue and Adjusted EBITDA in-line with Bridger’s current fleet of Super Scoopers once contracting mechanics are negotiated with various foreign governments during their respective return-to-service timeframes. However, there can be no assurance that this acquisition will be completed upon the timeline discussed above or at all, nor that the Company will be able to successfully contract with various foreign governments to generate revenue.

Indebtedness
As of March 31, 2024, we held $20.1 million of current liabilities, $12.0 million of which was accrued expenses and other current liabilities.
As of March 31, 2024, we held $220.0 million of long-term liabilities with $204.1 million of total long-term debt, net of debt issuance costs, which are comprised of the Series 2022 Bonds, two separate credit facilities brokered through Live Oak Bank, two separate credit facilities with Rocky Mountain Bank and various short term vehicle loans through First Interstate Bank.
Series 2022 Bonds
On July 21, 2022, we closed our Series 2022 Bond Offering in a taxable industrial development revenue bond transaction with Gallatin County, Montana for $160.0 million (the “Series 2022 Bond Offering”). Pursuant to the Series 2022 Bond Offering, Gallatin County issued $135.0 million of bonds on July 21, 2022 and an additional $25.0 million of bonds on August 10, 2022. The proceeds from the offering, together with cash on hand, were used to redeem the capital contributions plus accrued interest for all of the remaining Legacy Bridger Series A-1 preferred shares and Legacy Bridger Series A-2 preferred shares totaling $134.0 million, the principal plus accrued interest for the Series 2021 Gallatin County municipal bond, totaling $7.7 million, to finance the construction and equipping of the Company’s third aircraft hangar in Belgrade, Montana and to fund the purchase of additional Super Scooper aircraft. The Series 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5%. Interest is payable semiannually on March 1 and September 1 of each year until maturity and commenced on September 1, 2022. Debt issuance costs for the Series 2022 Bonds was $4.2 million.
Optional Redemption—We may redeem the Series 2022 Bonds (i) during the period beginning on September 1, 2025 through August 31, 2026, at a redemption price equal to 103% of the principal amount plus accrued interest; (ii) during the period beginning on September 1, 2026 through August 31, 2027, at a redemption price equal to 102% of the principal amount plus accrued interest; and (iii) on or after September 1, 2027, at a redemption price equal to 100% of the principal amount plus accrued interest. At our direction, the Series 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events set forth in that certain Amended and Restated Trust Indenture, dated as of June 1, 2022 (the “Indenture”), between Gallatin County and U.S. Bank Trust Company, National Association, Salt Lake City, Utah.
Mandatory and Extraordinary Redemptions—Subject to the terms of the Indenture, the Series 2022 Bonds must be redeemed, including, among other things, (i) from all the proceeds of the sale of any Super Scooper, (ii) in an amount equal to (a) 50% of our operating revenues less the portion used to pay or establish reserves for all our expenses, debt payments, capital improvements, replacements, and contingencies (“Excess Cash Flow”) or (b) 100% of Excess Cash Flow, in each case, in the event we fall below certain debt service coverage ratio requirements set forth in the Indenture, and (iii) upon a change of control (each a “Mandatory Redemption”). For each Mandatory Redemption, the Series 2022 Bonds will be redeemed in whole or in part, at a redemption price equal to 100% of the principal amount of each Series 2022 Bond redeemed plus any premium that would be applicable to an optional redemption of the Series 2022 Bonds on such date (and if such redemption occurs prior to September 1, 2025, the applicable premium shall be three percent (3%)) and accrued interest. Furthermore, subject to the terms of the Indenture, at our direction, the Series 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events, including, among other things, casualty, condemnation, or other unexpected events set forth in the Indenture.
Financial Covenants— In connection with the Series 2022 Bonds, we are a party to certain loan agreements that contain customary representation and warranties, negative covenants, including, limitations on indebtedness, reduction of liquidity below certain levels, and asset sales, merger and other transactions, and remedies on and events of default.
Under the terms of such loan agreements, we are subject to certain financial covenants, that require, among other things, that we operate in a manner and to the extent permitted by applicable law, to produce sufficient gross revenues so as to be at all relevant times in compliance with the terms of such covenants, including that we maintain (i) beginning with the fiscal quarter ending December 31, 2023, a minimum debt service coverage ratio (generally calculated as the aggregate amount of our total gross revenues, minus operating expenses, plus interest, depreciation and amortization expense, for any period, over our maximum annual debt service requirements, as determined under such loan agreement) that exceeds 1.25x and (ii) beginning with the fiscal quarter ending September 30, 2022, a minimum liquidity of not less than $8 million in the form of unrestricted cash and cash equivalents, plus liquid investments and unrestricted marketable securities at all times.

Subject to the terms of the loan agreements, in the event we are unable to comply with the terms of the financial covenants, we may be required (among other potential remedial actions) to engage an independent consultant to review, analyze and make recommendations with respect to our operations or in some instances, this could result in an event of default and/or the acceleration of our debt obligations under the loan agreements. In addition, the acceleration of our debt obligations may in some instances (as set forth in our Amended and Restated Charter) result in an increase in the dividend rate of the Series A Preferred Stock by 2.00% per annum from the dividend rate otherwise in effect at such time.
The Company is not in compliance with the DSCR covenant as of March 31, 2024 and management anticipates the Company will continue to not be in compliance with the DSCR covenant at future quarterly measurement periods in the next 12 months, primarily attributable to the seasonal nature of our business and a less intense 2023 wildfire season. In addition, the Company is not in compliance with the $8.0 million minimum liquidity requirement as of March 31, 2024 and management anticipates that it may not be in compliance with the minimum liquidity requirement at future quarterly measurement periods in the next 12 months depending on the cash generated from its seasonal firefighting operations in 2024.
The Series 2022 Bonds agreements provide that, with regard to covenant violations, other than non-payment of principal or interest, no event of default shall be deemed to have occurred so long as a reasonable course of action to remedy a violation commences within 30 days of non-compliance and management diligently prosecutes the remediation plan to completion.
Management consulted with bond counsel on the impact of covenant violations and proactively developed a cost reduction plan, and began implementing the plan in November 2023, to help remedy the anticipated covenant breaches in 2024. However, this plan is in progress and there is no assurance that management will be able to diligently prosecute the remediation plan to completion. The uncertainty regarding the company’s ability to diligently prosecute the remediation plan to completion and the potential impact on the bonds maturity as a result of the anticipated debt covenant violations at subsequent compliance dates or failure to make required interest payments, could result in the Series 2022 Bonds becoming immediately due and payable, which raises substantial doubt about our ability to continue as a going concern.
Live Oak Bank Loans
Our loans with Live Oak Bank are subject to financial covenants requiring the Company to maintain a debt service coverage ratio, generally calculated as the ratio of the net cash flow (as defined in the applicable note agreements) to the amount of interest and servicing fees required to be paid over the succeeding 12 months on the principal amount of the note, as applicable, that will be outstanding on the payment date following such date of determination, that exceeds 1.25x at the aircraft or entity level and for the Company’s debt to worth ratio to not exceed 5.00x at the aircraft or entity level. The Company is in compliance with such financial covenants as of March 31, 2024.
Rocky Mountain Bank Loans
Through certain of our subsidiaries, we entered into two credit facilities with Rocky Mountain Bank to finance in part (i) the construction of airplane hangars on September 30, 2019 and (ii) the purchase of four Quest Kodiak aircraft on February 3, 2020. In connection with such credit facilities, we also entered into various term loan and other long-term debt agreements which contain certain financial covenants, including, that we maintain (i) a debt service coverage ratio that exceeds 1.25x (generally calculated as the ratio of the net operating income over the debt service payments made or as the ratio of adjusted EBITDA over the aggregate amount of interest and principal payments, in each case, as determined in the applicable agreement) and (ii) certain senior leverage ratios that do not exceed 7.00x through the third quarter of 2024, 6.00x through the third quarter of 2025, or 5.00x thereafter (generally calculated as the ratio of the senior funded debt over EBITDA, as determined in the applicable agreement). The Company is in compliance with such financial covenants as of March 31, 2024.
Mezzanine and Permanent Equity
Preferred Shares
On April 25, 2022, we authorized and issued 315,789.473684 Legacy Bridger Series C Preferred Shares for aggregate proceeds of $288.5 million, net of issuance costs of $11.5 million. Legacy Bridger Series C Preferred Shares rank senior to our Common Stock and ranked subordinate to Legacy Bridger Series A Preferred Shares with respect to the distribution of assets upon liquidation or certain triggering events. Upon the Closing, Legacy Bridger Series C Preferred Shares were exchanged for shares of Series A Preferred Stock on a one-to-one basis as a portion of the merger consideration issued in connection with the Reverse Recapitalization. The Series A Preferred Stock is classified as mezzanine equity as it remains probable that they may become redeemable upon the mandatory redemption date of April 25, 2032. Series A Preferred Stock does not participate in earnings and is non-voting. For additional information regarding the terms and conditions of the Series A Preferred Stock, see “Note 17 – Mezzanine Equity” for additional details.

Prior to the Closing, Legacy Bridger Series C Preferred Shares accrued interest daily at 7% per annum for the first year, 9% per annum for the second year and 11% per annum thereafter. Following the Closing, the Series A Preferred Stock will continue to accrue interest daily at 7% per annum for the first six years, 9% per annum for the seventh year, and 11% per annum thereafter. Accrued interest for the Series A Preferred Stock was $28.4 million as of March 31, 2024.
As of March 31, 2024, it was probable that the Series A Preferred Stock may become redeemable at the holder’s option on or after March 29, 2027. We have elected to recognize changes in redemption value immediately, adjusting the preferred shares to the maximum redemption value at each reporting date. As of March 31, 2024, Series A Preferred Stock had a carrying value and redemption value of $361.0 million.
Common Stock
As of March 31, 2024 and December 31, 2023, we had 44,842,587 and 44,776,926 shares of Common Stock issued and outstanding, respectively.
Historical Cash Flows
Our consolidated cash flows from operating, investing and financing activities for the three months ended March 31, 2024 and 2023 were as follows:

$s in thousands	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net cash used in operating activities	$(19,762)	$(36,653)
Net cash (used in) provided by investing activities	(214)	12,959
Net cash used in financing activities	(896)	(4,077)
Net change in cash and cash equivalents	$(20,872)	$(27,771)
Operating Activities
Net cash used in operating activities was $19.8 million for the three months ended March 31, 2024, compared to Net cash used in operating activities of $36.7 million for the three months ended March 31, 2023. Net cash used in operating activities reflects Net loss of $20.1 million for the three months ended March 31, 2024 compared to Net loss of $44.7 million for the three months ended March 31, 2023. Net cash used in operating activities for the three months ended March 31, 2024 reflects add-backs to Net loss for non-cash charges totaling $6.5 million, primarily attributable to stock-based compensation expense of $5.9 million and depreciation and amortization of $1.3 million, partially offset by the change in fair value of embedded derivative of $0.9 million. Net cash used in operating activities for the three months ended March 31, 2023 reflects add-backs to Net loss for non-cash charges totaling $25.4 million, primarily attributable to stock-based compensation expense of $25.6 million.
Investing Activities
Net cash used in investing activities was $0.2 million for the three months ended March 31, 2024, compared to Net cash provided by investing activities of $13.0 million for the three months ended March 31, 2023. Net cash used in investing activities for the three months ended March 31, 2024 reflects purchases of property, plant and equipment of $1.0 million, which primarily comprised of purchases aircraft improvements, and expenditures for capitalized software of $0.3 million, partially offset by proceeds from maturities of marketable securities of $1.1 million. Net cash provided by investing activities for the three months ended March 31, 2023 reflects proceeds from sales and maturities of marketable securities of $25.1 million partially offset by purchases of property, plant and equipment of $11.2 million, which is primarily comprised of aircraft improvements, and the construction in progress of the third hangar of $1.0 million.
Financing Activities
Net cash used in financing activities was $0.9 million for the three months ended March 31, 2024, compared to Net cash used in financing activities of $4.1 million for the three months ended March 31, 2023. Net cash used in financing activities for the three months ended March 31, 2024 primarily reflects repayments on debt of $0.7 million and payment of issuance costs for Common Stock in the at-the-market offering of $0.3 million, partially offset by proceeds from issuance of Common Stock in the at-the-market offering of $0.2 million. Net cash used in financing activities for the three months ended March 31, 2023 primarily reflects costs incurred related to the Closing of $6.8 million and repayments of debt of $0.5 million, partially offset by proceeds from the Closing of $3.2 million.

Contractual Obligations
Our principal commitments consist of obligations for outstanding leases and debt. The following table summarizes our contractual obligations as of March 31, 2024:

	Payments Due by Period
$s in thousands	Total	Current	Noncurrent
Lease obligations	$10,613	$2,194	$8,419
Debt obligations	210,640	3,030	207,610
Total	$221,253	$5,224	$216,029
On November 17, 2023, the Company entered into a series of agreements with MAB and its subsidiary designed to facilitate the purchase and return to service of four Spanish Scoopers originally awarded to the Company in September 2023 via a public tender process from the Government of Spain. The terms of the agreements provide that the Company will manage the return to service upgrades of the Spanish Scoopers while they are owned and funded by MAB. The Company has the right, but not the obligation, to acquire each plane as it is ready to be contracted and returned to service. In the event that the Company does not purchase the aircraft within the time periods set forth in the agreements, then either party may initiate a sales process for the sale of all aircraft that have not been purchased by the Company, which sales process the Company will oversee and manage. If the aircraft are sold to a third party through such process, then the Company must pay MAB’s subsidiary a cash fee equal to the amount, if any, by which the aggregate price of the Company’s purchase options for such aircraft exceeds the consideration paid by the third-party purchaser for the same aircraft, not to exceed $15.0 million in aggregate. If the aircraft are not sold to a third party and MAB’s subsidiary has not otherwise entered into an operating lease with a third party for the aircraft, then the Company must pay MAB’s subsidiary $15.0 million.
Off-Balance Sheet Arrangements
On November 17, 2023, we entered into a series of agreements designed to facilitate the purchase and return to service of the Spanish Scoopers originally awarded to our wholly-owned subsidiary, BAE, in September 2023 via a public tender process from the Government of Spain for €40.3 million. Under the terms of the agreements, we agreed to sell the entire outstanding equity interest in BAE to MAB and purchase $4.0 million of non-voting Class B units of MAB. We also entered into a services agreement with MAB whereby we will manage the return to service upgrades of the Spanish Scoopers through our wholly-owned Spanish subsidiary, Albacete Aero, S.L., while they are owned and funded by MAB. The service agreement also provides that we have the right, but not the obligation, to acquire each Spanish Scooper as it is ready to be contracted and returned to service. The Company assessed both MAB and BAE for variable interest entity accounting under ASC 810-10-15 and determined that MAB is a voting interest entity and BAE is a variable interest entity. However, neither entity is consolidated in the consolidated financial statements as the Company does not have a controlling financial interest in MAB and the Company is not the primary beneficiary of BAE.
As of March 31, 2024 and December 31, 2023, we did not have any other relationships with special purpose or variable interest entities which have been established for the purpose of facilitating off-balance sheet arrangement, which have not been consolidated in the consolidated financial statements of the Company. Refer to “Note 2 – Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report for additional information.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Bridger is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this item.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our Condensed Consolidated Financial Statements and the related notes included elsewhere in this Quarterly Report are prepared in accordance with GAAP. The preparation of these Condensed Consolidated Financial Statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, provision for income taxes and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the following critical accounting policies involve a greater degree of judgment or complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our condensed consolidated financial condition and results of operations.
Investments in Marketable Securities
Investments in debt securities are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported as accumulated other comprehensive income. Gains and losses are recognized when realized. Unrealized losses are evaluated for impairment to determine if the impairment is credit related. An other-than-temporary credit impairment would be recognized as an adjustment to income. Gains and losses are determined using the first-in first-out method. Investments in marketable securities are classified as current assets with short-term maturities of less than one year.
Revenue Recognition
Revenues are recognized when control of the promised services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
We charge daily and hourly rates depending upon the type of firefighting services rendered and under which contract the services are performed. These services are primarily split into flight revenue and standby revenue. Flight revenue is primarily earned at an hourly rate when the engines of the aircraft are started and stopped upon request of the customer, tracked via flight logs for Super Scoopers or a Hobbs meter for other aircraft. Standby revenue is earned primarily as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment.
We enter into short, medium and long-term contracts with customers, primarily with government agencies to deploy aerial fire management assets during the firefighting season. Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied and payment is typically due within 30 days of invoicing. This occurs as the services are rendered and include the use of the aircraft, pilot and field maintenance personnel to support the contract.
Contracts are based on either a Call-When-Needed (“CWN”) or Exclusive Use (“EU”) basis. Rates established are generally more competitive based on the security of the revenue from the contract (i.e., an EU versus only on an as-needed basis in CWN). These rates are delineated by the type of service, generally flight time or time available for deployment. Once an aircraft is deployed on a contract the fees are earned at these rates and cannot be obligated to another customer. Contracts have no financing components and consideration is at pre-determined rates. No variable considerations are constrained within the contracts.
The transaction prices are allocated on the service performed and tracked real-time by each operator in a duty log. On at least a monthly basis, the services performed and rates are validated by each customer. Acceptance by the customer is evidenced by the provision of their funded task order or accepted invoice.
Other revenue consists of leasing revenues for facilities as well as external repair and return-to-service work performed on customer aircraft. The Company commonly contracts with third-parties to perform certain repair and return-to-service work that we have promised in our customer agreements. The Company considers itself the principal in these arrangements as we control the timing and nature of the services ultimately provided by the third-party to the customer. Return-to-service revenue associated with the Spanish Scoopers is recognized over time using a cost-to-cost measure because it best depicts the transfer of value to the customer and also correlates with the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised services to the customer. Under the cost-to-cost measure of progress, progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues are recorded proportionally as costs are incurred.
Payment terms vary by customer and type of revenue contract. We generally expect that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, we have elected the practical expedient to not evaluate whether a significant financing component exists. As the Company has a right to consideration from customers in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date, the Company has applied the practical expedient to recognize revenue in the amount to which we have the right to invoice. As permitted under the practical expedient available under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount which we have the right to invoice for services performed.
Sales taxes and value added taxes in foreign jurisdictions that are collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from Revenues.

Business Combinations
The Company records tangible and intangible assets acquired and liabilities assumed in business combinations under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method of accounting, amounts paid for the acquisition are allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition inclusive of identifiable intangible assets. Acquisition consideration includes contingent consideration with payment terms based on the achievement of certain targets of the acquired business. The estimated fair value of identifiable assets and liabilities, including intangibles, are based on valuations that use information and assumptions available to management. The Company allocates any excess purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed to goodwill. Significant management judgments and assumptions are required in determining the fair value of assets acquired and liabilities assumed, particularly acquired intangible assets, including estimated useful lives. The valuation of purchased intangible assets is based upon estimates of the future performance and discounted cash flows of the acquired business. Each asset acquired or liability assumed is measured at estimated fair value from the perspective of a market participant.
Contingent consideration represents an obligation of the acquirer to transfer additional assets or equity interests to the seller if future events occur or conditions are met and is recognized when probable and reasonably estimable. Contingent consideration recognized is included in the initial cost of the assets acquired. Subsequent changes in the estimated fair value of contingent consideration are recognized as Selling, general and administrative expenses within the Condensed Consolidated Statements of Operations.
Stock-Based Compensation
In January 2023, the Company along with its board of directors established and approved and assumed the Bridger Aerospace Group Holdings, Inc. 2023 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan was developed to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of the Company, thereby furthering the best interests of the Company and its shareholders. The Omnibus Plan provides, among other things, the ability for the Company to grant options, stock appreciation rights, restricted stock, RSUs, performance awards and other stock-based and cash-based awards to employees, consultants and non-employee directors.
The Omnibus Plan expires on January 23, 2033 and authorizes 15,099,137 shares of common stock for grant life of the Omnibus Plan. As of March 31, 2024, 4,513,130 shares of common stock remain available under the Omnibus Plan.
As of March 31, 2024, the Company has granted participants RSUs and bonuses paid in Common Stock under the Omnibus Plan. The fair value of RSUs is determined based on the quoted market price of the Common Stock on the date of grant. Compensation cost for the RSUs is recognized over the requisite service period based on a graded-vesting method. The Company accounts for forfeitures as they occur. Stock-based compensation is included in both Cost of revenues and Selling, general and administrative expense in the Condensed Consolidated Statements of Operations. Upon vesting of each RSU, the Company will issue one share of Common Stock to the RSU holder.
Impairment of Goodwill, Other Intangible Assets and Long-Lived Assets
Goodwill
Goodwill represents the excess of purchase price over fair value of the net assets acquired in an acquisition. Beginning in 2023, the Company assesses goodwill for impairment as of October 1 annually or more frequently upon an indicator of impairment. Prior to 2023, the Company assessed goodwill for impairment as of December 31 annually or more frequently upon an indicator of impairment. The change to an October 1 annual goodwill impairment assessment date was made to ensure the completion of the Company’s assessment prior to the end of its annual reporting period, thereby aligning impairment testing procedures with its year-end financial reporting.
When we elect to perform a qualitative assessment and conclude it is more likely that the fair value of the reporting unit is greater than its carrying value, no further assessment of that reporting unit’s goodwill is necessary. Otherwise, a quantitative assessment is performed, and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its fair value, an impairment loss equal to the excess is recorded. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or the business climate that could affect the value of an asset or an adverse reaction. As of the October 1, 2023 annual goodwill impairment test, the Company’s qualitative analysis indicated the fair value of the Company’s reporting unit exceeded its carrying value. No goodwill impairment charges were recorded for the three months ended March 31, 2024 or 2023.

Long-Lived Assets
A long-lived asset (including amortizable identifiable intangible assets) or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator. When indicators of impairment are present, we evaluate the carrying value of the long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. We adjust the net book value of the long-lived assets to fair value if the sum of the expected future cash flows is less than book value.
Property, Plant and Equipment, Net
Property, plant and equipment is stated at net book value, cost less depreciation. Depreciation for aircraft, engines and rotable parts is recorded over the estimated useful life based on flight hours. Depreciation for vehicles and equipment, buildings, and leasehold improvements is computed using the straight-line method over the estimated useful lives of the property, plant and equipment. Airplane hangars located on leased airport property are considered leasehold improvements with useful lives determined based on the estimated life of the underlying ground lease. Depreciable lives by asset category are as follows:

Estimated useful life
Aircraft, engines and rotable parts	1,500 –6,000 flight hours
Vehicles and equipment	3 – 5 years
Buildings	50 years
Leasehold improvements	27 – 29 years
Property, plant and equipment are reviewed for impairment as discussed above under “Long-Lived Assets.”
Cost Method Investments
We hold equity securities without a readily determinable fair value, which are only adjusted for observable price changes in orderly transactions for the same or similar equity securities or any impairment, totaling $5.0 million as of March 31, 2024 and December 31, 2023.
Variable Interest Entities
We follow ASC 810-10-15 guidance with respect to accounting for VIEs. These entities do not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of its expected returns and are contractual, ownership or pecuniary in nature and that change with changes in the fair value of the entity’s net assets. A reporting entity is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provide it with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and loss/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in the facts and circumstances. For the three months ended March 31, 2024 and 2023, Northern Fire Management Services, LLC, a VIE of which the Company was identified as the primary beneficiary, is consolidated into our financial statements. Refer to “Note 2 – Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report for additional information.
Fair Value of Financial Instruments
We follow guidance in ASC 820, Fair Value Measurement, where fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are determined within a framework that establishes a three-tier hierarchy which maximizes the use of observable market data and minimizes the use of unobservable inputs to establish a classification of fair value measurements for disclosure purposes. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of our business. Unobservable inputs reflect our own assumptions about the assumptions market participants would use in pricing the asset or liability based on the information available.

Warrant Liabilities
We account for the Warrants issued in connection with the Reverse Recapitalization in accordance with the guidance contained in accordance with ASC 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. The warrant liabilities are subject to remeasurement at each balance sheet date until exercised. Refer to “Note 12 – Accrued Expenses and Other Liabilities” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report for additional information.
RECENT ACCOUNTING PRONOUNCEMENTS
For additional information regarding recent accounting pronouncements adopted and under evaluation, refer to “Note 2 – Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report.
EMERGING GROWTH COMPANY AND SMALLER REPORTING COMPANY STATUS
Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” and have elected to take advantage of the benefits of this extended transition period.
We will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date that we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by our emerging growth company status may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to “Note 2 – Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this Quarterly Report for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the three months ended March 31, 2024 and the year ended December 31, 2023.
We will remain an “emerging growth company” under the JOBS Act until the earliest of (a) December 31, 2028, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (c) the last date of our fiscal year in which we are deemed to be a “large accelerated filer” under the rules of the Securities and Exchange Commission with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
We will be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) our annual revenues are greater than or equal to $100 million during the last completed fiscal year or the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included in this Quarterly Report are not historical facts but are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “poised,” “positioned,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) anticipated expansion of Bridger’s operations and increased deployment of Bridger’s aircraft fleet, including references to Bridger’s acquisition of and/or right to use the four Spanish Scoopers, including the expected closing timings thereof, the anticipated benefits therefrom, and the ultimate structure of such acquisitions and/or right to use arrangements; (2) Bridger’s business and growth plans and future financial performance; (3) current and future demand for aerial firefighting services, including the duration or severity of any domestic or international wildfire seasons; (4) the magnitude, timing, and benefits from any cost reduction actions; (5) Bridger’s exploration of, need for, or completion of any future financings, and (6) anticipated investments in additional aircraft, capital resources, and research and development and the effect of these investments. These statements are based on various assumptions and estimates, whether or not identified in this Quarterly Report, and on the current expectations of Bridger’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Bridger. These forward-looking statements are subject to a number of risks and uncertainties, including: Bridger’s ability to identify and effectively implement any current or future anticipated cost reductions, including any resulting impacts to Bridger’s business and operations therefrom; the duration or severity of any domestic or international wildfire seasons; changes in domestic and foreign business, market, financial, political and legal conditions; Bridger’s failure to realize the anticipated benefits of any acquisitions; Bridger’s successful integration of any aircraft (including achievement of synergies and cost reductions); Bridger’s ability to successfully and timely develop, sell and expand its services, and otherwise implement its growth strategy; risks relating to Bridger’s operations and business, including information technology and cybersecurity risks, loss of requisite licenses, flight safety risks, loss of key customers and deterioration in relationships between Bridger and its employees; risks related to increased competition; risks relating to potential disruption of current plans, operations and infrastructure of Bridger, including as a result of the consummation of any acquisition; risks that Bridger is unable to secure or protect its intellectual property; risks that Bridger experiences difficulties managing its growth and expanding operations; Bridger's ability to compete with existing or new companies that could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share; the ability to successfully select, execute or integrate future acquisitions into Bridger's business, which could result in material adverse effects to operations and financial conditions; and those factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in Bridger’s Annual Report filed with the U.S. Securities and Exchange Commission on March 20, 2024 and in this Quarterly Report. If any of these risks materialize or Bridger management's assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that Bridger presently does not know or that Bridger currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Bridger’s expectations, plans or forecasts of future events and views as of the date of this Quarterly Report. Bridger anticipates that subsequent events and developments will cause Bridger’s assessments to change. However, while Bridger may elect to update these forward-looking statements at some point in the future, Bridger specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Bridger’s assessments as of any date subsequent to the date of this Quarterly Report. Accordingly, undue reliance should not be placed upon the forward-looking statements contained in this Quarterly Report.

INTERNAL CONTROL OVER FINANCIAL REPORTING
We have identified material weaknesses in our internal control over financial reporting, which we are in the process of, and are focused on, remediating. The first material weakness is related to reviewing third party accounting advice and properly accounting for complex transactions, especially related to merger and acquisition activity, within our financial statement closing and reporting process. The second material weakness arises from our failure to design and maintain effective IT general controls over the IT systems used within the processing of key financial transactions. Specifically, we did not design and maintain user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel. Within the same material weakness, we have also failed to maintain adequate documentation around the process of implementing new software solutions. Lastly, we identified a third material weakness in our internal control over financial reporting related to the period-end account reconciliation and financial statement review controls which did not operate within a sufficient level of precision.
We have begun the process of, and are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses, including:
•the recruitment of additional personnel with extensive knowledge of GAAP, implementation of software to facilitate the accumulation and review of our financial information, and utilization of third party consultants and specialists to supplement our internal resources, as well as implementing processes and controls to segregate key functions within our finance systems, as appropriate;
•designing and following a formalized control plan related to IT general controls, including controls related to developing, implementing and managing access to and implementing financially significant systems within our IT environment; and
•engaging internal and external resources to assist with the design and evaluation of internal controls and the remediation of deficiencies, as necessary.
While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.
Although we plan to complete this remediation process as quickly as possible, we are unable, at this time, to estimate how long it will take and our efforts may not be successful in remediating the identified material weaknesses. In addition, even if we are successful in strengthening our controls and procedures, we can give no assurances that in the future such controls and procedures will be adequate to prevent or identify errors or irregularities or to facilitate the fair preparation and presentation of our condensed consolidated financial statements.
ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
Pursuant to Item 305(e) of Regulation S-K, the Company is not required to provide the information required by this Item as it is a “smaller reporting company.”
ITEM 4. CONTROLS AND PROCEDURES.
Evaluation of Disclosure Controls and Procedures
Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this Quarterly Report, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of March 31, 2024, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that our disclosure controls and procedures were not effective as of March 31, 2024, due to the material weaknesses described below.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.
Material Weaknesses: We have identified material weaknesses in our internal control over financial reporting. The first material weakness is related to properly accounting for complex transactions, especially related to merger and acquisition activity, within our financial statement closing and reporting process. The second material weakness arises from our failure to design and maintain effective IT general controls over the IT systems used within the processing of key financial transactions. Specifically, we did not design and maintain user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel. Within the same material weakness, we have also failed to maintain adequate documentation around the process of implementing new software solutions. Lastly, we identified a third material weakness in our internal control over financial reporting related to the period-end account reconciliation and financial statement review controls which did not operate within a sufficient level of precision.
Remediation Plan: We have begun the process of, and are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses, including:
•the recruitment of additional personnel with extensive knowledge of GAAP, implementation of software to facilitate the accumulation and review of our financial information, and utilization of third party consultants and specialists to supplement our internal resources, as well as implementing processes and controls to segregate key functions within our finance systems, as appropriate;
•designing and following a formalized control plan related to IT general controls, including controls related to developing, implementing, and managing access to and implementing financially significant systems within our IT environment; and
•engaging internal and external resources to assist with the design and evaluation of internal controls and the remediation of deficiencies, as necessary.
While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.
Although we plan to complete this remediation process as quickly as possible, we are unable, at this time, to estimate how long it will take and our efforts may not be successful in remediating the identified material weaknesses. In addition, even if we are successful in strengthening our controls and procedures, we can give no assurances that in the future such controls and procedures will be adequate to prevent or identify errors or irregularities or to facilitate the fair preparation and presentation of our consolidated financial statements.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting (as that term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the three months ended March 31, 2024 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS.
The Company is involved in legal proceedings and litigation in the ordinary course of business. Other than routine litigation incidental to the Company’s business, there are no material pending legal proceedings to which the Company is a party or to which any of the Company’s properties are subject.
ITEM 1A. RISK FACTORS.
Except as detailed below, there have been no material changes in the Company’s risk factors from those discussed in our Annual Report on Form 10-K filed with the SEC on March 20, 2024, which are incorporated herein by reference.
We have a substantial amount of debt and servicing future interests or principal payments may impair our ability to operate our business or require us to change our business strategy to accommodate the repayment of our debt. Our ability to operate our business is limited by certain agreements governing our debt, including restrictions on the use of the loan proceeds, operational and financial covenants, and restrictions on additional indebtedness. If we are unable to comply with the financial covenants or other terms of our debt agreements, we may become subject to cross-default or cross-acceleration provisions that could result in our debt being declared immediately due and payable, which could prolong the substantial doubt about our ability to continue as a going concern.
We completed municipal bond financings in July 2022 and August 2022 that raised gross proceeds in the aggregate of $160.0 million. As of March 31, 2024, we had $210.6 million of total debt outstanding. In connection with such bond financings, we have entered into various loan agreements, which contain certain financial covenants, that require, among other things, that we operate in a manner and to the extent permitted by applicable law, to produce sufficient gross revenues so as to be at all relevant times in compliance with the terms of such covenants, including that we maintain (i) beginning with the fiscal quarter ending December 31, 2023, a minimum debt service coverage ratio (generally calculated as the aggregate amount of our total gross revenues, minus operating expenses, plus interest, depreciation and amortization expense, for any period, over our maximum annual debt service requirements, as determined under such loan agreement) that exceeds 1.25x and (ii) beginning with the fiscal quarter ending September 30, 2022, a minimum liquidity of not less than $8.0 million in the form of unrestricted cash and cash equivalents, plus liquid investments and unrestricted marketable securities at all times.
Subject to the terms of the loan agreements, in the event we are unable to comply with the terms of the financial covenants, we may be required (among other potential remedial actions) to engage an independent consultant to review, analyze and make recommendations with respect to our operations or in some instances, this could result in an event of default and/or the acceleration of our debt obligations under the loan agreements. In addition, the acceleration of our debt obligations may in some instances (as set forth in the Amended and Restated Certificate of Incorporation (our “Amended and Restated Charter”)) result in an increase in the dividend rate of the shares of Preferred Stock that have the rights, powers, designations, preferences, and qualification, limitations and restrictions set forth in Section 4.5 of the Amended and Restated Charter (“Series A Preferred Stock”) of 2.00% per annum from the dividend rate otherwise in effect with respect to the Series A Preferred Stock.
The Company is not in compliance with the debt service coverage ratio (“DSCR”) covenant as of March 31, 2024 and management anticipates the Company will continue to not be in compliance with the DSCR covenant at future quarterly measurement periods in the next 12 months, primarily attributable to the seasonal nature of our business and a less intense 2023 wildfire season. In addition, the Company is not in compliance with the $8.0 million minimum liquidity requirement as of March 31, 2024 and management anticipates that it may not be in compliance with the minimum liquidity requirement at future quarterly measurement periods in the next 12 months depending on the cash generated from its seasonal firefighting operations in 2024.
The agreements for the Gallatin municipal bond issuances by Bridger Aerospace Group Holdings, LLC totaling $160.0 million of gross proceeds that closed in July and August 2022 (the “Series 2022 Bonds”) provide that, with regard to covenant violations, other than non-payment of principal or interest, no event of default shall be deemed to have occurred so long as a reasonable course of action to remedy a violation commences within 30 days of written notice of non-compliance from the trustee and management diligently prosecutes the remediation plan to completion.

Management consulted with bond counsel on the impact of covenant violations and proactively developed a cost reduction plan, and began implementing the plan in November 2023, to help remedy the anticipated covenant breaches in 2024. However, this plan is in progress and there is no assurance that management will be able diligently prosecute the remediation plan to completion. The uncertainty regarding the company’s ability to diligently prosecute the remediation plan to completion and the potential impact on the bonds maturity as a result of the anticipated debt covenant violations at subsequent compliance dates or failure to make required interest payments, could result in the Series 2022 Bonds becoming immediately due and payable, which raises substantial doubt about our ability to continue as a going concern as of the date our financial statements are issued.
As further described under the section of this Quarterly Report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness,” we have also entered into various term loan agreements and other long-term debt to fund the purchase of additional aircraft and finance the construction of aircraft hangars. Under the terms of such agreements, we are subject to certain financial covenants including, a DSCR, current assets to liabilities and senior leverage ratios requirements, respectively, under the agreements of our credit facilities with Rocky Mountain Bank. The Company is in compliance with such financial covenants as of March 31, 2024. However, no assurance can be provided that we will be able to satisfy such financial covenants in future periods or that we will be able to obtain a waiver from our lenders in the event of non-compliance. A breach of any of these covenants or the occurrence of other events specified in the agreements or related debt documents could result in an event of default under the same and give rise to the lenders’ right to accelerate our debt obligations thereunder and pursue other remedial actions under our credit facilities and/or trigger a cross-default under our other debt agreements, including our Series 2022 Bonds.
Subject to the limits contained in some of the agreements governing our outstanding debt, we may incur additional debt in the future. Our maintenance of higher levels of indebtedness could have adverse consequences including impairing our ability to obtain additional debt and/or equity financing in the future.
Our level of debt places significant demands on our cash resources, which could:
•make it more difficult to satisfy our outstanding debt obligations;
•require us to dedicate a substantial portion of our cash for payments related to our debt, reducing the amount of cash flow available for working capital, capital expenditures, entitlement of our real estate assets, contributions to our tax-qualified pension plan, and other general corporate purposes;
•make it more difficult for us to satisfy certain financial tests and ratios under our loan or debt agreements, requiring us to seek waivers from lenders to not enforce its rights and remedies under the applicable agreements;
•limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;
•place us at a competitive disadvantage with respect to our competitors, some of which have lower debt service obligations and greater financial resources than we do;
•limit our ability to borrow additional funds;
•limit our ability to expand our operations through acquisitions; and
•increase our vulnerability to general adverse economic and industry conditions if we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.
There are no assurances that we will maintain a level of liquidity sufficient to permit us to pay the principal, premium and interest on our indebtedness. In addition to competitive conditions in the industry in which we operate, our financial condition and operating performance are also subject to prevailing economic conditions and certain financial, business and other factors beyond our control.
ITEM 5. OTHER INFORMATION.
During the three months ended March 31, 2024, none of the Company’s directors or executive officers adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” each as defined in Item 408(a) of Regulation S-K.

On May 8, 2024, the Company entered into an Amended and Restated Management Services Agreement (the “A&R Agreement”) by and between, inter alia, the Company, Albacete Aero, S.L.U. (“Albacete”), a wholly-owned subsidiary of the Company, and MAB Funding Designated Activity Company (“MAB”), a wholly-owned subsidiary of MAB Funding, LLC, which amended and restated in its entirety its November 17, 2023 Management Services Agreement with MAB Funding, LLC. Pursuant to the A&R Agreement, an affiliate of MAB agreed to fund certain value added taxes (“VAT”), which are indemnifiable by the Company, and to pursue a refund (if available) for such VAT. Such VAT (to the extent not refunded) is subject to repayment by the Company pursuant to the terms of the A&R Agreement, and shall also accrue interest at the rate of 15% per annum, compounded monthly, during the period between the time that the VAT is funded and the time that it is refunded (unless the Company exceeds certain operational budgets set forth in the A&R Agreement, in which case the interest rate will increase to 22.8% per annum). Additionally, the A&R Agreement provides that the Company will provide certain financial information and access to MAB regarding the operations of the Company, and that Albacete is authorized to perform return-to-service work on the aircraft subject to the A&R Agreement.

ITEM 6. EXHIBITS

Exhibit Number	Description

3.1
Amended and Restated Certificate of Incorporation of Bridger Aerospace Group Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2023).

3.2	Amended and Restated Bylaws of Bridger Aerospace Group Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2023).

10.1
First Amendment to Services Agreement, dated January 18, 2024, by and between Bridger Aerospace Group Holdings, Inc. and Bridger Aerospace Europe, S.L.U.. (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2024).

10.2
Sales Agreement, dated as of January 26, 2024, by and among Bridger Aerospace Group Holdings, Inc., Stifel, Nicolaus & Company, Incorporated and Virtu Americas LLC (incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-276721) filed with the SEC on January 26, 2024).

10.3*++	Second Amendment to Services Agreement, dated May 8, 2024, by and between Bridger Aerospace Group Holdings, Inc. and Bridger Aerospace Europe, S.L.U..

31.1*	Certification of the Company’s Chief Executive Officer Pursuant to Section 302 of the Sarbanes Oxley Act of 2002 (18 U.S.C. Section 7241).

31.2*	Certification of the Company’s Chief Financial Officer Pursuant to Section 302 of the Sarbanes Oxley Act of 2002 (18 U.S.C. Section 7241).

32.1**	Certification of the Company’s Chief Executive Officer and Chief Financial Officer Pursuant to Section 906 of the Sarbanes Oxley Act of 2002 (18 U.S.C. Section 1350).

101.INS*	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
*    Filed herewith.
**    Furnished herewith.
++    Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

Date: May 14, 2024

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

	By:	/s/ Timothy Sheehy
	Name:	Timothy Sheehy
	Title:	Chief Executive Officer and Director
(Principal Executive Officer)

	By:	/s/ Eric Gerratt
	Name:	Eric Gerratt
	Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

EXECUTION VERSION

AMENDED AND RESTATED SERVICES AGREEMENT

Dated as of the May 8, 2024,

by and between

Bridger Aerospace Group Holdings, Inc.,

Albacete Aero, S.L.U.,

Bridger Aerospace Europe, S.L.U.

and

MAB Funding Designated Activity Company,

concerning the aircraft set forth on Exhibit A hereto.

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This Amended and Restated Services Agreement (“Agreement”), is entered into as of May 8, 2024 (the “Amendment Date”) by and between Bridger Aerospace Group Holdings, Inc., a Delaware corporation (“Bridger”), Albacete Aero, S.L.U., a limited liability company incorporated under the laws of Spain (“Albacete”), Bridger Aerospace Europe, S.L.U., a limited liability company incorporated under the laws of Spain (“BAE”) and MAB Funding Designated Activity Company, a designated activity company (limited by shares) incorporated under the laws of Ireland (“Owner”) and amends and restates in its entirety the Services Agreement entered into on November 17, 2023 (the “Effective Date”), between Bridger and BAE. Bridger, Albacete, BAE and Owner may be referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, pursuant to those certain aircraft sale and purchase agreements, dated as of the date hereof, by and between Owner and BAE (collectively, the “BAE Purchase Agreements”), Owner owns those aircraft described on Exhibit A attached hereto (each, an “Aircraft”, and, collectively, the “Aircraft”); and
WHEREAS, Owner, Albacete, BAE and Bridger desire to enter into this Agreement to address, among other things, terms and conditions as to the retrofit, operation, maintenance, lease, purchase, and exclusivity obligations as to all of the Aircraft, in addition to certain other terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein, the Parties agree as follows:
Section 1
Lease
1.1Lease. With respect to each Aircraft, at the request of Owner at any time and from time to time, but no earlier than 90 days prior to the anticipated date that such Aircraft is equipped to be flown in revenue service for aerial firefighting purposes, Owner and Bridger shall negotiate in good faith for the entry into an operating lease with respect to the applicable Aircraft, together with all equipment, attachments, accessories and parts as may be installed thereon or appurtenant thereto from time to time, on the terms and subject to the conditions set forth on Exhibit B hereto (the “Lease Terms”) and otherwise containing such other customary terms and conditions for aircraft leases of this type and as to similar aircraft and otherwise as reasonably satisfactory to Owner (each, an “Operating Lease”); provided, however, that, as to each Aircraft, Owner and Bridger shall enter into an Operating Lease no later than the date such Aircraft is to be first operated. With respect to each Aircraft, during the term of this Agreement and at any time that an Operating Lease is not then in effect with respect to such Aircraft, Bridger agrees to hold such Aircraft as Owner’s bailee for the sole benefit of Owner. Substantially concurrently with the entry into any Operating Lease, the Parties shall cooperate in good faith to amend this Agreement as may be required in order to appropriately reflect the terms of such Operating Lease.

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Section 2
Operation, Retrofitting and Management of Aircraft
2.1Commencement of Obligations. Bridger acknowledges and agrees that its obligations under this Section 2 with respect to the Aircraft commenced as of the date the Aircraft were delivered by The Ministry for Ecological Transition and the Demographic Challenge (“MITECO”).
2.2Operation of Aircraft. For so long as this Agreement is in effect with respect to any Aircraft, Bridger shall not operate such Aircraft at any time that an Operating Lease is not then in effect with respect thereto other than any ferry flight, the purpose of which is to deliver such Aircraft to a third-party that is either (x) providing maintenance, repair or storage services pursuant to a Key Contract (as defined herein) or (y) to a third-party that is retained to perform the Work (defined below) in accordance with this Agreement. In all cases, the use and operational control of an Aircraft, other than as explicitly set out in this Section 2.2, shall be governed by the terms and subject to the conditions set forth in the applicable Operating Lease and the Key Contracts relating to such Aircraft or as otherwise mutually agreed upon in writing by the Parties.
2.3Retrofit and Return to Service Process.
2.3.1The Parties acknowledge that the Aircraft are not currently equipped to be flown in revenue service for aerial firefighting purposes. Albacete or Bridger (or an affiliate) shall be responsible for retrofitting each Aircraft to conform to the configuration as agreed to by Owner and to return such Aircraft to service for aerial firefighting purposes in accordance with applicable laws and in accordance with a scope of work plan in respect of the retrofit of each Aircraft for the following services: (i) C Check, including the maintenance, repair and overhaul of the airframe; (ii) maintenance, repair and overhaul of landing gears (nose and main); (iii) maintenance, repair and/or replacement of rotables, tires, seals, propellors, cockpit gauges and flight controls including any necessary testing for functionality and serviceability; (iv) Non-Destructive Testing of materials; and (v) overhaul of four (4) Pratt & Whitney PW123AF engines including full assembly and testing of operating conditions and airworthiness (as may be amended, modified or supplemented by mutual agreement of the Parties) (collectively, the “Work”). Bridger and its affiliates (including Albacete) shall not cause, authorize or permit any Work to be performed on any of the Aircraft without the prior written consent of Owner (in its sole and absolute discretion), provided further, that Bridger does hereby delegate, authorize and permit its wholly-owned subsidiary Albacete to perform the Work obligations in this Agreement, in accordance with and subject to the terms hereof, and any Work performed by Albacete shall not relieve, affect, modify or in any way alter any of Bridger’s obligations, duties and payment responsibilities set forth in this Agreement. By signing this Agreement, each of Bridger, Albacete, BAE and Owner acknowledge and accept such delegation.
Each of the Parties acknowledges that Bridger has been providing the Work through Albacete before the Amendment Date, which has not been invoiced. As of the Amendment Date, Albacete has issued invoices to BAE for all such Work performed prior to the Amendment Date in an amount of approximately EUR 2,300,000 and following the Amendment Date, Albacete shall issue invoices to Owner for any additional Work performed on or after the Amendment Date. Additionally, to support Albacete in documenting the ability to invoice Owner for the Work, Albacete and Owner shall enter, as

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the Amendment Date and simultaneously with this Agreement, into a short form services agreement, set out in Exhibit C. Similarly, BAE shall collaborate with Albacete if reasonably requested by Albacete in documenting the services provided by Albacete to BAE in relation to the Work.
2.3.2Bridger or Albacete, as applicable, shall contract with one or more certified aircraft repair facilities reasonably acceptable to Owner to perform the Work. Bridger or Albacete shall negotiate in good faith with qualified service providers as to proposed service contracts for the performance of the Work, and shall keep Owner reasonably informed, on a current and prompt basis, as to any material developments as to the negotiations and drafts of such proposed service contracts, and shall provide to Owner (a) a copy of the proposed service contracts for each Aircraft (including all exhibits, schedules, and ancillary documents and agreements in connection therewith) reasonably in advance of the proposed execution thereof and (b) a reasonable opportunity to review and comment thereon (which comments Bridger or Albacete, as applicable, shall review and incorporate therein). Any such service contract entered into in full compliance with the foregoing shall be deemed a “Retrofit Contract”, and, collectively, shall be deemed, the “Retrofit Contracts”. Without the prior written consent of Owner, Bridger or Albacete shall not, directly or indirectly, enter into, materially amend, materially modify, terminate, waive any material right under or waive any default under, any Retrofit Contract; provided, however, that after receiving Owner’s written consent to enter into any Retrofit Contract and beginning the Work, Bridger or Albacete may enter into any change orders or other modifications to any Retrofit Contract so long as such change order or modification would neither (i) increase the aggregate annual expenditures under such Retrofit Contract by more than ten percent (10%) nor (ii) exceed the aggregate Retrofitting Costs for the applicable Aircraft set forth in the Retrofit Budget. Bridger or Albacete, as applicable, shall perform their obligations under each Retrofit Contract in accordance with the terms thereof and shall notify Owner promptly in the event of any breach, default or dispute (or anticipated breach, default or dispute) under any Retrofit Contract.
2.3.3Notwithstanding anything in the foregoing to the contrary, without the prior written consent of, or unless otherwise directed by, Owner, as to Aircraft 3 and Aircraft 4, Bridger and Albacete shall not cause, authorize or permit any material Work to be performed until Bridger has acquired Aircraft 1 and Aircraft 2 from Owner pursuant to the terms of Section 3.1 below or Owner has otherwise sold or disposed of Aircraft 1 and Aircraft 2.
2.3.4Owner shall be responsible for reimbursing Albacete or Bridger (or its affiliates) for all costs and expenses incurred in connection with the Work, including amounts payable pursuant to each Retrofit Contract and expenses incurred by Albacete or Bridger (or its affiliates) in connection therewith, in each case, solely to the extent set forth in, and pursuant to the applicable line item amounts of, the Retrofit Budget (collectively, the “Retrofitting Costs”). Albacete (or Bridger or its affiliates) shall provide Owner with invoices for all Retrofitting Costs (which invoices shall be addressed directly to Owner, or shall be re-invoiced directly by Albacete or Bridger (or any of its affiliates) to Owner), together with reasonable and appropriate supporting documentation, in respect of each calendar month, within ten (10) Business Days of the end of such calendar month, provided that any invoices in respect of such month that are received by Albacete or Bridger (or its affiliates) after such ten (10) Business Day period shall be included in the following month’s request. Within fifteen (15) Business Days of receipt of such invoices (subject to the timely delivery thereof pursuant to the immediately preceding sentence), Owner shall pay or cause to be paid to Albacete or Bridger (or its

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affiliates) the aggregate amount of such Retrofitting Costs that are not being disputed pursuant to the following sentence; provided, that, Owner may delay any such payments to the extent they do not exceed $100,000. Notwithstanding anything to the contrary herein, Owner shall have the right to (a) offset against any Retrofitting Costs owed to Bridger or Albacete any amounts due to Owner and unpaid pursuant to this Agreement, the Bridger Purchase Agreement or any Operating Lease, including any Damages owed pursuant to Section 2.8 and (b) dispute any invoice (or component thereof) for any Retrofitting Cost that Owner reasonably believes to have been incurred in breach or violation of the terms of this Agreement or to be inconsistent with the Retrofit Budget. For purposes of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, Madrid, Spain or Dublin, Ireland are required or authorized by applicable law to be closed.
2.3.5Bridger shall prepare an estimated quarterly budget (the “Retrofit Budget”) for Retrofitting Costs to be incurred in each fiscal quarter (or partial quarter) during the term of this Agreement and shall submit each such Retrofit Budget to Owner no later than 30 calendar days prior to the commencement of the applicable fiscal year of Bridger. Owner shall have the right to approve the amounts set forth in the Retrofit Budget, and none of Bridger or its affiliates (including Albacete) shall be entitled to reimbursement for any items not contained in an approved Retrofit Budget (other than in connection with any variance to the Retrofit Contract, as set forth in Section 2.3.2). In the event the Parties fail to agree to any Retrofit Budget, the most recent Retrofit Budget approved by Owner pursuant to this Section 2.3.5 shall continue to govern.
2.4Flight Operations; Key Contracts.
2.4.1Once the Work with respect to an Aircraft has been completed and such Aircraft has been returned to revenue service in accordance with the terms and conditions of this Agreement (including the requirement to execute and deliver an Operating Lease with respect to such Aircraft pursuant to Section 1 hereof), Bridger may deploy each Aircraft for aerial firefighting solely pursuant to the terms of Key Contracts (as defined herein) entered into in accordance with Section 2.4.2.
2.4.2Bridger shall provide to Owner (a) a draft copy of each proposed contract (including all exhibits, schedules, and ancillary documents and agreements in connection therewith) in respect of any Aircraft that would involve the payment by Bridger or any of its affiliates of $100,000 or more in any fiscal year (including in respect of the deployment, maintenance, storage, and insurance thereof but excluding any Retrofit Contract, which shall be governed by Section 2.3.2), reasonably in advance of the proposed execution thereof and (b) a reasonable opportunity to review and comment thereon (which comments Bridger shall review and incorporate therein). Any such contract entered into in full compliance with the foregoing shall be deemed a “Key Contract”, and, collectively, shall be deemed, the “Key Contracts”. Each Key Contract shall provide that: (i) Owner shall be a third party beneficiary of the rights of Bridger thereunder, with a specific right of enforcement and (ii) such Key Contract shall be assignable by Bridger to Owner without any consent of, or notice to, the counterparty thereto, at any time that the Aircraft that is the subject of such Key Contract is owned by Owner at the time of such assignment. Without the prior written consent of Owner, Bridger shall not, directly or indirectly, enter into, materially amend, materially modify, terminate, waive any material right under or waive any default under, any Key Contract. Bridger shall perform its obligations under each Key

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Contract in accordance with the terms thereof and shall notify Owner promptly in the event of any breach, default or dispute (or anticipated breach, default or dispute) under any Key Contract.
2.4.3Bridger shall cause each flight crew assigned to an Aircraft to be fully trained and qualified for the operation of the Aircraft and to meet all requirements under applicable laws. All such flight crews shall be agents of or employees of Bridger or one of its subsidiaries and Bridger shall exercise sole control and supervision over all flight crews, and Bridger shall be responsible for and liable for any action or inaction of any such party (for the avoidance of doubt, any Damages related thereto that are indemnified by Bridger pursuant to Section 2.8.1 shall be subject to the other terms and limitations set forth in Section 2.8).
2.4.4At any time that an Aircraft is deployed, Bridger shall cause to be maintained flight logbooks showing the full flight time of the Aircraft and shall keep such logs in the Aircraft and available for inspection by Owner or its representatives at all reasonable times.
2.4.5Any revenue received by Bridger from deployment of an Aircraft shall be the sole and exclusive property of Bridger.
2.5Maintenance and Operating Costs.
2.5.1Bridger shall (a) take all requisite steps to maintain and keep the Aircraft in good repair and in an airworthy operating condition, (b) maintain in full force and effect all approvals, consents, licenses, permits and other authorizations of any governmental or regulatory authority applicable to the Aircraft and required to maintain, store, operate and/or deploy the Aircraft and (c) cause all maintenance and repair work to be performed in compliance with applicable laws and by persons duly licensed to do such work, which may include employees of Bridger or its affiliates and in each case, in the same manner and with the same degree of care as a reasonable and prudent operator of similar aircraft. Except as previously approved in writing by Owner (in its sole and absolute discretion) in a Retrofit Budget, under no circumstance shall Bridger transfer, sell, remove or otherwise encumber any engine of any Aircraft (including but not limited to an engine swap) without the prior written consent of Owner. If at any time any Aircraft (i) is not in revenue service or (ii) is not receiving maintenance, repair, overhaul or retrofit services pursuant to the terms of this Agreement, such Aircraft shall be held in accordance with an approved storage plan pursuant to a Key Contract.
2.5.2Other than the costs and expenses incurred in connection with the Work (solely to the extent set forth in, and pursuant to the applicable line item amounts of, the Retrofit Budget), Bridger shall be responsible for, and shall pay on a current basis, all costs and expenses related to the maintenance, repair and operation of each Aircraft, including but not limited to the following: flight crew, flight crew training (initial, re-current or otherwise), crew per diem while performing duties in conjunction with an Aircraft, hangar rent, insurance costs (as described in this Agreement), airframe & avionics maintenance (including labor and parts), engine maintenance, engine reserves or other such engine, airframe, or avionics program costs, computerized maintenance tracking program subscriptions, landing fee, parking, ramp fee, crew transportation, transient hangar, de-icing, flight related trip expenses, chart subscriptions, avionics database subscriptions, fuel research program subscriptions, catering expenses, jet fuel, cleaning, and stocking, compliance (including compliance

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with all airworthiness directives, mandatory service bulletins, alert service bulletins and mandatory orders), registration and importation.
2.6Reimbursements.
2.6.1Notwithstanding anything to the contrary in this Agreement, as to any service or item the cost of which Owner is required to reimburse Bridger (or its affiliates) under this Agreement (whether by offset or otherwise), Owner may elect to provide or arrange to provide such service or item, provided that such service or item has a substantially similar quality or service level (to be determined by Owner in its reasonable discretion), in order to permit Owner to reduce its costs.
2.6.2Notwithstanding anything to the contrary in this Agreement, Bridger shall use commercially reasonable efforts to minimize costs incurred by it if such costs would be reimbursable by Owner to Bridger in accordance with the terms of this Agreement (whether by offset or otherwise). In connection therewith, Bridger shall use commercially reasonable efforts to cooperate with Owner to identify opportunities to manage expenses relating to the Aircraft.
2.6.3Bridger and Owner acknowledge and agree that Owner’s remittance obligations are not intended to be duplicative and as such, in the event of any unintended duplication of payments by Owner from time to time pursuant to this Section 2.6 or pursuant to any other provision of this Agreement to the extent relating to Retrofitting Costs, Owner and Bridger shall work together in good faith to remedy such duplication by crediting Owner’s future payment obligations under this Agreement (whether or not arising pursuant to this Section 2.6) against the aggregate amount of such duplicated payments.
2.7Insurance.
2.7.1Except as otherwise provided by an applicable Operating Lease, Bridger shall maintain, or cause to be maintained in effect, at all times during the term of this Agreement, (i) aviation general liability insurance coverage with respect to each Aircraft with minimum limits of $50,000,000.00 per occurrence, and (ii) “all-risk” ground and flight hull insurance on an agreed-value basis for the Aircraft. All insurance policies required under this Section 2.7 (“Required Insurance Policies”) shall name Owner, Marathon Member (as defined below), Avenue Member (as defined below) and Bridger as Insureds or Additional Insureds. The Required Insurance Policies shall, without limitation: (a) be primary without any right of contribution from any insurance maintained by Owner; and (b) shall include at minimum all territories over which the Aircraft will be operated. Bridger shall pay all premiums for all Required Insurance Policies and shall provide Owner with evidence of such policies of insurance, including providing Owner with a certificate of insurance and endorsements on or before the Effective Date and at any time thereafter as Owner may reasonably request. In the event that Bridger shall fail to maintain the Required Insurance Policies as herein provided, Owner may, at its option (and at the sole cost and expense of Bridger), obtain such insurance protecting the interests of Owner and Bridger.
2.8Indemnification; Waiver of Consequential Damages

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2.8.1Bridger Indemnification. Bridger shall defend, indemnify and otherwise hold harmless Owner, each of its affiliates, and its and their respective officers, directors, equityholders, partners (general and limited), members, managers, employees, agents, representatives, and each of their respective successors and assigns, as the case may be (each, a “Owner Indemnified Party”), from and against any and all liability of whatever nature, and shall pay to each Owner Indemnified Party upon demand the amount as to any suits, claims, complaints, damages, penalties, fines, expenses, taxes costs and losses, including legal expenses and settlement costs, of whatsoever kind and nature (collectively, “Damages”), imposed on, incurred by or asserted against any Owner Indemnified Party in any way related to or arising from any of the following: (i) any breach or violation of any representation, warranty, covenant or agreement of Bridger or Albacete in this Agreement and (ii) any other negligent or willful misconduct of Bridger or Albacete arising out of or in connection with the execution, enforcement, or performance of this Agreement.
2.8.2Owner Indemnification. Owner shall defend, indemnify and otherwise hold harmless Bridger, each of its affiliates (including Albacete), and its and their respective officers, directors, equityholders, partners (general and limited), members, managers, employees, agents, representatives, and each of their respective successors and assigns, as the case may be (each, a “Bridger Indemnified Party”), from and against any and all liability of whatever nature, and shall pay to each Bridger Indemnified Party upon demand, the amount of any Damages actually incurred by a Bridger Indemnified Party, in any way related to or arising from any (i) any breach or violation of any representation, warranty, covenant or agreement of Owner in this Agreement; and (ii) any other negligent or willful misconduct of Owner arising out of or in connection with the execution, enforcement, or performance of this Agreement.
2.8.3Calculation of Damages. The amount of any Damages paid to any Indemnified Party hereunder shall be reduced by the amount of any insurance proceeds or indemnification proceeds from third parties actually received by such Bridger Indemnified Party or Owner Indemnified Party, as applicable (each, an “Indemnified Party”), in respect of such Damages (net of reasonable and out-of-pocket costs of recovery thereof).
2.8.4Limitations on Damages. In no event shall any Party be entitled to recover from any other Party consequential, indirect, special, statutory, exemplary or punitive damages or damages calculated using multiples of revenue or earnings, actual or potential lost profits or diminution in value in connection with this Agreement or any other agreement referenced herein, or the termination or abandonment of any of the transactions contemplated hereby, except to the extent actually paid by an Indemnified Party to a third party. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not limit: (i) any Party from recovering direct damages, including in respect of lost profits or diminution in value but in each case only to the extent constituting direct damages; (ii) any indemnification obligation of Bridger pursuant to the terms of the Bridger Purchase Agreement (as defined below) and (iii) any obligation of Bridger to pay the Termination Fee or any other amounts payable pursuant to Section 3.4, when and if due.
2.8.5Indemnification Procedures.

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(a)The applicable Indemnified Party shall promptly notify the other (as applicable, the “Indemnifying Party”) of the commencement of any action for which indemnification may be sought hereunder, but the failure to so timely notify the Indemnifying Party will not relieve the Indemnifying Party from liability hereunder unless and to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of the Indemnifying Party’s choice at its expense, provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party (in which case, the Indemnified Party will have the right to employ separate counsel and to participate in the defense of such action at the Indemnifying Party’s expense). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of such action on the Indemnified Party’s behalf and the Indemnified Party will have the right to employ one separate counsel (plus local counsel, if required, in any jurisdiction) for such defense, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party within a reasonable time after notice of the institution of such action; (ii) the use of counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest; or (iii) the actual or potential defendants in, or targets of, any such action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any action for which indemnification is sought hereunder effected without its written consent (not to be unreasonably withheld, conditioned, or delayed).
(b)The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle any pending or threatened claim or proceeding related to or arising out of this Agreement (whether or not the Indemnified Party or any indemnified party is a party to such claim or proceeding), or otherwise facilitate or participate in any such settlement, unless such settlement includes a provision unconditionally releasing the Indemnified Party and each other indemnified party from all liability in respect of claims by any releasing party related to or arising out of the engagement or any transactions or conduct in connection therewith.
2.9Liens.
2.9.1Bridger and its affiliates (including Albacete) shall ensure that no liens, encumbrances, levies or attachments (collectively, the “Liens”) are created or placed against any Aircraft as a result of Bridger’s or its affiliates’ actions. Bridger shall notify Owner promptly upon learning of any Liens not permitted by these terms.
2.9.2Bridger and its affiliates (including Albacete) shall take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it. Owner shall promptly reimburse Bridger for any costs and expenses incurred by Bridger in causing such Liens to be removed.
2.10Taxes; Withholding.

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2.10.1Notwithstanding anything to the contrary herein, all Retrofitting Costs, fees for service or other amounts paid or payable by Owner or BAE to Albacete or Bridger (or any of its affiliates) as set forth in this Agreement shall be inclusive of any value-added tax or any other tax of a similar nature imposed in a member state of the European Union or imposed in any other jurisdiction in substitution for, or levied in addition to, such value-added tax (including consumption tax, goods and services tax, sales tax and turnover tax) (all such taxes, “Retrofit VAT”). Bridger shall co-operate with BAE and Owner and any affiliate in respect of any tax compliance issue arising in respect hereof and in connection with the same agrees (i) on written request, to provide Owner or any affiliate with full details of all tax arising in respect hereof, and (ii) to authorize the relevant tax authority to disclose such information to Owner and BAE. Notwithstanding anything to the contrary, Owner shall be entitled to, in its sole discretion, deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld under applicable law, and to the extent amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction or withholding was made. In respect of any Retrofit VAT, in the event of a conflict between the provisions of Section 2.8 and this Section 2.10, this Section 2.10 will govern.
2.10.2If Owner makes any payment of Retrofit VAT and the Owner is entitled to a refund for such Retrofit VAT, then Owner shall make all reasonable efforts to obtain such refund in accordance with the steps set out in clause 5.5.2, 5.5.3 and 5.5.4, which shall apply mutatis mutandis to the same extent as if the applicable Retrofit VAT paid under Clause 2.10.1 were the VAT Amount, except that: (i) Owner shall be required to apply for a refund of such Retrofit VAT under the system operated by Irish Revenue to reclaim from EU Member States only to the extent that Owner is notified in writing of such a requirement by Bridger (or its affiliates, including Albacete) and (ii) Owner shall not be subject to any requirement to apply for such refund within a 10 day time period of the services being invoiced by Albacete to Owner. Any refunded Retrofit VAT by the Owner shall be referred to as a “Owner Retrofit Recovered VAT”.
2.10.3If BAE makes any payment of Retrofit VAT for Works invoiced to BAE prior to the Amendment Date and BAE is entitled to a refund for such Retrofit VAT, then BAE shall make all reasonable efforts to obtain such refund in accordance with the steps set out in clause 5.5.2, 5.5.3 and 5.5.4, which shall apply mutatis mutandis to the same extent as if the applicable Retrofit VAT paid under this Clause 2.10.3 were the VAT Amount, except that: (i) BAE shall apply for the refund of Retrofit VAT under the ordinary VAT system operated by Spanish Revenue as promptly and reasonably practicable within the statutory deadline to file the VAT return (form 303) corresponding to the last quarter of year 2024 (and not, for the avoidance of doubt, within a 10 day time period of the services being invoiced to BAE) and (ii) BAE shall not be subject to any requirement to apply for such refund within a 10 day time period of the services being invoiced by Albacete to BAE. Any such refunded Retrofit VAT by BAE shall be referred to as a “BAE Retrofit Recovered VAT”.
Section 3
Purchase Right
3.1First Purchase. At any time during the first eighteen (18) months following the Effective Date (the date of such 18-month anniversary, the “First Purchase Date”, and such eighteen-

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month period, the “First Purchase Period”), Bridger (or an affiliate thereof) shall have the right, but not the obligation, to purchase both (and only both unless mutually agreed by the Parties) of Aircraft 1 and Aircraft 2 from Owner (the “First Purchase”) for aggregate consideration equal to the First Payment (as defined below) by delivery of an irrevocable written notice to Owner on or prior to the First Purchase Date (a “First Purchase Election Notice”). If Bridger fails to deliver a First Purchase Election Notice in accordance with this Section 3.1, all of its rights with respect to each of the First Purchase and the Second Purchase shall terminate, unless otherwise mutually agreed upon by the Parties.
“First Payment” shall mean the sum of (a) $40,000,000 plus (b) the amount accrued commencing as of the VAT Payment Date (as defined below) through the earlier of (i) the VAT Recovery Date (as defined below) and (ii) the closing date of the First Purchase, in each case, at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred) (the amount set forth in this clause (b), the “First VAT Interest Payment”). The First Payment is exclusive of VAT. To the extent VAT is chargeable on the First Purchase, Bridger shall pay any applicable VAT to Owner or directly to the relevant tax authority, as applicable.
3.2Second Purchase. Solely in the event that Bridger has consummated the First Purchase (unless otherwise mutually agreed by the Parties), Bridger (or an affiliate thereof) shall have the right, but not the obligation, at any time during the first thirty-six (36) months following the Effective Date (the date of such 36-month anniversary, the “Second Purchase Date”, and such 36-month period, the “Second Purchase Period”), to purchase both (and only both, unless mutually agreed upon by the Parties) of Aircraft 3 and Aircraft 4 from Owner (the “Second Purchase”), for aggregate consideration equal to the Second Payment (as defined below), by delivery of an irrevocable written notice to Owner on or prior to the Second Purchase Date (a “Second Purchase Election Notice”). If Bridger fails to deliver a Second Purchase Election Notice in accordance with this Section 3.2, all of its rights with respect to the Second Purchase shall terminate.
“Second Payment” shall mean an amount equal to the greater of (a) the IRR Calculated Price (as defined below) and (b) the MOIC Calculated Price (as defined below). The Second Payment is exclusive of VAT. To the extent VAT is chargeable on the Second Purchase, Bridger shall pay any applicable VAT to Owner or directly to the relevant tax authority, as applicable.
“IRR Calculated Price” shall mean the sum of (1)(A) the Purchase Price Amount (as defined below), plus (B) the RTS Amount (as defined below), plus (C) the amount accrued commencing as of the Effective Date through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the sum of (1)(A) plus (1)(B), plus (2)(A) the aggregate amount of all Overage, plus (B) the amount accrued commencing as of the date of such costs through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the amount in clause (2)(A), plus (3)(A)(i) the VAT Amount minus (ii) the Recovered VAT Amount, if any, as of the closing date of the Second Purchase, plus (B) the amount accrued commencing as of the VAT Payment Date through the earlier of (i) the VAT Recovery Date and (ii) the closing date of the Second Purchase at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09,

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such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), minus (4) an amount equal to (A) $40,000,000, plus (B) the amount accrued commencing as of the date of the closing date of the First Purchase through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on $40,000,000, minus (5) an amount equal to (A) the First VAT Interest Payment, plus, solely in the event the VAT Recovery Date has not occurred on or prior to the closing date of the First Purchase, (B) the amount accrued commencing as of the closing date of the First Purchase through the earlier of (i) the VAT Recovery Date and (ii) the closing date of the Second Purchase at a rate of 15% per annum, compounded monthly, on the First VAT Interest Payment (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), minus (6) an amount equal to (A) the aggregate amount of payments received by Owner under any Operating Lease, plus (B) the amount accrued commencing as of the date of the applicable Lease Payment through the closing date of the Second Purchase at a rate of 22.8% per annum, compounded monthly, on the amount in clause (6)(A) and, solely in the event that any portion of the RTS Amount in respect of Aircraft 4 has not been spent, minus (7) the difference between (A) the RTS Amount in respect of Aircraft 4 minus (B) the retrofitting costs (including Retrofit VAT) actually spent in respect of Aircraft 4 as of the closing date of the Second Purchase, minus (8) the sum of (A) the aggregate amount of all Owner Retrofit Recovered VAT, if any, plus (B) the aggregate amount of all BAE Retrofit Recovered VAT, if any, in each case of the foregoing (8)(A) and (8)(B), as of the closing date of the Second Purchase and net of all out-of-pocket costs of Owner to recover such Owner Retrofit Recovered VAT and of BAE to recover such BAE Retrofit Recovered VAT, respectively. An illustrative calculation of the IRR Calculated Price is set forth on Schedule SP.
“MOIC Calculated Price” shall mean the amount necessary to provide Owner a return equal to (i) 1.5 multiplied by (ii)(A) the portion of the Purchase Price Amount in respect of Aircraft 3 and Aircraft 4 only, plus (B) the portion of the RTS Amount in respect of Aircraft 3 and Aircraft 4 only, plus (C) the portion of the Overage in respect of Aircraft 3 and Aircraft 4 only, plus (D) the excess of (1) the VAT Amount minus (ii) the Recovered VAT Amount, if any, as of the closing date of the Second Purchase.
“Purchase Price Amount” means the aggregate amount of purchase price paid by Owner to acquire Aircraft 1, Aircraft 2, Aircraft 3 and Aircraft 4, excluding the implied portion contributed by Bridger, in each case calculated in accordance with the PPA Schedule.
“RTS Amount” means the estimated retrofitting costs in respect of Aircraft 1, Aircraft 2, Aircraft 3 and Aircraft 4, in each case calculated in accordance with the RTS Schedule.
“Overage” means an amount equal to (i) the aggregate amount of all Retrofitting Costs and other costs paid by Owner to Bridger, minus (ii) the RTS Amount.
3.3Documentation. In connection with the First Purchase and the Second Purchase, the Parties shall work together in good faith to negotiate and enter into a purchase agreement and such other documents to effect such purchase that are customary for purchases by lessees on off-lease purchases for such purpose; provided, however, that such purchase agreement: (a) shall contemplate a

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simultaneous sign and close; (b) shall be conducted on an “as is, where is” basis and without any inspection or aircraft records requirements; (c) shall not be subject to any adjustments as to condition of aircraft; (d) shall not require Owner to make any representations and warranties other than as to ownership, due authorization, no conflicts, validity of agreement and brokers fees and (e) shall provide for an adjustment to the applicable purchase price for any amounts due to Bridger or Owner, respectively, under this Agreement in respect of the Aircraft that are the subject of the First Purchase or the Second Purchase, as applicable, and unpaid as of the closing date of such transaction. Closing of the First Purchase or the Second Purchase shall occur no later than thirty (30) days following the date of delivery of the First Purchase Election Notice or the Second Purchase Election Notice, as the case may be. Upon the consummation of any sale by Owner of any Aircraft (pursuant to Section 3.1, Section 3.2, Section 3.4 or otherwise), this Agreement shall terminate and be of no further force and effect solely with respect to such Aircraft.
3.4Failure to Consummate.
3.4.1In the event that (x) Bridger’s rights with respect to the Second Purchase have terminated in accordance with Section 3.1 or (y) the First Purchase is consummated and either (1) Bridger fails to deliver a Second Purchase Election Notice by the Second Purchase Date in accordance with Section 3.2 or (2) Bridger delivers a Second Purchase Election Notice in accordance with Section 3.2 but the Second Purchase is not consummated, in either case, within fifteen (15) days of the occurrence of any such event described by either (x) or (y) herein, either Party may elect, by delivery of a written notice to the other Party, to commence a good faith sales process to pursue a sale of all of the Aircraft or, solely in respect of the preceding clause (y), Aircraft 3 and Aircraft 4 (as applicable, the “Subject Aircraft”) to a third party (a “Sale Process”). If within fifteen (15) days of the occurrence of any such event (such date, the “Payment Date”), neither Party has elected to pursue a Sale Process and Owner has not otherwise entered into an operating lease with a third party with respect to the Subject Aircraft on terms and conditions satisfactory to Owner, in its sole and absolute discretion, then Bridger shall pay or cause to be paid to Owner the amount set forth in Section 3.4.4(b), unless and solely to the extent that (i) Owner has confirmed in writing to Bridger that it is delaying the election period to commence a Sale Process, during which delayed period either Party may elect to pursue a Sale Process, or (ii) Owner has waived in writing the obligations of Bridger under this Section 3.4.
3.4.2Bridger shall oversee, manage and facilitate the Sale Process and at all times during the Sale Process shall pursue a sale of the Subject Aircraft in good faith; provided, that Owner shall, and shall cause its representatives to, provide such cooperation and assistance as may be reasonably required in connection therewith, during normal business hours and upon reasonable advance notice (including by provision of confidential information (subject to the execution by the recipients of such information of customary confidentiality agreements) and participation in meetings with and presentations to potential purchasers). Bridger agrees to keep Owner reasonably informed regarding the status of the Sale Process and provide at least weekly updates to Owner with respect thereto; provided, that Bridger shall provide Owner with prompt (and in any event within two (2) Business Days) notice of any material developments with respect to the Sale Process, including regarding any bids for the Subject Aircraft. Bridger shall provide Owner with true and complete copies of any written bids (or, in the case of oral bids, reasonably detailed summaries of the proposed purchase price and other terms and conditions thereof). Notwithstanding anything herein to the

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contrary, (i) the acceptance of any bid or offer resulting from the Sale Process, and the structuring, negotiation and consummation of any transaction arising from the Sale Process, including any Consummated Sale (as defined below), shall occur in the sole and absolute discretion of the Owner and (ii) any Sale Process pursued by Bridger shall not in any way limit or restrict Owner’s rights to otherwise sell or dispose of the Subject Aircraft, or to entertain, solicit, accept or negotiate with third parties with regards to any such sale, pursuant to Section 3.5 herein.
3.4.3If, as of the date that is six (6) months following the commencement of the Sale Process, Bridger or Owner, as applicable, has not received any letter of intent, indicative term sheet, or similar commitment to purchase the Subject Aircraft and has not otherwise received any firm offers to purchase the Subject Aircraft from third parties, in any case, that (i) is not subject to any material contingencies and (ii) has not been revoked or rescinded (as determined by Owner in its sole and absolute discretion) (a “Viable Bid”), then the Sale Process shall terminate as of such date. If as of such date there is a Viable Bid, then the Sale Process shall be extended for an additional three-month period. If the transaction contemplated by the Viable Bid, or any other transaction in respect of the Subject Aircraft, is consummated during such three-month period, such transaction is referred to herein as a “Consummated Sale”. If a transaction is not consummated as a result of a Viable Bid during such additional three-month period, the Sale Process shall terminate. The date that the Sale Process terminates pursuant to this Section 3.4.3 is referred to herein as the “Sale Process Termination Date”.
3.4.4Bridger shall pay or cause to be paid to Owner:
(a)if there is a Consummated Sale, an amount in cash equal to the difference (if positive) between (i) the amount that would have been payable to Owner in respect of the applicable Subject Aircraft if the First Purchase or the Second Purchase, as applicable, had been consummated in accordance with Section 3.1 or 3.2 (assuming for such purpose that the closing of the First Purchase was effective as of the First Purchase Date and the Second Purchase was effective as of the Second Purchase Date), respectively, minus (ii) the consideration paid in respect of the applicable Subject Aircraft pursuant to the Consummated Sale (provided, that in no event shall the amount required to be paid by Bridger pursuant to this Section 3.4.4(a) exceed the sum of (1) $15 million plus (2)(A) the excess of (i) the VAT Amount minus (ii) the Recovered VAT Amount, if any, as of the closing date of the Consummated Sale, plus (B) the amount accrued commencing on the VAT Payment Date through the earlier of (i) the VAT Recovery Date and (ii) the closing date of the Consummated Sale at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred)), which amount shall be paid by wire transfer of immediately available funds substantially concurrently with the closing of the Consummated Sale;
(b)if (1) either (i) a Sale Process was commenced under this Section 3.4 and there has not been a Consummated Sale or (ii) a Sale Process was not commenced under this Section 3.4 and (2) the Owner has not otherwise entered into an operating lease with a third party with respect to the Subject Aircraft on terms and conditions satisfactory to Owner, in its sole and absolute discretion, an amount in cash equal to (1) $15 million plus (2)(A) the excess of (i) the VAT Amount minus (ii) the Recovered VAT Amount, if any, as of the Sale Process Termination Date or the Payment Date, as

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applicable, plus (B) the amount accrued commencing on the VAT Payment Date through the earlier of (i) the VAT Recovery Date and (ii) the Sale Process Termination Date or the Payment Date, as applicable, at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), which amount shall be paid by wire transfer of immediately available funds (x) within five (5) Business Days of the Sale Process Termination Date, in the event of the circumstances set forth in the foregoing clause (b)(1)(i) or (y) on the Payment Date, in the event of the circumstances set forth in the foregoing clause (b)(1)(ii); or
(c)if both the First Purchase and the Second Purchase are consummated, no amount shall be paid.
3.5Third Party Sale.
3.5.1If Bridger does not elect to make the First Purchase during the First Purchase Period or the First Purchase is otherwise not consummated by the Parties in accordance with the terms of Section 3.1 and Section 3.3, Owner shall have the right to sell any or all of the Aircraft, at its sole election, to a third party at any time and from time to time.
3.5.2If the First Purchase is consummated by the Parties but Bridger does not elect to make the Second Purchase during the Second Purchase Period or the Second Purchase is otherwise not consummated by the Parties in accordance with the terms of Section 3.2 and Section 3.3, then Owner shall have the right to sell the Aircraft identified on Exhibit A as Aircraft 3 and/or Aircraft 4 to a third party at any time and from time to time.
3.5.3The terms and conditions of any sale by Owner of Aircraft under this Section 3.5 shall be determined by Owner, in its sole and absolute discretion, and shall not otherwise require any consent of or notice to Bridger, except to the extent expressly provided under the applicable Operating Lease.
3.5.4Upon the occurrence of any of the events set forth in Section 3.5.1 or 3.5.2, Bridger shall pay or cause to be paid to Owner, within five (5) Business Days of the occurrence of such event, an amount in cash equal to (1) the excess of (A) the VAT Amount minus (B) the Recovered VAT Amount, if any, as of such payment date, plus (2) the amount accrued commencing on the VAT Payment Date through the earlier of (A) the VAT Recovery Date and (B) such payment date, as applicable, at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), which amount shall be paid by wire transfer of immediately available funds.
Section 4
Board Observer Rights

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4.1Beginning on the Effective Date and ending on the date that this Agreement terminates, Bridger hereby grants to each of MAM-MAB Member, LLC, a Delaware limited liability company (the “Marathon Member”) and Avenue Sustainable Solutions Fund, L.P., a Delaware limited partnership, (the “Avenue Member”), the option and right to appoint a single representative (each, a “Board Observer” and together, the “Board Observers”), to attend all meetings (including, without limitation, telephonic meetings) of the full board of directors of Bridger (the “Board”) and any committee thereof (each, a “Committee”). The Board Observers shall not constitute members of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board. The Board Observers shall be provided access to all materials and information provided on the same terms and in the same manner as provided to the other members of the Board or the applicable Committee. The Board Observers shall have the right to request to attend the executive sessions of the Board in connection with meetings the Board Observers otherwise have a right to attend, subject to approval by the Board.
4.2Bridger shall (a) give the Board Observers notice of the applicable meeting or any proposed action taken by written consent at the same time and in the same manner as notice is given to the members of the Board or the applicable Committee, (b) provide the Board Observers with access to all materials and other information (including, without limitation, access to minutes of meetings or written consents of the full Board and any Committee) given to the members of the Board and the applicable Committee in connection with such meetings or actions taken by written consent at the same time and in the same manner such materials and information are furnished to such members of the Board or such Committee, and (c) provide the Board Observers with all rights to attend (whether in person or by telephone or other means of electronic communication as solely determined by the applicable Board Observer) such meetings as a member of the Board and each Committee. As promptly as practicable following the Effective Date, Bridger, on the one hand, and each Board Observer, on the other hand, shall negotiate in good faith a board observer agreement containing indemnification provisions in favor of such Board Observer and confidentiality provisions in form and substance customary for transactions of this type.
4.3Notwithstanding any rights to be granted or provided to the Board Observers hereunder, Bridger reserves the right to exclude the Board Observers from access to any material or meeting or portion thereof if the Board reasonably determines, in good faith, that such access would prevent the members of the Board from engaging in attorney-client privileged communication; provided, however, that such exclusion shall be limited to the portion of the material and/or meeting that is the basis for such exclusion and shall not extend to any portion of the material and/or meeting that does not involve or pertain to such exclusion.
Section 5
Other Covenants
5.1Restrictive Covenants.
5.1.1Bridger acknowledges and agrees that, from and after the Effective Date and until the later of (i) the termination of this Agreement in accordance with its terms and (ii) such time as Owner or any of its affiliates no longer owns any of the Aircraft (the “Interim Period”), Bridger shall

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not, directly or indirectly, own, hold, invest in, lease or operate any Super Scooper or other firefighting aircraft, in each case, excluding the Aircraft and any other Super Scooper or other firefighting aircraft owned or leased by Bridger or any of its subsidiaries as of the Effective Date.
5.1.2During the Interim Period, Bridger and its direct and indirect subsidiaries shall not, directly or indirectly, purchase or acquire any equity interests, assets or properties (whether by merger, purchase, sale, consolidation, exchange or otherwise) of any person or entity in any transaction or series of transactions in which the consideration to be paid therefor shall be paid in cash or cash equivalents.
5.2Application of Proceeds. Subject to the terms of the Loan Agreement and the Indenture, Bridger shall apply or cause to be applied (i) after Bridger and/or any of its subsidiaries has received $1,800,000 of net cash proceeds from any issuance on or following the Effective Date of any equity securities (or securities convertible into or exchangeable for equity securities) of Bridger or any of its subsidiaries, 75% of the net cash proceeds of the issuance of any equity securities (or securities convertible into or exchangeable for equity securities) of Bridger or any of its subsidiaries; (ii) the net cash proceeds of the sale, disposition, transfer or other disposal of any equity interests, assets or properties (whether by merger, purchase, sale, consolidation, exchange or otherwise) of Bridger or any of its subsidiaries on or following the Effective Date, other than in the ordinary course (provided, that, the Parties acknowledge and agree that for purposes hereof, ordinary course shall not include any transaction involving Super Scooper aircraft or engines); (iii) the net cash proceeds of the incurrence of any indebtedness for borrowed money by Bridger or any of its subsidiaries on or following the Effective Date in excess of $5 million on a cumulative basis during the Interim Period (not, for the avoidance of doubt, in excess of $5 million per incurrence), other than in respect of refinancing indebtedness for borrowed money by Bridger or any of its subsidiaries that is outstanding on the Effective Date; and (iv) the net cash proceeds of any sale, sale-leaseback, or other extraordinary or fundamental corporate transaction on or following the Effective Date pursuant to which Bridger or any of its subsidiaries receives cash proceeds, in each case, to the extent received by Bridger or any of its subsidiaries, towards the purchase of the Aircraft subject to the terms of this Agreement, in particular as described in Section 3 hereof, and/or other payment obligations hereunder and/or under the Bridger Purchase Agreement (including with respect to the VAT Amount).
5.3Information and Access.
5.3.1During the term of this Agreement, Bridger shall provide, upon reasonable advance notice, (a) full access to the Aircraft to Owner and Owner’s employees, agents and representatives for any purpose (including any inspection and demonstration flight) and shall deliver or otherwise make available, upon any written request of Owner (which may be delivered via email), accurate and complete copies of any records, contracts, notices or other documents (including any Aircraft technical records, maintenance records and operational records) related to the Aircraft and (b) reasonable access (at reasonable times and upon reasonable advance notice) to all executive officers of the Company and its Subsidiaries, and Bridger shall direct such executive officers to cooperate with all reasonable inquiries of Owner and Owner’s employees, agents and representatives.

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5.3.2Without limiting the obligations of Bridger pursuant to Section 5.3.1, Bridger shall provide Owner with true and correct copies of the following:
(a)within 30 days of the execution of this Agreement, a cash flow projection for Bridger and its subsidiaries for the next fiscal quarter;
(b)within 20 days after the end of each calendar month, a summary for Bridger on a consolidated basis for such calendar month of (i) revenue; (ii) unrestricted cash balance; and (iii) total available liquidity (cash and short-term investments); and
(c)within 40 days following the end of each fiscal quarter, cash projections for the next fiscal quarter.
5.4Publicity. The Parties shall agree on the form and content of any initial press releases or other public statements regarding the transactions contemplated by the Bridger Purchase Agreement and/or this Agreement and the transactions contemplated hereby and thereby, and thereafter shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to any of the transactions contemplated hereby and thereby, and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement without the prior written consent of the other Parties following such opportunity to review and comment, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) a Party or its representatives may issue a public announcement or other public disclosures required by applicable law or the rules of any stock exchange upon which such Party’s or its parent entity’s or affiliate’s capital stock is traded; provided that such Party affords the other Party and its representatives a reasonable opportunity to review the content of the proposed disclosure and provide reasonable comments regarding same (which comments such Party will consider in good faith) and (b) a Party and its representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with this Section 5.4 without the prior written consent of the other Party.
5.5VAT Matters on sale of the Aircraft.
5.5.1Bridger acknowledges and agrees that (a) BAE will have to pay VAT imposed by a Spanish governmental authority with respect to, or in relation to, selling the Aircraft to Owner pursuant to the terms of the BAE Purchase Agreements in the aggregate amount of €9,123,988.59 (the “VAT Amount”), within the time period established by the Spanish Revenue for Spanish VAT registered traders to pay VAT and (b) the VAT Amount constitutes Indemnifiable Taxes pursuant to the terms of the Purchase Agreement. Bridger shall and shall cause its affiliates and its and their officers and other authorized representatives to reasonably fully cooperate (including by providing the information referenced in Section 5.5.2(i) below) with FundCo, BAE, Owner and their respective affiliates with respect to any reasonable actions any of them may take with respect to the reduction, recovery and/or refund of the VAT Amount.
5.5.2Owner hereby represents that it is an Irish VAT registered trader and is not and shall not be established for VAT purposes in Spain. Owner shall, through its officers and other

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authorized representatives (directly or acting through FundCo and/or its affiliates, including BAE, as applicable), act promptly and diligently to recover the VAT Amount. BAE shall report and pay within the time period established by the Spanish Revenue for Spanish VAT registered trader to pay VAT, the VAT Amount. Owner (directly or acting through FundCo and/or any of its affiliates, including BAE) shall: (i) as promptly as reasonably practicable, but not later than 10 Business Days following the deadline to file the VAT forms related to the calendar quarter in which the Aircraft are sold by BAE to Owner, in accordance with Spanish regulations, apply for the refund of the VAT Amount under the system operated by Irish Revenue for Irish VAT registered traders to reclaim VAT from EU Member States, and shall promptly provide Bridger with a copy of the VAT refund application and (ii) reply promptly and diligently to any request from any Spanish and/or Irish governmental authority within the legal timeframe established in such request and promptly share any written request, notification or other material communication it (or FundCo and/or any of its affiliates, including BAE) may provide to, or receive from, a Spanish and/or Irish governmental authority in respect of the recovery of the VAT Amount, to keep Bridger timely informed in writing of such information until the VAT Amount is refunded in full by the relevant Spanish governmental authority.
5.5.3Bridger shall be informed of any material written responses or exchanges with the Spanish and/or Irish tax authorities in respect of the VAT Amount. Any written responses or other material communications with the Spanish and/or Irish tax authorities with respect to the reduction, recovery and/or refund of the VAT Amount shall be made in consultation with Bridger.
5.5.4If the Spanish Revenue unduly refunds the VAT Amount to Owner after the legal deadline and pays to the Owner delay interest accrued on the VAT Amount refunded, such delay interest shall reduce, on a dollar-for-dollar basis, the amount of the indemnification to be paid by Bridger as Indemnifiable Taxes, as applicable.
5.5.5For purposes of this Agreement, (i) the date of payment of the VAT Amount by BAE to the Spanish Revenue and/or its affiliates is referred to herein as the “VAT Payment Date”; (ii) any portion of the VAT Amount that is refunded to Owner and/or its affiliates by a Spanish governmental authority is referred to herein as the “Recovered VAT Amount” and (iii) the date that the VAT Amount is refunded in full (such that the Recovered VAT Amount is equal to the VAT Amount) is referred to herein as the “VAT Recovery Date”. The parties acknowledge and agree that all amounts for purposes of Section 3 of this Agreement shall be calculated in USD$ and accordingly, the VAT Amount and the Recovered VAT Amount shall be calculated in USD$, as determined based on the prevailing EUR/USD spot rate as of the applicable date of payment thereof and as reasonably determined by Owner.
Section 6
Representations and Warranties
6.1Representations of Bridger.
6.1.1Organization; Good Standing. Bridger (i) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and, to the extent required by applicable laws, the jurisdiction in which any of its assets or properties are located and (ii) is duly

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qualified and licensed to, own or lease the properties and assets now owned or leased by it and to carry on its business as it is currently conducted, except, in each case, as would not reasonably be expected to be material to the operations of Bridger as presently conducted or proposed to be conducted or materially impair or delay the consummation of the Transactions (as defined herein). Albacete (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Spain and, to the extent required by applicable laws, the jurisdiction in which any of its assets or properties are located and (ii) is duly qualified and licensed to, own or lease the properties and assets now owned or leased by it and to carry on its business as it is currently conducted, except, in each case, as would not reasonably be expected to be material to the operations of Albacete as presently conducted or proposed to be conducted or materially impair or delay the consummation of the Transactions (as defined herein).
6.1.2Authorization. The execution, delivery of and performance by Bridger and Albacete of this Agreement and each other agreement or document contemplated hereby, including each of the Operating Leases (each, a “Transaction Document”) to which they are or will be a party and the consummation of the transactions contemplated hereby and thereby (the “Transactions”) have been duly authorized by all necessary corporate action on the part of each of Bridger and Albacete, as applicable, and no other action or vote of equityholders of Bridger or Albacete is required in connection therewith. Each of Bridger and Albacete has the necessary power, authority and capacity to execute this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions, and this Agreement and each such Transaction Document is, or will be when delivered by Bridger or Albacete, as applicable, enforceable in accordance with their respective terms subject only to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
6.1.3No Conflicts.
(a)The execution and delivery of this Agreement and each Transaction Document to be executed by Bridger or any of its subsidiaries, affiliates or other joint ventures, and the performance of the obligations of Bridger and any of its subsidiaries, affiliates or other joint ventures, as applicable, hereunder or thereunder do not and will not (i) result in the breach or violation of any organizational document of Bridger or any of its subsidiaries, affiliates or other joint ventures; (ii) result in the breach or violation of, or otherwise conflict with, the procedures prescribed by MITECO (as defined in the Bridger Purchase Agreement) in respect of the Public Auction (as defined in the Bridger Purchase Agreement) or any laws, regulations or any order of any court or governmental authority binding on Bridger or any of its subsidiaries, affiliates or other joint ventures; (iii) conflict with, or result in any default or event of default under, or give rise to or accelerate any obligation under, any contract, agreement or commitment to which Bridger or any of its subsidiaries, affiliates or other joint ventures is bound, including, without limitation, that certain Loan Agreement (as defined below), that certain Indenture (as defined below) and each other Financing Document (under and as defined in the Loan Agreement and Indenture) except to the extent that such conflict, default, event of default or obligation, as the case may be, (A) would not affect or impair the validity of this Agreement or the transactions contemplated hereby (including the Operating Leases) and (B) is not, and could not

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reasonably be expected to be, material to the operations of the Aircraft or of Bridger or any of its subsidiaries, affiliates or other joint ventures, as applicable, as presently conducted or proposed to be conducted or materially impair or delay the consummation of the Transactions, or (iv) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental authority, and as of December 1, 2023, Bridger shall have delivered to Owner the opinion of outside legal counsel contemplated by Section 17 of that certain Participations Sale and Purchase Agreement, dated as of November 16, 2023 (the “Bridger Purchase Agreement”), by and between Bridger and MAB Funding, LLC (“FundCo”).
(b)For purposes hereof:
(i)“Loan Agreement” means the Second Amended and Restated Loan Agreement, dated August 1, 2022, by and among, inter alios, Gallatin County, Montana, as lender, and Bridger Aerospace Group, LLC, a Delaware limited liability company, as borrower representative, the other entities parties thereto as borrowers (as amended, restated, amended and restated, modified, supplemented or waived); and
(ii)“Indenture” means the Amended and Restated Trust Indenture, dated as of July 1, 2022, by and between the County and the Trustee, as amended and supplemented by the First Supplemental Trust Indenture, dated as of August 1, 2022 (including any further amendments, restatements, amendments and restatements, modifications, supplements, waivers and/or indentures supplemental thereto made in conformity therewith).
6.1.4Solvency. Bridger and its subsidiaries are, and immediately after giving effect to the Transactions, will be, solvent. Bridger and its subsidiaries are, and immediately after giving effect to the Transactions, will: (i) be able to pay their debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) have adequate capital to carry on their business. No transfer of property is being made by Bridger or any of its subsidiaries and no obligation is being incurred by Bridger or any of its subsidiaries in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Bridger or any of its subsidiaries or affiliates.
6.1.5OFAC; Patriot Act. Bridger is not, and to its knowledge, no person holding any legal or beneficial interest whatsoever in it, are, (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) (the “Patriot Act”) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). No funds tendered to Owner under this Agreement or any of the Transaction Documents are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-

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money laundering laws. Bridger will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Transactions.
6.1.6Litigation; Investigations. There are no any appeals, pleas, actions, suits, claims, hearings, investigations, audits, charges, complaints, grievances, demands, investigations, proceedings, legal actions, litigation (whether at law or in equity, whether civil or criminal), mediations or arbitrations by or before any arbitrator, court or other governmental authority pending or, to the knowledge of Bridger, threatened (in writing) against or by Bridger or any of its affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.
6.1.7SEC Documents.
(a)All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Bridger with the United States Securities and Exchange Commission (the “SEC”) since August 8, 2022 (the “Bridger SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing): (i) each of the Bridger SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of the Bridger SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of its filing date (or, if amended or superseded by a filing prior to the Effective Date, on the date of such filing), each Bridger SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.
(b)The financial statements (including any related notes) contained or incorporated by reference in Bridger SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Bridger and its consolidated subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Bridger and its consolidated subsidiaries for the periods covered thereby (subject, with respect to unaudited financial statements, to normal and recurring year-end adjustments); and (iv) have been prepared from, and are in accordance with, the books and records of Bridger and its consolidated subsidiaries in all material respects. No financial statements of any Person other than Bridger and its consolidated subsidiaries are required by GAAP to be included in the consolidated financial statements of Bridger.

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(c)None of Bridger or any of its subsidiaries has effected, entered into or created, or has a commitment to effect, enter into or create, any securitization transaction, joint venture or any similar contract or transaction, including any contract relating to any transaction or relationship between or among Bridger or any of its subsidiaries, on the one hand, and any unconsolidated affiliate of Bridger or any of its subsidiaries, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K) or any similar arrangements. None of Bridger or any of its subsidiaries has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the balance sheet of Bridger for the quarterly period ended June 30, 2023 and filed on Form 10-Q (the “Bridger Balance Sheet”); (ii) liabilities incurred in the ordinary course of business since the date of the Bridger Balance Sheet; (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have be material to the business of Bridger or materially impair, hinder or delay the transactions contemplated by this Agreement; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.
6.1.8No Other Representations. Except as set forth in this Section 6.1, Bridger acknowledges and agrees that none of Owner, any of their affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of Owner, any representations or warranties of any kind or nature, express or implied, at law or in equity, in connection with the Transactions, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of Owner, or any of its affiliates, and Bridger hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Owner, any of its affiliates or any other Person and notwithstanding the delivery or disclosure to Bridger or any of its affiliates, representatives or any other person of any documentation or other information by Owner, any of its affiliates or representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any Transaction Document.
6.2Representations of Owner.
6.2.1Organization. Owner is a designated activity company limited by shares duly incorporated and existing under the Laws of Ireland.
6.2.2Authorization. The execution, delivery of and performance by Owner of each Transaction Document to which it is or will be a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Owner, and no other action or vote of equity holders of Owner is required in connection therewith. Owner has the necessary power, authority and capacity to execute this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions, and this Agreement and each such Transaction Document is, or will be when delivered by Bridger, enforceable in accordance with their respective terms subject only to applicable Enforceability Exceptions.

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6.2.3No Other Representations. Except as set forth in this Section 6.2, Bridger acknowledges and agrees that none of Owner, any of their affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of Owner, any representations or warranties of any kind or nature, express or implied, at law or in equity, in connection with the Transactions, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of Owner, or any of its affiliates, and Bridger hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Owner, any of its affiliates or any other Person and notwithstanding the delivery or disclosure to Bridger or any of its affiliates, representatives or any other person of any documentation or other information by Owner, any of its affiliates or representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any Transaction Document.
Section 7
Termination of Agreement
7.1Termination.
7.1.1This Agreement may be terminated at any time following the Amendment Date as follows:
(a)automatically, as of the date that none of Owner or any of its affiliates owns any of the Aircraft and all amounts due and owing by Bridger or Albacete to Owner hereunder and under the Operating Leases have been paid in full;
(b)by the mutual written consent of Owner and Bridger;
(c)by Owner, in the event any repudiation or material breach or failure to perform of any representation, warranty, covenant or agreement of Bridger or Albacete in this Agreement, which breach is incapable of being cured or has not been cured within ten (10) days after delivery of written notice thereof from Owner (provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall only be available to Owner if Owner is not then in material breach of its respective representations, warranties, covenants or agreements contained in this Agreement);
(d)by Bridger, in the event of any repudiation or any material breach or failure to perform of any representation, warranty, covenant or agreement of Owner in this Agreement, which breach is incapable of being cured or has not been cured within ten (10) days after delivery of written notice thereof from Bridger (provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall only be available to Bridger if Bridger and Albacete are not then in material breach of their respective representations, warranties, covenants or agreements contained in this Agreement);
(e)by Owner, at any time prior to the date that is three (3) years following the Effective Date upon ninety (90) days’ written notice to Bridger;

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(f)by Owner, upon delivery of written notice to Bridger in the event of (i) any material breach by Bridger or Albacete of any of its representations, warranties, covenants or other agreements set forth in any Operating Lease or (ii) any Event of Default (or similar term) under any Operating Lease;
(g)by Owner, upon delivery of written notice to Bridger in the event of any Event of Default (or similar term), whether or not waived, or acceleration of any material indebtedness of Bridger or any of its subsidiaries, including under the Loan Agreement or the Indenture;
(h)by Owner, upon delivery of written notice to Bridger in the event of (i) the direct or indirect sale, lease, exclusive license or transfer of all or substantially all of the assets of Bridger and its subsidiaries (on a consolidated basis) or (ii) any transaction or series of transactions (whether by merger, consolidation, equity purchase or otherwise) resulting in the sale or transfer, directly or indirectly, of 50% or more of the equity interests of Bridger or Bridger Aerospace Group Holdings, LLC; or
(i)by Owner, upon delivery of written notice to Bridger in the event that Bridger or any of its subsidiaries shall have: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy; (iii) suffered the filing of an involuntary petition by its creditors; (iv) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (v) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (vi) admitted in writing its inability to pay its debts as they come due or (vii) made an offer of settlement, extension or composition to its creditors generally.
7.2Effect of Termination. In the event of a termination of this Agreement by either Party, this Agreement shall thereupon become null and void and of no further force and effect, and each Party shall be relieved of its duties and obligations arising under this Agreement after such termination and such termination will be without liability to any Party; provided that (a) each of the provisions of this Section 7.2, Section 7.3 and Section 8 and, in each case, the definitions used therein or related thereto shall survive such termination and remain in full force and effect; (b) Owner shall remain obligated to pay all amounts due to Bridger under this Agreement and unpaid as of the date of such termination, including, without limitation, all due and unpaid Retrofitting Costs; (c) Bridger and Albacete shall remain obligated to pay all amounts due to Owner under this Agreement and the Operating Leases and unpaid as of the date of such termination; and (d) nothing in this Agreement will relieve any Party from its obligations under the Operating Leases or any liability for fraud or any willful and material breach by such Party of the terms and provisions of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.
7.3Termination Fee. In the event that this Agreement is terminated by Owner pursuant to 7.1.1(c), 7.1.1(f), 7.1.1(g), or 7.1.1(i), then in each case, Bridger shall pay or cause to be paid, by wire transfer of immediately available funds, an amount in cash equal to $15 million, which amount shall be paid by wire transfer of immediately available funds within five (5) Business Days of the date of such termination. The Parties acknowledge and agree that any amounts payable by Bridger pursuant to Section 3.4.4 or this Section 7.3 are liquidated damages and not a penalty, and that damages of Owner resulting from failure of the transactions contemplated by this Agreement to be consummated are

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uncertain and incapable of accurate calculation and that the amounts payable by Bridger pursuant to Section 3.4.4 or Section 7.3 are reasonable forecasts of the actual damages that compensate Owner for its efforts and resources expended and the opportunities foregone in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, and for the loss suffered by reason of the transactions contemplated hereby.
Section 8
Miscellaneous Provisions
8.1Specific Performance; Enforcement of Costs. Each of the Parties acknowledges and agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by the other Party and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach or threatened breach of this Agreement but shall be in addition to all other remedies available at law or equity to such Party. The Parties hereto agree that in the event either Party finds it necessary to employ an attorney to prosecute or defend legal proceedings in court because of an alleged default by the other Party in performance of the terms of this Agreement, the Party who prevails in such court proceedings shall, in addition to all other relief which may be granted, be entitled to a monetary award for all costs and expenses incurred by the prevailing Party, including its reasonable attorneys’ fees, to be Party by the party against whom the issues are decided and such judgment is entered.
8.2Notices. All notices, demands or other communications to be delivered or given hereunder shall be in writing and shall be deemed to be duly given if delivered or sent by certified or registered mail, return receipt requested, or by email transmission (subject to confirmation of delivery), as follows:
To Bridger:        Bridger Aerospace Group Holdings, Inc.
        90 Aviation Lane
        Belgrade, MT 59714
        Attention: James Muchmore
        Email: james@bridgeraerospace.com

With a copy, which shall not constitute notice, to:

        Brownstein Hyatt Farber Schreck, LLP
        675 15th Street, Ste. 2900
        Denver, CO 80202
        Attention: Marc Diamant
        Email: diamant@bhfs.com

        To Owner:
MAB Funding Designated Activity Company

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32 Molesworth Street
Dublin 2
Ireland
Attention: The Directors
Email: mfdublin@maples.com

and

c/o Marathon Asset Management, L.P.
One Bryant Park, 38th Floor
New York, NY 10036
Attention: Craig Thaler and Michael Alexander
Email: cthaler@marathonfund.com; malexander@marathonfund.com; legalteam@marathonfund.com

        and

c/o Avenue Sustainable Solutions Fund, L.P.
11 West 42nd Street, 9th
New York, NY 10036
Attention: Sean Coleman; Graham Feldman
Email: scoleman@avenuecapital.com; gfeldman@avenuecapital.com

With copies, which shall not constitute notice, to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: David Form, Bart Biggers
Email: dform@sidley.com; bart.biggers@sidley.com

        and

                                Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Attention: Sung Pak
Email: spak@paulweiss.com

To Albacete:        Albacete Aero, S.L.U.
        Suero de Quiñones 34 – 36, 1P
        28002 Madrid, Spain

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        Attention: James Muchmore / Ignacio de Álvaro
Email: james@bridgeraerospace.com / i.dealvaro@bridgeraerospace.com

To BAE:        Bridger Aerospace Europe, S.L.U.
        Suero de Quiñones 34 – 36, 1P
        28002 Madrid, Spain

        and

c/o Marathon Asset Management, L.P.
One Bryant Park, 38th Floor
New York, NY 10036
Attention: Craig Thaler and Michael Alexander
Email: cthaler@marathonfund.com; malexander@marathonfund.com; legalteam@marathonfund.com

        and

c/o Avenue Sustainable Solutions Fund, L.P.
11 West 42nd Street, 9th
New York, NY 10036
Attention: Sean Coleman; Graham Feldman
Email: scoleman@avenuecapital.com; gfeldman@avenuecapital.com

With copies, which shall not constitute notice, to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: David Form, Bart Biggers
Email: dform@sidley.com; bart.biggers@sidley.com

        and

                                Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Attention: Sung Pak
Email: spak@paulweiss.com

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All notices shall be deemed received by a Party on the date when certified or registered mail is delivered or refused or on the date any email transmission is received (if received during the regular normal business hours of the recipient or otherwise on the next succeeding Business Day of the recipient). Either Party may change its notice information set forth in this Section 8.2 upon providing written notice of such change to the other Party.
8.3Entire Agreement; Amendments. This Agreement, together with the exhibits and schedules attached hereto and made a part hereof, contains the entire understanding between the Parties hereto in respect of the subject matter contained herein and may be amended only by a written instrument duly executed by the Parties hereto or their respective assignees.
8.4Assignment; Delegation. Except as expressly provided otherwise in this Agreement, neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that Owner may, without the consent of any other Party, assign this Agreement and/or transfer its interest and title (legal and/or beneficial title) of any Aircraft to any of its affiliates, provided also that such assignment shall be at no cost or expense for Bridger or any of its affiliates and shall not increase any of Bridger’s or its affiliates’ liabilities as set out in this Agreement. No such assignment, delegation, or transfer shall relieve the assigning, delegating, or transferring party of any of its obligations hereunder. This Agreement will be binding on and inure to the benefit of the respective successors and permitted assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section 8.4 is void.
8.5Applicable Law; WAIVER OF JURY TRIAL; Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO ATRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. In connection with any dispute arising out of or relating to this Agreement, the negotiation, execution, delivery, performance or validity of this Agreement, or the transactions contemplated hereby, each of the Parties irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of competent jurisdiction located in the State of New York; (ii) agrees not to commence any litigation relating thereto (whether based on contract, tort or any other theory) except in the court identified in accordance with clause (i) hereof and waives any objection to the laying of venue of any such litigation in such court; and (iii) agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum.
8.6Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO REPRESENTATIONS, WARRANTIES, PROMISES, GUARANTEES OR AGREEMENTS HAVE BEEN MADE BY EITHER PARTY WITH RESPECT TO THIS AGREEMENT OR THE AIRCRAFT, ORAL OR WRITTEN, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, AND IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE.

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8.7Remedies Cumulative. The rights and remedies of the Parties with respect to any of the terms and conditions of this Agreement shall be cumulative and not exclusive, and shall be in addition to all other rights and remedies in favor of either Party. Neither Party shall, by act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing. A waiver on any one occasion shall not be construed as a waiver on any other occasion.
8.8Prior Representations. Except as specifically set forth herein, neither Party hereto shall be deemed at any time to have made any representation, promise or covenant, verbally or in writing in respect of the subject matter of this Agreement.
8.9Invalidity. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
8.10Headings. The headings of the sections contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.
8.11Counterparts. This Agreement may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all parties may not have executed the same counterpart of this Agreement. Each Party may transmit its/his/her signature by facsimile or other electronic means, and such faxed or other electronic signature shall have the same force and effect as an original signature.
8.12No Recourse. This Agreement and any Transaction Document may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to (i) this Agreement or any Transaction Document or any other agreement referenced herein or therein, (ii) the negotiation, execution or performance of this Agreement or any Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any Transaction Documents or such other agreement), (iii) the consummation of, or any failure to consummate, the Transaction contemplated by this Agreement or any Transaction Document or any other agreement referenced herein or therein to be consummated and (iv) any breach or violation (whether or not intentional) of this Agreement, any Transaction Document or any other agreement referenced herein or therein, in each case, may only be made against (and are liabilities solely of) the entities that are expressly identified as parties hereto or thereto, as the case may be (in each case, solely in their capacity as such, “Contracting Parties”), and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner (including limited partner or general partner), unit holder, equity holder, shareholder, stockholder, lender, agent, attorney or representative of any party or any of its affiliates (each a “Nonparty Affiliate”) has or shall have any liability for any obligations or liabilities of the Contracting Parties or for any claim (whether in tort, contract, in law, in equity or otherwise or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) based on, in respect of, or by reason of, any of the items set forth in clauses (i) through (iv) above or in respect of any representations made or alleged to be made in connection herewith (and, to the maximum extent

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permitted by applicable law, each Contracting Party hereby waives and releases all such claims, causes of action and liabilities against any such Nonparty Affiliates), in each case, except for claims that a Party may assert solely in accordance with, and pursuant to the terms and conditions of, and against the persons that are party to, this Agreement or any Transaction Document, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned (other than the Contracting Parties), as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv); provided, however, that in the event that a Contracting Party (x) consolidates with or merges with any other entity or person and is not continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any entity or person, then, in each case, the applicable party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or person as if such entity or person were the Contracting Party. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 8.12.
[Signature Page Follows]

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    IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the day and year first above written.

    BRIDGER:

    Bridger Aerospace Group Holdings, Inc.

    By: /s/ James Muchmore
    Name: James Muchmore
    Title: Chief Legal Officer and Executive Vice President

        OWNER:

MAB Funding Designated Activity
Company

    By: /s/ John Paul Maguire
    Name: John Paul Maguire
    Title: Director

ALBACETE

Albacete Aero, S.L.U.

    By: /s/ Ignacio de Alvaro
    Name: Ignacio de Alvaro
    Title: Director

BAE

Bridger Aerospace Europe, S.L.U.

    By: /s/ Craig H. Thaler
    Name: Craig H. Thaler
    Title: Director

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Exhibit 31.1
CERTIFICATION
I, Timothy Sheehy, certify that:
1.I have reviewed this Quarterly Report on Form 10-Q of Bridger Aerospace Group Holdings, Inc.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:
a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b)(Paragraph omitted pursuant to SEC Release Nos. 33-8238/34-47986 and 33-8392/34-49313);
c)Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: May 14, 2024

	By:	/s/ Timothy Sheehy
		Name:	Timothy Sheehy
		Title:	Chief Executive Officer
90

Exhibit 31.2
CERTIFICATION
I, Eric Gerratt, certify that:
1.I have reviewed this Quarterly Report on Form 10-Q of Bridger Aerospace Group Holdings, Inc.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:
a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b)(Paragraph omitted pursuant to SEC Release Nos. 33-8238/34-47986 and 33-8392/34-49313);
c)Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: May 14, 2024

	By:	/s/ Eric Gerratt
	Name:	Eric Gerratt
	Title:	Chief Financial Officer
91

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of Bridger Aerospace Group Holdings, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2024, as filed with the United States Securities and Exchange Commission on the date hereof, (the “Report”), the undersigned officers of the Company hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of his knowledge:
1.The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

Dated: May 14, 2024

	By:	/s/ Timothy Sheehy
		Name:	Timothy Sheehy
		Title:	Chief Executive Officer

Dated: May 14, 2024

	By:	/s/ Eric Gerratt
		Name:	Eric Gerratt
		Title:	Chief Financial Officer
92